As filed with the Securities and Exchange Commission on October 28, 2022.

Registration No. 333-267380

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Trio Petroleum Corp.

(Exact name of registrant as specified in its charter)

Delaware	1311	87-1968201
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4115 Blackhawk Plaza Circle, Suite 100

Danville, CA 94506

Telephone: (661) 324-1122

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Frank C. Ingriselli

Chief Executive Officer

Trio Petroleum Corp.

5401 Business Park, Suite 115

Bakersfield, CA 93309

Telephone: (925) 553-4355

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Robert Cohen, Esq. Richard Bass, Esq. McDermott Will & Emery LLP One Vanderbilt Avenue New York, 10017 Telephone: (212) 547-5885	Laura Anthony, Esq. Craig D. Linder, Esq. Anthony L.G., PLLC 625 N. Flagler Drive, Suite 600 West Palm Beach, Florida 33401 Telephone: (561) 514-0936

Approximate date of commencement of proposed sale to the public:

As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by checkmark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED OCTOBER 28, 2022

Shares

Trio Petroleum Corp.

Common Stock

We are offering             shares of our common stock (“Common Stock”). This is our initial public offering. Prior to the offering, there has been no public market for our Common Stock. We expect the initial public offering price to be between $             and $              per share.

We intend to apply to list our Common Stock on the NYSE American (“NYSE American”) under the symbol “TPET.” We believe that upon the completion of the offering contemplated by this prospectus, we will meet the standards for listing on the NYSE American. We cannot guarantee that we will be successful in listing our Common Stock on the NYSE American; however, we will not complete this offering unless we are so listed.

We are also seeking to register the issuance of warrants to purchase              shares of Common Stock (the “Representative’s Warrants”) to the underwriters as well as the              shares of Common Stock issuable upon exercise by the underwriters of the Representative’s Warrants at an exercise price of $             per share (110% of public offering price).

We are an “emerging growth company” under the federal securities laws and, as such, we have elected to comply with certain reduced public company reporting requirements for this prospectus and future filings. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Smaller Reporting Company.”

Investing in our Common Stock involves a high degree of risk. Before buying any shares, you should carefully read the discussion of the material risks of investing in our Common Stock under the heading “Risk Factors” beginning on page 12 of this prospectus.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” beginning on page 76 of this prospectus for additional information regarding the compensation payable to the underwriters.

We have granted a 45-day option to the underwriters to purchase up to             additional shares of Common Stock from us solely to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             , and the total proceeds to us, before expenses, will be $             .

Delivery of the shares of Common Stock is expected to be made on or about             , 2022.

Spartan Capital Securities, LLC

The date of this prospectus is             , 2022

Neither we nor the underwriters have authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery or any sale of shares of our Common Stock. Our business, financial condition, results of operations and prospects may have changed since that date.

For investors outside the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Common Stock and the distribution of this prospectus outside the United States.

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. See “Risk Factors” and “Special Note Regarding Forward-Looking Statements.”

Through and including          , 2022 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

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FINANCIAL STATEMENT PRESENTATION

The financial statements for the period of July 19, 2021 (inception) through October 31, 2021, and the nine months ended July 31, 2022, represent the operations of Trio Petroleum Corp. Trio Petroleum Corp. does not have subsidiaries.

ABOUT THIS PROSPECTUS

Except where the context otherwise requires or where otherwise indicated, the terms “Trio,” “we,” “us,” “our,” “our company,” “Company” and “our business” refer to Trio Petroleum Corp.

PROSPECTUS SUMMARY

This summary highlights, and is qualified in its entirety by, the more detailed information and financial statements included elsewhere in this prospectus. This summary does not contain all of the information that may be important to you in making your investment decision. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 12 and our financial statements and the related notes included elsewhere in this prospectus, before making an investment decision.

Business Overview

We are an oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County, California. The Company was incorporated on July 19, 2021, under the laws of Delaware to acquire, fund and develop oil exploration and production assets in California. We have no revenue-generating operations as of the date of this prospectus. The Company was formed to acquire Trio Petroleum LLC’s (“Trio LLC”) approximate 82.5% working interest (“WI”) in the large, approximately 8,600-acre South Salinas Project (the “South Salinas Project”), and subsequently partner with certain members of Trio LLC’s management team to develop and operate those assets.

For the period from July 19, 2021 (inception) through October 31, 2021, we generated no revenues, reported a net loss of $102,064, and cash flow used in operating activities of $258,923. For the nine months ended July 31, 2022, we generated no revenues, reported a net loss of $3,085,357 and cash flows used in operating activities of $425,053. As of July 31, 2022, we had an accumulated deficit of $3,187,421. There is substantial doubt regarding our ability to continue as a going concern as a result of our accumulated deficit and no source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and financings. See “Risk Factors— Risks Relating to Our Business— We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the period from July 19, 2021 (inception) through October 31, 2021.”

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Market Opportunity

We believe that we can establish a profitable niche in oil and gas production due to the unique characteristics of the South Salinas Project and the robustness of California’s energy market. As of 2021, by production volume, California ranks as the country’s 6th oil producing state and its 8th overall oil and gas producing state. In addition, it is the country’s second largest energy consumer and the country’s largest consumer of gasoline and jet fuel. However, in spite of the richness of California’s oil/gas resources, it imports approximately 70% of the oil it needs, with foreign sources supplying almost 60%, up from 15% just twenty years ago.

The South Salinas Project offers an opportunity to profitably help supply California’s demanding oil and gas needs in a carefully-regulated, environmentally-responsible project that will have minimal surface-footprint, while supporting the country’s goal of energy independence, the local and state economies with tax revenue and jobs, the protection of marine environments by reducing the need for oil-tanker traffic along the state’s Pacific Ocean coastline, and helping to reduce the negative Environmental-Social-Governance costs and burdens that are associated with imported foreign oil and gas. The P2 Probable (P50) Reserves in the South Salinas Project, net to Trio Corp, are an estimated 39 million barrels of oil plus 40 billion cubic feet of gas, or 45.7 million oil-equivalent barrels, whereas the Incremental Possible (P3) Reserves in the South Salinas Project, net to Trio Corp, are an estimated 92 million barrels of oil plus 148.8 billion cubic feet of gas, or 117.2 million oil-equivalent barrels (see below Part “E” of the Table, Estimated Reserves and Cash Flow).

Business Strategies

Our primary objective is to develop our existing leasehold at the South Salinas Project and potentially to acquire and develop other opportunities for oil and gas production in California. Our focus is principally in California, but we may also consider appropriately priced out-of-state oil and gas opportunities in the future.

Our immediate plans include drilling the HV-1 confirmation well at the Presidents Oilfield that is a large geologic structure, and a potential large oil and gas field, where Trio LLC drilled the HV-3A discovery well in 2018. In the fourth quarter of 2021, Trio has constructed the HV-1 drill pad, constructed a new access road to the drill site, and upgraded a preexisting access road to the drill site. The planned bottom-hole location of the HV-1 confirmation well is near the major Rinconada Fault and other faults and, therefore, could find Monterey Formation oil and gas reservoirs with abundant fractures that may enhance reservoir characteristics and oil and gas productivity. A successful outcome at the HV-1 well may confirm existence of a profitable, new, large oil and gas field. Trio anticipates that it will start drilling the HV-1 well in late fourth quarter of 2022, following this offering.

In addition to the aforementioned HV-1 well, Trio has permits from Monterey County for two other wells (i.e., the HV-2 and HV-4 wells) and, given adequate funding, expects to be drilling those two wells in the fourth quarter of 2022 and/or first quarter of 2023. In such case, the South Salinas Project may have three producing wells in 2023, which may largely confirm favorable project economics and underpin an aggressive permitting and subsequently an aggressive drilling and development program.

The primary goal of our collective efforts is to grow Trio Corp into a publicly-traded, highly profitable, independent oil and gas company.

Trio LLC’s Management Team as Experienced California Operator

Trio LLC is a licensed Operator in California and will operate the South Salinas Project on behalf of Trio Petroleum Corp and of the other WI partners. Trio LLC has significant prior experience in oil and gas operations, exploration and production in California and an experienced management-team: some of the team members are and/or will be senior executives of our company. With adequate funding, the Company intends to employ this team-model strategy to help attract and retain experienced oil industry personnel to identify, acquire and efficiently exploit oil and gas opportunities in California.

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Our Growth Strategy

Trio plans to build and grow a substantial independent oil and gas company by developing and producing the South Salinas Project, and potentially by acquiring and developing other oil and gas opportunities. The reserves at the South Salinas Project alone may be sufficient to grow Trio Corp into a substantial and highly profitable, independent oil and gas company.

Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Some of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Over 240,000 oil/gas wells have been drilled in California, 41,000 of which are currently active, run by 258 operators. Our efforts to acquire additional oil/gas properties in California and elsewhere may be met with competition from the aforementioned competitors. At the South Salinas Project itself, which currently is our primary asset, we anticipate competition only to the extent that the project lies outside of our current oil/gas mineral leasehold.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability.

Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices; however, Congress could reenact price controls in the future. Our sales of crude oil are affected by the availability, terms, and cost of transportation.

Trio anticipates that oil produced from the South Salinas Project will initially be trucked to market, and that it may be trucked to market over the long-term. Similarly, most if not all of the oil produced from the nearby San Ardo Oilfield (approximately cumulative 500 million barrels of produced oil), which has been in operations for about 70 years, is trucked to market. Nevertheless, there are two idle oil pipelines at the South Salinas Project that Trio Corp may at some time in the future, but not initially, be able to utilize to move oil to market.

The transportation of oil in common carrier pipelines is also subject to rate regulation. The Federal Energy Regulatory Commission (“FERC”) regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors. Further, interstate, and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Trio anticipates that gas produced from the South Salinas Project will be used both initially and over the long-term to help run facilities on-site, that gas initially will also be flared, and that in the near-term and over the long-term it may be desirable to move gas to market by pipeline. There is an idle gas pipeline at the South Salinas Project that Trio Corp may at some time in the future, but not initially, be able to utilize to move gas to market.

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Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry. We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

South Salinas Project Oil Rights

We have an approximate 82.5% working interest (with the opportunity to acquire a portion of the remaining 17.5% interest) in the South Salinas Project, and a mineral-leasehold of approximately 8,600 mineral acres in one contiguous land package. There are six existing wells in the South Salinas Project, and permits are approved by Monterey County for an additional three wells at the project.

Energy Production in California

The State of California is located in the Western United States alongside the Pacific Ocean and has long been an important petroleum producing province. California is one of the richest petroleum systems in the world. Major oil and gas-producing geologic basins in the state include the San Joaquin Basin, Sacramento Basin, Los Angeles Basin, Ventura Basin, and the Salinas Basin that is the site of the South Salinas Project. As of 2021, by production volume, California ranks as the country’s 6th oil producing state and its 8th overall oil and gas producing state. In addition, it is the country’s second largest energy consumer and the country’s largest consumer of gasoline and jet fuel. However, in spite of the richness of California’s oil and gas resources, it imports approximately 70% of the oil it needs, with foreign sources supplying almost 60%, up from 15% just twenty years ago.

Summary of Risk Factors

Investing in our Common Stock involves risks. In addition, our business and operations are subject to a number of risks, which you should be aware of prior to making a decision to invest in our Common Stock. These risks are discussed more-fully in the “Risk Factors” section of this prospectus immediately following this prospectus summary. Below is a summary of these risks.

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Risks Relating to Our Business

●	We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the period from July 19, 2021 (inception) through October 31, 2021.

●	We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business.

●	We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from Monterey County due to Measure Z.

●	Our business and operations have been adversely affected by, and are expected to continue to be adversely affected by the COVID-19 pandemic and may be adversely affected by other similar outbreaks.

●	Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage one or more drilling rigs and associated drilling personnel.

●	We are entering a highly capital-intensive industry, and any sales of produced oil and gas may be insufficient to fund, sustain, or expand revenue-generating operations.

●	We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

●	The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

●	We have been an exploration stage entity and our future performance is uncertain.

●	We are dependent on certain members of our management and technical team.

●	Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities.

●	The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget.

●	Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

●	A substantial or extended decline in global and/or local oil and/or natural gas prices may adversely affect our business, financial condition and results of operations.

●	Unless we replace our oil reserves, our reserves and production will decline over time. Our business is dependent on our successful development of the South Salinas Project and/or on continued successful identification of other productive fields and prospects, whereas the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

●	Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

●	We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

●	We are subject to drilling and other operational environmental hazards.

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●	The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

●	Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

●	We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

●	We expect continued and increasing attention to climate change issues and associated regulations to constrain and impede the oil/gas industry.

●	We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

●	The ongoing conflict in Ukraine could negatively affect the price of oil.

●	We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

●	If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.

●	The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

●	We are subject to the examination of our tax returns and other tax matters by the U.S. Internal Revenue Service, states in which we conduct business, and other tax authorities. If our effective tax rates were to increase, or if the ultimate determination of our taxes owed is for an amount in excess of amounts previously accrued, our financial condition, operating results and cash flows could be materially adversely affected.

●	The certificate of incorporation and the amended and restated bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Risks Relating to This Offering

●	Once our common stock is listed on the NYSE American, there can be no assurance that an active and liquid trading market for our common stock will develop or that we will be able to comply with the NYSE American continued listing standards.

●	Our share price may be volatile, and purchasers of our common shares could incur substantial losses.

●	A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our common shares to drop significantly, even if our business is doing well.

●	The concentration of our share capital ownership among our largest shareholders, and their affiliates, will limit your ability to influence corporate matters.

●	Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

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●	Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

●	For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

●	If you purchase our common shares in this offering, you will suffer immediate and substantial dilution of your investment.

●	We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

●	We do not intend to pay dividends on our common shares and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As an “emerging growth company” we may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:

●	the option to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”);

●	not being required to comply with any requirements that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements; and

●	exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

We may take advantage of these provisions until the last day of our fiscal year following the fifth anniversary of the completion of this offering. However, if any of the following events occur prior to the end of such five-year period, (i) our annual gross revenue exceeds $1.07 billion, (ii) we issue more than $1.0 billion of non-convertible debt in any three-year period, or (iii) we become a “large accelerated filer,” (as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), we will cease to be an emerging growth company prior to the end of such five-year period. We will be deemed to be a “large accelerated filer” at such time that we (a) have an aggregate worldwide market value of common equity securities held by non-affiliates of $700.0 million or more as of the last business day of our most recently completed second fiscal quarter, (b) have been required to file annual and quarterly reports under the Exchange Act for a period of at least 12 months and (c) have filed at least one annual report pursuant to the Exchange Act. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company,” which would allow us to take advantage of many of the same exemptions from disclosure requirements including reduced disclosure obligations regarding executive compensation in this prospectus and our periodic reports and proxy statements.

We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.

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In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to take advantage of this extended transition period.

Corporate Information

We were formed as a Delaware corporation in July 2021. Our principal executive office is located at 4115 Blackhawk Plaza Circle, Suite 100, Danville, CA 94506 and our operations office is located at 5401 Business Park, Suite 115 Bakersfield, CA 93309 and our telephone number is (661) 324-1122. Our website address is www.triopetro.com. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Listing on The NYSE American

We intend to apply to list of our Common Stock on the NYSE American. There is no assurance that our listing application will be approved by the NYSE American. The approval of our listing on the NYSE American is a condition of closing. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the Common Stock on the NYSE American, we will not complete the offering.

The Offering

Common Stock offered by us	shares.

Option to purchase additional shares	We have granted the underwriters an option to purchase up to additional shares of Common Stock to cover over-allotments, if any, at the applicable public offering price less the underwriting discounts and commissions shown on the cover page of this prospectus. The underwriters may exercise this option in full or in part at any time and from time to time until 45 days after the date of this prospectus.

Common Stock to be outstanding after this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full). (1)

Representative’s Warrants	The registration statement of which this prospectus is a part also registers for sale warrants (the “Representative’s Warrants”) to purchase shares of our common stock (5% of the shares of common stock sold in this offering) to the underwriters, as a portion of the underwriting compensation payable in connection with this offering. The Representative’s Warrants will be exercisable at any time, and from time to time, in whole or in part, during the four and a half year period commencing 180 days following the effective date of the registration statement of which this prospectus is a part at an exercise price of $ (110% of the public offering price of the common stock). Please see “Underwriting—Representative’s Warrants” for a description of these warrants.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $ million (or approximately $ million if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. For a more complete description of our intended use of the proceeds from this offering, see “Use of Proceeds.”

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Lock-up agreements	We and our executive officers, directors, and certain of our security holders have agreed with the underwriters not to sell, transfer or dispose of any shares or similar securities for 270 days after the date of this prospectus. For additional information regarding our arrangement with the underwriters, please see “Underwriting.”

Risk factors	You should read the section titled “Risk Factors” beginning on page 12 and the other information included in this prospectus for a discussion of factors you should consider carefully before deciding to invest in our Common Stock.

Dividend policy	We do not currently pay dividends and we do not anticipate declaring or paying any dividends for the foreseeable future.

Proposed Capital Market symbol on the NYSE American	We intend to apply to list of our Common Stock on the NYSE American. There is no assurance that our listing application will be approved by the NYSE American. The approval of our listing on the NYSE American is a condition of closing. If our application to the NYSE American is not approved or we otherwise determine that we will not be able to secure the listing of the Common Stock on the NYSE American, we will not complete the offering.

(1) The number of shares of our Common Stock to be outstanding after this offering is based on 15,872,800 shares of our Common Stock outstanding as of October 28, 2022, and excludes           shares of our Common Stock underlying the warrants to be issued to the underwriters and/or their affiliates in connection with this offering.

Unless otherwise indicated, this prospectus:

●	assumes no exercise by the underwriters of their option to purchase up to additional shares of Common Stock to cover over-allotments, if any; and

●	excludes shares of our Common Stock underlying the warrants to be issued to the underwriters and/or their affiliates in connection with this offering.

SUMMARY FINANCIAL DATA

The following tables set forth our summary financial data for the periods indicated. We have derived the statements of operations data for the period of July 19, 2021 (inception) to October 31, 2021, and the balance sheet data as of October 31, 2021, from our audited financial statements included elsewhere in this prospectus. The balance sheet and statement of operations data as of and for the nine months ended July 31, 2022 are derived from our unaudited financial statements.

We have prepared the unaudited financial statements on the same basis as the audited financial statements and have included all adjustments, consisting only of normal recurring adjustments that, in our opinion, are necessary to state fairly the financial information set forth in those statements. Our historical results are not necessarily indicative of the results that should be expected for any future period. You should read the following summary financial data together with the more detailed information contained in “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes included elsewhere in this prospectus.

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	For the Period From July 19, 2021 (Inception) Through October 31, 2021	Nine Months Ended July 31, 2022 (Unaudited) (1)
Operating Expenses:
Exploration expense	$38,763	$28,669
General and administrative	17,313	269,976
Legal Fees	7,514	415,589
Accretion expense	359	2,084
Loss from Operations	(63,949)	(716,318)
Interest expense	-	1,046,106
Penalty fees	-	1,322,933
Other expenses	38,115	2,369,039
Net Loss	$(102,064)	$(3,085,357)
Weighted Average Shares Outstanding	5,065,994	14,375,071
Net Loss per Share – Basic and Diluted	$(0.02)	$(0.21)

(1) All activity for the period July 19, 2021 (Inception) through July 31, 2021 relates to formation costs for the Company; comparative periods are not presented from Inception through July 31, 2021 as the activity during that period is not material.

	As of October 31, 2021	As of July 31, 2022 (Unaudited)
	Actual	Actual
Balance Sheet Data:
Cash	$78,877	$41,524
Working capital (1)	$(3,580,750)	$(5,272,191)
Total assets	$7,774,049	$8,836,872
Total liabilities	$3,723,539	$5,404,915
Accumulated deficit	$(102,064)	$(3,187,421)
Total equity	$4,050,510	$3,431,957

(1) We define working capital as current assets less deferred offering costs and less current liabilities.

RISK FACTORS

You should carefully consider the risks and uncertainties described below and the other information in this prospectus, including our financial statements and related notes appearing elsewhere in this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our Common Stock. Our business, financial condition, results of operations or prospects could be materially and adversely affected if any of these risks occurs, and as a result, the market price of our Common Stock could decline and you could lose all or part of your investment. This prospectus also contains forward-looking statements that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including those set forth below. For a summary of these risk factors, please see “Summary of Risk Factors” in the section titled “Prospectus Summary” beginning on page 3 of this prospectus.

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Risks Relating to Our Business

We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the period from July 19, 2021 (inception) through October 31, 2021.

During period from July 19, 2021 (inception) through October 31, 2021, we generated no revenues, reported a net loss of $102,064, and cash flow used in operating activities of $258,923. For the nine months ended July 31, 2022, we generated no revenues, reported a net loss of $3,085,357 and cash flows used in operating activities of $425,053. As of July 31, 2022, we had an accumulated deficit of $3,187,421. Our management has concluded that our accumulated deficit and no source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and other financings raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the period from July 19, 2021 through October 31, 2021.

Our financial statements do not include any adjustments that might result from the outcome of this uncertainty. These adjustments would likely include substantial impairment of the carrying amount of our assets and potential contingent liabilities that may arise if we are unable to fulfill various operational commitments. In addition, the value of our securities, including common stock issued in this offering, would be greatly impaired. Our ability to continue as a going concern is dependent upon generating sufficient cash flow from operations and obtaining additional capital and financing, including funds to be raised in this offering. If our ability to generate cash flow from operations is delayed or reduced and we are unable to raise additional funding from other sources, we may be unable to continue in business even if this offering is successful. For further discussion about our ability to continue as a going concern and our plan for future liquidity, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Ability to Continue as a Going Concern.”

We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from federal, state, county and/or local agencies, which may materially affect our business.

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability.

Various permits for exploratory drilling and production-testing are in-hand for the South Salinas Project, whereas permits for long-term production, conditional use permits, water disposal and other matters have not yet been obtained. There are challenges and uncertainties in obtaining permits, which may result in delays and/or obstacles to developing our oil/gas assets. California and Colorado are two States that are considered to have challenging regulatory environments and Monterey County in California also has this reputation. We may experience delays and/or obstacles to exploiting our assets, and also may be required to make large expenditures to comply with governmental laws and regulations and to obtain permits.

The Company currently has permits from Monterey County to drill the HV-1, HV-2 and HV-4 wells and to test each well by producing it for its own 18 month period with the Company selling the produced oil and/or gas, to dispose of produced water from these wells by trucking it offsite to a licensed water-disposal facility and, if necessary, to flare on-site any natural gas that is not used on-site in field operations. The Company is currently seeking a permit from CalGEM and State Water Boards to dispose of produced water at the Project.

The Company expects to seek from regulatory agencies any and all additional permits as may be necessary, which may include but not be limited to conditional use permits, drilling permits, permits for full-field development, permits for long-term production, permits for additional water disposal wells, permits for transport of oil and gas via pipelines, and such similar permits as are customarily required in oil and gas exploration and development projects. Delays and/or obstacles in obtaining necessary permits may materially affect our business, for example:

●	it will not be possible to produce the HV-1, HV-2 and HV-4 wells after their individual eighteen-month production-test periods without additional permits;
●	project economics will be less favorable if all necessary permits for on-site water disposal are not approved;
●	it will not be possible to drill new wells other than the HV-1, HV-2 and HV-4 wells without new permits;
●	it will not be possible to utilize five of the existing Project wells (i.e., the BM 2-2, BM 1-2-RD1, HV 2-6, HV 3-6 and/or HV 1-35) without new permits, including conditional use permits from Monterey County, and other customary permits from local and State agencies;
●	it will not be possible to initiate full-field development without new permits; and
●	it will not be possible to establish long-term production without new permits.

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We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from Monterey County due to Measure Z.

“Measure Z” is a ballot measure that was passed in 2016 by Monterey County voters for the purpose of giving the County increased regulatory authority on oil/gas operations in the County. Measure Z may be understood to give the County authority to prohibit hydraulic-fracing, authority to deny permits for new wells including oil/gas, water-disposal and/or steam-injection wells, authority to phase-out existing oil/gas operations, and authority on other similar matters. Measure Z was struck down by the Superior Court of California in 2018 and struck down by the California Appellate Court in 2020. The Measure is currently in process of being heard by California’s Supreme Court. Briefs by the intervenor and opposition were filed in the summer and early fall of 2022, and now the California Supreme Court is currently in the process of scheduling oral arguments for the measure. It may take a year or longer for oral argument to occur and, given adequate funding, the Company expects prior to that time to drill and complete, and establish oil/gas production from, the HV-1, HV-2 and HV-4 wells. Measure Z, if upheld by the Supreme Court, contrary to both the California Superior and Appellate courts, may materially affect our business if, for example, the County denies permits for our anticipated oil/gas operations such as long-term development and production, new oil/gas wells, a new water-disposal project, etc. On the other hand, it is understood that Measure Z directed the County to refrain from applying policies that would interfere with vested or constitutional rights, and it also directed the County to grant exemptions if necessary to avoid unconstitutional takings of private property. Thus, if Measure Z is upheld by the Supreme Court it may or may not materially affect our business.

Approval of Measure Z by California’s Supreme Court could materially affect our operational plans and our business if, for example, Monterey County decided, based on Measure Z, to:

●	deny permits that would enable production from the HV-1, HV-2 and/or HV-4 wells after their individual eighteen-month production-test periods, in which case the wells might be temporarily shut-in or perhaps need to be plugged and abandoned;
●	deny permits for on-site water disposal, which would make project economics less favorable because the Company might need to employ higher-cost water-disposal methods such as, for example, trucking water off-site for disposal, moving water off-site by train for disposal, or building a desalination plant to treat the produced water;
●	deny permits for new wells other than the HV-1, HV-2 and HV-4 wells, which would delay and/or obstruct the Project by disallowing new wells;
●	deny conditional use permits that are needed to utilize five of the existing Project wells (i.e., the BM 2-2, BM 1-2-RD1, HV 2-6, HV 3-6 and/or HV 1-35), in which case the wells might be temporarily shut-in or perhaps need to be plugged and abandoned;
●	deny permits that are needed to initiate full-field development, which would delay or obstruct full-field development; and
●	deny permits for long-term production, which would delay or obstruct long-term production.

Our business and operations have been adversely affected by, and are expected to continue to be adversely affected by the COVID-19 pandemic and may be adversely affected by other similar outbreaks.

As a result of the COVID-19 pandemic or other adverse public health developments, including voluntary and mandatory quarantines, travel restrictions, and other restrictions, our operations, have and are anticipated to continue to, experience delays or disruptions and temporary suspensions of operations. In addition, our financial condition and results of operations have been and are likely to continue to be adversely affected by the COVID-19 pandemic.

The timeline and potential magnitude of the COVID-19 outbreak are currently unknown. The continuation or amplification of this coronavirus could continue to more broadly affect the United States and global economy, including our business and operations, and the demand for oil and gas. For example, the outbreak of coronavirus has resulted in a widespread health crisis that will adversely affect the economies and financial markets of many countries, resulting in an economic downturn that will affect our operating results. Other contagious diseases in the human population could have similar adverse effects. In addition, the effects of COVID-19 and concerns regarding its global spread have recently negatively impacted the domestic and international demand for crude oil and natural gas, which has contributed to price volatility, impacted the price we receive for oil and natural gas, and has materially and adversely affected the demand for and marketability of production, and is anticipated to continue to adversely affect the same for the foreseeable future. As the potential impact from COVID-19 is difficult to predict, the extent to which it will negatively affect our operating results, or the duration of any potential business disruption is uncertain. The magnitude and duration of any impact will depend on future developments and new information that may emerge regarding the severity and duration of COVID-19 and the actions taken by authorities to contain it or treat its impact, all of which are beyond our control. These potential impacts might negatively affect our operations along with other factors, including potential further decreases in, or prolonged periods of decreased pricing in, oil and gas, and the possible continued decline in global demand for oil and gas.

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Due to our contractor model for drilling operations, we will be vulnerable to any inability to engage one or more drilling rigs and associated drilling personnel.

Our operation plan depends on using the services of drilling contractors such as Ensign Drilling that operate their own drilling rigs using their own personnel. Lack of rig availability would hinder our operations - for example if there is a drilling boom and rigs are reserved by other operators into the foreseeable future, or contrarily a general lack of rigs as may occur if the oil industry is in a slump and rigs are taken out of service.

We are entering a highly capital-intensive industry, and any sales of produced oil and gas may be insufficient to fund, sustain, or expand revenue-generating operations.

The oil/gas drilling exploration and production business are capital intensive due to the cost of experienced personnel; equipment and other assets required to drill, produce and store oil; regulatory compliance costs; potential liability exposures and financial impact; and risk of unpredictable volatility in oil market prices and predatory pricing by competitors. Drilling requires an upfront payment of operational costs with no guarantee that actual oil/gas production will cover such expenses. “Dry” holes and/or non-economic results at planned oil/gas wells could deplete available funding raised by the Company and render the Company insolvent. The actual amount and timing of our future capital expenditures may differ materially from our estimates as a result of, among other things, market oil prices, actual drilling results, the availability of drilling rigs and other services and equipment, and regulatory, technological, and competitive developments.

Future cash flow from our operations and access to capital are subject to a number of variables, including: (i) the market prices at which our produced oil and gas are sold; (ii) our oil and/or gas reserves; (iii) our ability to acquire, locate and produce new oil/gas reserves; (iv) the levels of our operating expenses; (v) reduction and stabilization of the impact of COVID-19 pandemic’s ongoing disruption of and reduction in the U.S. and global demand for oil.

We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.

In this prospectus, we provide numerical and other measures of the characteristics, including with regard to size and quality, of our prospects. These measures may be incorrect, as the accuracy of these measures are functions of available data, geological, geophysical, petrophysical and engineering interpretation and judgment. To-date, approximately six wells have been drilled at our prospects, of which we consider two wells to be discovery wells. Any analogies drawn by us from other wells, discoveries or producing fields may not prove to be accurate indicators of the success of developing reserves from our discoveries and prospects. Furthermore, we may have inaccurately evaluated the accuracy of the data from analog wells or prospects produced by other parties, which we may have used.

There are uncertainties in reserve forecasts and in associated estimates of future cash flows in the South Salinas Project due to uncertainties in various matters including, for example, in the following:

●	the areal extent of the oil and/or gas fields and/or prospects;
●	the gross and net thicknesses of the geologic zones that comprise the oil and/or gas reservoirs (note: “oil and gas reservoirs” are geologic zones that contain oil and/or gas);
●	the porosity, permeability and fluid saturations (i.e., oil, gas and/or water saturation) of the oil and/or gas reservoirs;
●	the oil, gas and/or water production rates that will be achieved initially and during extended reservoir performance;
●	the volumes of oil and/or gas that can be economically extracted from the oil and/or gas reservoirs;
●	the extent of natural fractures that will be encountered in the naturally-fractured Monterey Formation oil and gas reservoirs (e.g., the Monterey Yellow Zone and Monterey Blue Zone that are discussed hereunder and in the Reserve Report and Reserve Supplement Report);
●	pore volume compressibility and its impact on reservoir pressure and thus on reservoir performance; and
●	the oil- and gas-prices during the life of the Project.

It is possible that few or none of our wells to be drilled in the future will find accumulations of oil/gas in commercial quality or quantity. Any significant variance between actual results and our assumptions could materially affect the quantities of oil attributable to any particular prospect.

The drilling of wells is speculative, often involving significant costs that may be more than our estimates, and drilling may not result in any discoveries or additions to our future production or future reserves. Any material inaccuracies in drilling costs, estimates or underlying assumptions will materially affect our business.

Exploring for and developing oil involves a high degree of operational and financial risk, which precludes definitive statements as to the time required and costs involved in reaching certain objectives. The budgeted costs of planning, drilling, completing and operating wells are often exceeded and can increase significantly when drilling costs rise due to a tightening in the supply of various types of oilfield equipment and related services or unanticipated geologic and/or mechanical conditions. Before a well is spud, we may incur significant geological and geophysical (seismic) costs, which are incurred whether a well eventually produces commercial quantities of oil/gas, or is drilled at all. Drilling may be unsuccessful for many reasons, including geologic conditions, weather, cost overruns, equipment shortages and mechanical difficulties. Exploratory wells bear a much greater risk of loss than development wells. Furthermore, the successful drilling of a well does not necessarily result in the commercially viable development of a field. A variety of factors, including regulatory, geologic and/or market-related, can cause a field to become uneconomic or only marginally economic. All of our prospects will require significant additional exploration and development, regulatory approval and commitments of resources prior to commercial development. The successful drilling of a single well may not be indicative of the potential for the development of a commercially viable field. Furthermore, if our actual drilling and development costs are significantly more than our estimated costs, we may not be able to continue our business operations as proposed and may be forced to modify our development plans.

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We have been an exploration stage entity and our future performance is uncertain.

We have been an exploration stage entity and will continue to be so until we generate revenue. Exploration stage entities face substantial business risks and may suffer significant losses. We have generated substantial net losses and negative cash flows from operating activities since our inception and expect to continue to incur substantial net losses as we continue our exploration and appraisal program. We face challenges and uncertainties in financial planning as a result of the unavailability of historical data and uncertainties regarding the nature, scope and results of our future activities. As a new public company, we will need to develop additional business relationships, establish additional operating procedures, hire additional staff, and take other measures necessary to conduct our intended business activities. We may not be successful in implementing our business strategies or in completing the development of the facilities necessary to conduct our business as planned. In the event that one or more of our drilling programs is not completed, is delayed or terminated, our operating results will be adversely affected and our operations will differ materially from the activities described in this prospectus. There are uncertainties surrounding our future business operations that must be navigated if we transition from an exploration stage entity and commence generating revenues, some of which may cause a material adverse effect on our results of operations and financial condition.

We are dependent on certain members of our management and technical team.

Investors in our common shares must rely upon the ability, expertise, judgment and discretion of our management and the success of our technical team in identifying, discovering, evaluating and developing reserves. Our performance and success are dependent, in part, upon key members of our management and technical team, and their loss or departure could be detrimental to our future success. In making a decision to invest in our common shares, you must be willing to rely to a significant extent on our management’s discretion and judgment. A significant amount of the pre-offering interests in our Company held by members of our management and technical team will be vested at the time of this offering. While a new equity incentive plan will be in place following this offering, there can be no assurance that our management and technical team will remain in place. The loss of any of our management and technical team members could have a material adverse effect on our results of operations and financial condition, as well as on the market price of our common shares. See “Management.”

Seismic studies do not guarantee that oil or gas is present or, if present, will produce in economic quantities.

Oil exploration and production companies, like we are, rely on seismic studies to assist in assessing prospective drilling opportunities on oil and gas properties, as well as on properties that a company may acquire. Such seismic studies are merely an interpretive tool and do not necessarily guarantee that oil or gas is present or, if present, will produce in economic or profitable quantities.

The potential lack of availability of, or cost of, drilling rigs, equipment, supplies, personnel, and crude oil field services could adversely affect our ability to execute on a timely basis exploration and development plans within any budget.

We may encounter an increase in the cost of securing needed drilling rigs, equipment, and supplies. Larger producers may be more likely to secure access to such equipment by offering more lucrative terms. If we are unable to acquire access to such resources or can obtain access only at higher prices, its ability to convert oil reserves into cash flow could be delayed, and the cost of producing from those oil reserves could increase significantly, which would adversely affect results of operations and financial condition. Barrister’s current drilling operations are limited, and availability of essential drilling assets may not become a risk factor until such time as we increase drilling operations.

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Our business plan requires substantial additional capital, which we may be unable to raise on acceptable terms in the future, which may in turn limit our ability to develop our exploration, appraisal, development and production activities.

We expect our capital outlays and operating expenditures to be substantial over the next several years as we expand our operations. Obtaining and/or reprocessing and/or reinterpreting seismic data, as well as exploration, appraisal, development and production activities entail considerable costs, and we expect that we will need to raise substantial additional capital, through future private or public equity offerings, strategic alliances or debt financing.

Our future capital requirements will depend on many factors, including:

●	the scope, rate of progress and cost of our exploration, appraisal, development and production activities;

●	oil and natural gas prices;

●	our ability to produce oil or natural gas;

●	the terms and timing of any drilling and other production-related arrangements that we may enter into;

●	the cost and timing of governmental regulatory approvals of permits, and;

●	the effects of competition from other companies and/or third-parties operating in the oil and gas industry

While we believe our operations, upon the consummation of this offering, will be adequately funded through a significant initial phase of drilling and production, additional financing may not be available on favorable terms, or at all. Even if we succeed in selling additional securities to raise funds, at such time the ownership percentage of our existing shareholders would be diluted and new investors may demand rights, preferences or privileges senior to those of existing shareholders. If we raise additional capital through debt financing, the financing may involve covenants that restrict our business activities. If we choose to farm-out our interests, we may lose operating control or influence over such assets.

Assuming we are able to timely commence exploration, appraisal, development and/or production activities, and/or to maintain oil/gas production, and/or to maintain force majeure status, then our rights to our mineral leasehold should extend for certain periods of time and/or for life of production. If we are unable to meet our commitments we may be subject to significant potential forfeiture of all or part of the mineral leasehold. If we are not successful in raising additional capital, we may be unable to continue our future exploration and production activities or successfully exploit our assets, and we may lose the rights to develop said assets.

A substantial or extended decline in global and/or local oil and/or natural gas prices may adversely affect our business, financial condition and results of operations.

The prices that we will receive for our oil and natural gas will significantly affect our revenue, profitability, access to capital and future growth rate. Historically, the oil and natural gas markets have been volatile and will likely continue to be volatile in the future. The prices that we will receive for our future production and the levels of our future production depend on numerous factors. These factors include, but are not limited to, the following:

●	changes in supply and demand for oil and natural gas;

●	the actions of the Organization of the Petroleum Exporting Countries (“OPEC”);

●	speculation as to the future price of oil and natural gas and the speculative trading of oil and natural gas futures contracts;

●	global economic conditions;

●	political and economic conditions, including embargoes in oil-producing countries or affecting other oil-producing activities, particularly in the Middle East, Africa, Russia and South America;

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●	the continued threat of terrorism and the impact of military and other action, including U.S. military operations in the Middle East;
●	the level of global oil and natural gas exploration and production activity;
●	the level of global oil inventories and oil refining capacities;
●	weather conditions and natural disasters;
●	technological advances affecting energy consumption;
●	governmental regulations and taxation policies;
●	proximity and capacity of transportation facilities;
●	the price and availability of competitors’ supplies of oil and natural gas; and
●	the price and availability of alternative fuels.

Lower oil prices may not only decrease our revenues on a per share basis but also may reduce the amount of oil that we can produce economically. A substantial or extended decline in oil and natural gas prices may materially and adversely affect our future business, financial condition, results of operations, liquidity or ability to finance planned capital expenditures.

Unless we replace our oil reserves, our reserves and production will decline over time. Our business is dependent on our continued successful identification of productive fields and prospects and the identified locations in which we drill in the future may not yield oil or natural gas in commercial quantities.

Production from oil properties may decline as reserves are depleted, with the rate of decline depending on reservoir characteristics and other factors. Similarly, our current reserves will decline as the reserves are produced. Our future oil reserves and production, and therefore our cash flows and income, are highly dependent on our success in efficiently developing our current reserves and/or economically finding or acquiring additional recoverable reserves. While our team members have had success in identifying and developing commercially exploitable deposits and drilling locations in the past, we may be unable to replicate that success in the future. We may not identify any more commercially exploitable deposits or successfully drill, complete or produce more oil reserves, and the wells which we have drilled and currently plan to drill within our South Salinas Project area may not discover or produce any further oil or gas or may not discover or produce additional commercially viable quantities of oil or gas to enable us to continue to operate profitably. If we are unable to replace our future production, the value of our reserves will decrease, and our business, financial condition and results of operations will be materially adversely affected.

Our inability to access appropriate equipment and infrastructure in a timely manner may hinder our access to oil and natural gas markets or delay our future oil and natural gas production.

Our ability to market our future oil/gas production will depend substantially on the availability and capacity of processing facilities, tanker trucks, pipelines and other infrastructure. Our failure to obtain such facilities on acceptable terms could materially harm our business. We will rely on access to drilling rigs suitable for our projects. The availability of drilling rigs may be problematic or delayed, and we may not be able to gain timely access to suitable rigs. We may be required to shut-in oil/gas wells because of the absence of markets or because facilities are inadequate or nonexistent. If that were to occur, then we would be unable to realize revenue from those wells until arrangements were made to deliver the production to market, which could cause a material adverse effect on our financial condition and results of operations.

Additionally, the exploitation and sale of associated and non-associated natural gas and liquids will be subject to timely commercial processing and marketing of these products, which may depend on the contracting, financing, building and operating of infrastructure by third parties.

We are subject to numerous risks inherent to the exploration and production of oil and natural gas.

Oil and natural gas exploration and future production activities involve many risks that a combination of experience, knowledge and interpretation may not be able to overcome. Our future will depend on the success of our exploration and future production activities and on the development of infrastructure that will allow us to take advantage of our discoveries. As a result, our oil and natural gas exploration and future production activities are subject to numerous risks, including the risk that drilling will not result in commercially viable oil and natural gas production. Our decisions to purchase, explore or develop discoveries, prospects or licenses will depend in part on the evaluation of seismic data through geophysical and geological analyses, production data and engineering studies, the results of which are often inconclusive or subject to varying interpretations.

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Furthermore, the marketability of expected oil and natural gas production from any future discoveries and prospects will also be affected by numerous factors. These factors include, but are not limited to, market fluctuations of prices, proximity, capacity and availability of processing facilities, transportation vehicles and pipelines, equipment availability and government regulations (including, without limitation, regulations relating to prices, taxes, royalties, allowable production, domestic supply requirements, importing and exporting of oil and natural gas, environmental protection and climate change). The effect of these factors, individually or jointly, may result in us not receiving an adequate return on invested capital.

In the event that our currently undeveloped discoveries and prospects are developed and become operational, they may not produce oil and natural gas in commercial quantities or at the costs anticipated, and our projects may cease production, in part or entirely, in certain circumstances. Discoveries may become uneconomic as a result of an increase in operating costs to produce oil and natural gas. Our actual operating costs may differ materially from our current estimates. Moreover, it is possible that other developments, such as increasingly strict environmental, climate change, health and safety laws and regulations and enforcement policies thereunder and claims for damages to property or persons resulting from our operations, could result in substantial costs and liabilities, delays, an inability to complete the development of our discoveries or the abandonment of such discoveries, which could cause a material adverse effect on our financial condition and results of operations.

We are subject to drilling and other operational environmental hazards.

The oil and natural gas business involves a variety of operating risks, including, but not limited to:

●	fires, blowouts, spills, cratering and explosions;
●	mechanical and equipment problems, including unforeseen engineering complications;
●	uncontrolled flows or leaks of oil, well fluids, natural gas, brine, toxic gas or other pollution;
●	gas flaring operations;
●	formations with abnormal pressures;
●	pollution, other environmental risks, and geological problems; and
●	weather conditions and natural disasters.

The development schedule of oil and natural gas projects, including the availability and cost of drilling rigs, equipment, supplies, personnel and oilfield services, is subject to delays and cost overruns.

Historically, some oil and natural gas development projects have experienced delays and capital cost increases and overruns due to, among other factors, the unavailability or high cost of drilling rigs and other essential equipment, supplies, personnel and oilfield services. To the extent we locate commercially viable reserves through our exploration and development activities, the cost to develop our projects will not have been fixed and will remain dependent upon a number of factors, including the completion of detailed cost estimates and final engineering, contracting and procurement costs. Our construction and operation schedules may not proceed as planned and may experience delays or cost overruns. Any delays may increase the costs of the project, requiring additional capital, and such capital may not be available in a timely and cost-effective fashion.

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Participants in the oil and gas industry are subject to numerous laws that can affect the cost, manner or feasibility of doing business.

Exploration and production activities in the oil and gas industry are subject to local laws and regulations. We may be required to make large expenditures to comply with governmental laws and regulations, particularly in respect of the following matters:

●	permits for drilling, long-term production, water disposal, conditional use and other matters;
●	licenses for drilling operations;
●	tax increases, including retroactive claims;
●	unitization of oil accumulations;
●	local content requirements (including the mandatory use of local partners and vendors); and
●	environmental requirements and obligations, including remediation or investigation activities.

Under these and other laws and regulations, we could be liable for personal injuries, property damage and other types of damages. Failure to comply with these laws and regulations also may result in the suspension or termination of our operations and subject us to administrative, civil and criminal penalties. Moreover, these laws and regulations could change, or their interpretations could change, in ways that could substantially increase our costs. These risks may be higher in developing countries in which we may at some point in the future decide to conduct our operations, where there could be a lack of clarity or lack of consistency in the application of these laws and regulations. Any resulting liabilities, penalties, suspensions or terminations could have a material adverse effect on our financial condition and results of operations

We and our operations are subject to numerous environmental, health and safety regulations which may result in material liabilities and costs.

We and our operations are subject to various international, foreign, federal, state and local environmental, health and safety laws and regulations governing, among other things, the emission and discharge of pollutants into the ground, air or water, the generation, storage, handling, use and transportation of regulated materials and the health and safety of our employees. We are required to obtain environmental permits from governmental authorities for our operations, including drilling permits for our wells. We have not been or may not be at all times in complete compliance with these permits and the environmental laws and regulations to which we are subject, and there is a risk that these laws and regulations could change in the future or become more stringent. If we violate or fail to comply with these laws, regulations or permits, we could be fined or otherwise sanctioned by regulators, including through the revocation of our permits or the suspension or termination of our operations. If we fail to obtain permits in a timely manner or at all (due to opposition from community or environmental interest groups, governmental delays or any other reasons), or if we face additional requirements imposed as a result of changes in or enactment of laws or regulations, such failure to obtain permits or such changes in or enactment of laws could impede or affect our operations, which could have a material adverse effect on our results of operations and financial condition.

We, as an interest owner or as the designated operator of certain of our current and future discoveries and prospects, could be held liable for some or all environmental, health and safety costs and liabilities arising out of our actions and omissions as well as those of our block partners, third-party contractors or other operators. To the extent we do not address these costs and liabilities or if we do not otherwise satisfy our obligations, our operations could be suspended or terminated. We have contracted with and intend to continue to hire third parties to perform services related to our operations. There is a risk that we may contract with third parties with unsatisfactory environmental, health and safety records or that our contractors may be unwilling or unable to cover any losses associated with their acts and omissions. Accordingly, we could be held liable for all costs and liabilities arising out of the acts or omissions of our contractors, which could have a material adverse effect on our results of operations and financial condition.

We maintain insurance at levels that we believe are consistent with industry practices, but we are not fully insured against all risks. Our insurance may not cover any or all environmental claims that might arise from our future operations or at any of our asset areas. If a significant accident or other event occurs and is not covered by insurance, such accident or event could have a material adverse effect on our results of operations and financial condition.

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We expect continued and increasing attention to climate change issues and associated regulations to constrain and impede the oil/gas industry.

We expect continued and increasing attention to climate change issues. Various countries and regions have agreed to regulate emissions of greenhouse gases, including methane (a primary component of natural gas) and carbon dioxide (a byproduct of oil and natural gas combustion). The regulation of greenhouse gases and the physical impacts of climate change in the areas in which we, our customers and the end-users of our products operate could adversely impact our operations and the demand for our products.

Environmental, health and safety laws are complex, change frequently and have tended to become increasingly stringent over time. Our costs of complying with current and future climate change, environmental, health and safety laws, the actions or omissions of our block partners and third party contractors and our liabilities arising from releases of, or exposure to, regulated substances may adversely affect our results of operations and financial condition. See “Business—Environmental Matters and Regulation.”

We may incur substantial losses and become subject to liability claims as a result of future oil and natural gas operations, for which we may not have adequate insurance coverage.

We intend to maintain insurance against risks in the operation of the business we plan to develop and in amounts in which we believe to be reasonable. Such insurance, however, may contain exclusions and limitations on coverage. For example, we are not insured against political or terrorism risks. We may elect not to obtain insurance if we believe that the cost of available insurance is excessive relative to the risks presented. Losses and liabilities arising from uninsured and underinsured events could materially and adversely affect our business, financial condition and results of operations.

The ongoing conflict in Ukraine could negatively affect the price of oil.

On February 24, 2022, Russia commenced a military attack on Ukraine. The outbreak of hostilities between the two countries could result in more widespread conflict and could have a severe adverse effect on the region and the markets for securities and commodities, including oil. In addition, sanctions imposed on Russia by the United States and other countries, and any sanctions imposed in the future could have a significant adverse impact on the Russian economy and related markets. The price and liquidity of oil may fluctuate widely as a result of the conflict and related events. How long such conflict and related events will last and whether it will escalate further cannot be predicted. Impacts from the conflict and related events could have significant impact on our performance, and the value of an investment in our Common Stock may decline significantly.

We may be subject to risks in connection with acquisitions and the integration of significant acquisitions may be difficult.

We periodically evaluate acquisitions of prospects, properties, mineral leases, licenses, reserves and other strategic transactions that appear to fit within our overall business strategy. The successful acquisition of these assets requires an assessment of several factors, including:

●	oil and/or gas reserves;
●	future oil and natural gas prices and their differentials;
●	development and operating costs; and
●	potential environmental and other liabilities.

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The accuracy of these assessments is inherently uncertain. In connection with these assessments, we perform a review of the subject assets that we believe to be generally consistent with industry practices. Our review will not reveal all existing or potential problems nor will it permit us to become sufficiently familiar with the assets to fully assess their deficiencies and potential recoverable reserves. Inspections may not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. We may not be entitled to contractual indemnification for environmental liabilities and could acquire assets on an “as is” basis. Significant acquisitions and other strategic transactions may involve other risks, including:

●	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;
●	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;
●	difficulty associated with coordinating geographically separate organizations; and
●	the challenge of attracting and retaining personnel associated with acquired operations.

The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of our business. Members of our senior management may be required to devote considerable amounts of time to this integration process, which will decrease the time they will have to manage our business. If our senior management is not able to effectively manage the integration process, or if any significant business activities are interrupted as a result of the integration process, our business could suffer.

If we fail to realize the anticipated benefits of a significant acquisition, our results of operations may be adversely affected.

The success of a significant acquisition will depend, in part, on our ability to realize anticipated growth opportunities from combining the acquired assets or operations with those of ours. Even if a combination is successful, it may not be possible to realize the full benefits we may expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition or realize these benefits within the expected time frame. Anticipated benefits of an acquisition may be offset by operating losses relating to changes in commodity prices, or in oil and gas industry conditions, or by risks and uncertainties relating to the exploratory prospects of the combined assets or operations, or an increase in operating or other costs or other difficulties, including the assumption of environmental or other liabilities in connection with the acquisition. If we fail to realize the benefits we anticipate from an acquisition, our results of operations may be adversely affected.

The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of The Nasdaq Capital Market or the NYSE American and other applicable securities rules and regulations. Complying with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time consuming or costly and increase demand on our systems and resources, including management. The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and operating results. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are required to disclose changes made in our internal control and procedures on a quarterly basis. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results. We may also need to hire additional employees or engage outside consultants to comply with these requirements, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

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These new rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

By disclosing information in this prospectus and in future filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If those claims are successful, our business could be seriously harmed. Even if the claims do not result in litigation or are resolved in our favor, the time and resources needed to resolve them could divert our management’s resources and seriously harm our business.

We are subject to the examination of our tax returns and other tax matters by the U.S. Internal Revenue Service, states in which we conduct business, and other tax authorities. If our effective tax rates were to increase, or if the ultimate determination of our taxes owed is for an amount in excess of amounts previously accrued, our financial condition, operating results and cash flows could be materially adversely affected.

U.S. federal, state and local tax laws are being re-examined and evaluated. New laws and interpretations of the law are taken into account for financial statement purposes in the quarter or year that they become applicable. Tax authorities are increasingly scrutinizing the tax positions of companies. If U.S. federal, state or local tax authorities change applicable tax laws, our overall taxes could increase, and our business, financial condition or results of operations may be adversely impacted.

In addition, any significant changes enacted by the current U.S. presidential administration to the Code or specifically to the Tax Cuts and Jobs Act (the “U.S. Tax Act”) enacted in 2017, or to regulatory guidance associated with the U.S. Tax Act, could materially adversely affect our effective tax rate.

The certificate of incorporation and the amended and restated bylaws will provide that the Court of Chancery of the State of Delaware will be the sole and exclusive forum for substantially all disputes between us and our shareholders, which could limit its stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our certificate of incorporation and our amended and restated bylaws that will be in effect upon the closing of this offering will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the Delaware General Corporate Law (“DGCL”) or our certificate of incorporation or amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or amended and restated bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our certificate of incorporation, this exclusive form provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the exclusive forum provision in our certificate of incorporation and our amended and restated bylaws would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our certificate of incorporation will also provide that any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise. Therefore, the exclusive forum provision in our certificate of incorporation and our amended and restated bylaws will not relieve us of our duty to comply with the federal securities laws and the rules and regulations thereunder, and shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

This exclusive forum provision may limit a shareholder’s ability to bring a claim in a judicial forum of its choosing for disputes with us or our directors, officers or other employees, which may discourage lawsuits against us or our directors, officers or other employees. In addition, shareholders who do bring a claim in the state or federal court in the State of Delaware could face additional litigation costs in pursuing any such claim, particularly if they do not reside in or near Delaware. The state or federal court of the State of Delaware may also reach different judgments or results than would other courts, including courts where a shareholder would otherwise choose to bring the action, and such judgments or results may be more favorable to us than to our shareholders. However, the enforceability of similar exclusive forum provisions in other companies’ certificates of incorporation have been challenged in legal proceedings, and it is possible that a court could find this type of provision to be inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings. If a court were to find the exclusive forum provision contained in our certificate of incorporation and our amended and restated bylaws to be inapplicable or unenforceable in an action, we might incur additional costs associated with resolving such action in other jurisdictions.

Our business and results of operations may be materially adversely effected by inflationary pressures.

As of the date of this prospectus, inflationary pressures have led to increased construction materials and labor costs, specifically associated with steel, cement, and other materials. We believe we will continue to experience such pressures in future quarters, as well as potential delays in our contractors’ ability to requisition such materials. These pressures have led to an overall increase in budgeted construction costs. No assurance can be given that the costs of our projects will not exceed budgets. Any such cost overruns or delays could have a material adverse effect on our business.

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Risks Relating to This Offering

Once our common stock is listed on the NYSE American, there can be no assurance that an active and liquid trading market for our common stock will develop or that we will be able to comply with the NYSE American’s continued listing standards.

Prior to this offering, there has been no public market for shares of our common stock. As a condition to consummating this offering, our common stock offered in this prospectus must be listed on the NYSE American. Accordingly, in connection with the filing of the registration statement of which this prospectus forms a part, we have applied to list our common stock on the NYSE American under the symbol “TPET.” Assuming that our common stock is listed and after the consummation of this offering, there can be no assurance any broker will be interested in trading our stock. Therefore, it may be difficult to sell your shares of common stock if you desire or need to sell them. Our underwriters are not obligated to make a market in our common stock, and even if it makes a market, it can discontinue market making at any time without notice. Neither we nor the underwriters can provide any assurance that an active and liquid trading market in our common stock will develop or, if developed, that such market will continue.

Once our common stock is approved for listing on the NYSE American, there is no guarantee that we will be able to maintain such listing for any period of time by perpetually satisfying the NYSE American’s continued listing requirements. Our failure to continue to meet these requirements may result in our common stock being delisted from the NYSE American.

Our share price may be volatile, and purchasers of our common shares could incur substantial losses.

Our share price may be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies. As a result of this volatility, investors may not be able to sell their common shares at or above the initial public offering price. The market price for our common shares may be influenced by many factors, including, but not limited to:

●	the price of oil and natural gas;
●	the success of our exploration and development operations, and the marketing of any oil and natural gas we produce;
●	regulatory developments in the United States and/or in any foreign countries where we may have operations in the future;
●	the recruitment or departure of key personnel;
●	quarterly or annual variations in our financial results or those of companies that are perceived to be similar to us;
●	market conditions in the industries in which we compete and issuance of new or changed securities;
●	analysts’ reports or recommendations;
●	the failure of securities analysts to cover our common shares after this offering or changes in financial estimates by analysts;
●	the inability to meet the financial estimates of analysts who follow our common shares;
●	the issuance of any additional securities of ours;
●	investor perception of our company and of the industry in which we compete; and
●	general economic, political and market conditions.

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A substantial portion of our total issued and outstanding shares may be sold into the market at any time. This could cause the market price of our common shares to drop significantly, even if our business is doing well.

All of the shares being sold in this offering will be freely tradable without restrictions or further registration under the federal securities laws, unless purchased by our “affiliates” as that term is defined in Rule 144 under the Securities Act. The remaining common shares issued and outstanding upon the closing of this offering are restricted securities as defined in Rule 144 under the Securities Act. Restricted securities may be sold in the United States public market only if registered or if they qualify for an exemption from registration, including by reason of Rules 144 or 701 under the Securities Act. All of our restricted shares will be eligible for sale in the public market beginning in             , subject in certain circumstances to the volume, manner of sale and other limitations under Rule 144, and also the lock-up agreements described under “Underwriting” in this prospectus. Additionally, we intend to register all our common shares that we may issue under our employee benefit plans. Further, we intend to register for resale the Common Stock issuable upon exercise of the GPL Warrants. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments—GPL Financing.” Once we register these shares, they can be freely sold in the public market upon issuance, unless pursuant to their terms these share awards have transfer restrictions attached to them. Sales of a substantial number of our common shares, or the perception in the market that the holders of a large number of shares intend to sell common shares, could reduce the market price of our common shares.

The concentration of our share capital ownership among our largest shareholders, and their affiliates, will limit your ability to influence corporate matters.

After our offering, we anticipate that our five largest shareholders will collectively own approximately            % of our issued and outstanding common shares. Consequently, these shareholders have significant influence over all matters that require approval by our shareholders, including the election of directors and approval of significant corporate transactions. This concentration of ownership will limit your ability to influence corporate matters, and as a result, actions may be taken that you may not view as beneficial.

Our common stock may be subject to the “penny stock” rules in the future. It may be more difficult to resell securities classified as “penny stock.”

Our common stock may be subject to “penny stock” rules (generally defined as non-exchange traded stock with a per-share price below $5.00) in the future. While our common stock will not be considered “penny stock” following this offering since they will be listed on the NYSE American, if we are unable to maintain that listing and our common stock is no longer listed on the NYSE American, unless we maintain a per-share price above $5.00, our common stock will become “penny stock.” These rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

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Legal remedies available to an investor in “penny stocks” may include the following:

● If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

● If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firms that committed the fraud for damages.

These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock or our warrants and may affect your ability to resell our common stock and our warrants.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments.

For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance at what time, if ever, our common stock or our warrants will not be classified as a “penny stock” in the future.

Certain of our executive officers and directors have significant duties with, and spend significant time serving, entities that may compete with us in seeking acquisitions and business opportunities and, accordingly, may have conflicts of interest in allocating time or pursuing business opportunities.

Certain of our executive officers and directors, who are responsible for managing the direction of our operations, hold positions of responsibility with other entities (including affiliated entities) that are in the oil and natural gas industry. For example, our CEO is currently the President of Indonesia Energy Corp. (NYSE AMERICAN: INDO) and certain members of our board of directors hold board seats with other companies. These executive officers and directors may become aware of business opportunities that may be appropriate for presentation to us as well as to the other entities with which they are or may become affiliated. Due to these existing and potential future affiliations, they may present potential business opportunities to other entities prior to presenting them to us, which could cause additional conflicts of interest. They may also decide that certain opportunities are more appropriate for other entities with which they are affiliated, and as a result, they may elect not to present those opportunities to us. These conflicts may not be resolved in our favor. For additional discussion of our management’s business affiliations and the potential conflicts of interest of which our stockholders should be aware, see “Certain Relationships and Related Party Transactions.”

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to accounting standards and disclosure about our executive compensation, that apply to other public companies.

We are classified as an “emerging growth company” under the JOBS Act. For as long as we are an emerging growth company, which may be up to five full fiscal years, unlike other public companies, we will not be required to, among other things: (i) provide an auditor’s attestation report on management’s assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (ii) comply with any new requirements adopted by the PCAOB requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer; (iii) provide certain disclosures regarding executive compensation required of larger public companies; or (iv) hold nonbinding advisory votes on executive compensation. We will remain an emerging growth company for up to five years, although we will lose that status sooner if we have more than $1.07 billion of revenues in a fiscal year, have more than $700 million in market value of our Common Stock held by non-affiliates, or issue more than $1.0 billion of non-convertible debt over a three-year period.

To the extent that we rely on any of the exemptions available to emerging growth companies, you will receive less information about our executive compensation and internal control over financial reporting than issuers that are not emerging growth companies. If some investors find our Common Stock to be less attractive as a result, there may be a less active trading market for our Common Stock and our stock price may be more volatile.

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If you purchase our common shares in this offering, you will suffer immediate and substantial dilution of your investment.

The initial public offering price of our common shares is substantially higher than the net tangible book value per common share. Therefore, if you purchase our common shares in this offering, your interest will be diluted immediately to the extent of the difference between the initial public offering price per common share and the net tangible book value per common share after this offering. See “Dilution.”

We have broad discretion in the use of our net proceeds from this offering and may not use them effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our operating results or enhance the value of our common shares. Our shareholders may not agree with the manner in which our management chooses to allocate and spend the net proceeds. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our common shares to decline. Pending their use, we may invest our net proceeds from this offering in a manner that does not produce income or that loses value. See “Use of Proceeds” in this prospectus.

We do not intend to pay dividends on our common shares and, consequently, your only opportunity to achieve a return on your investment is if the price of our shares appreciates.

We do not plan to declare dividends on shares of our common shares in the foreseeable future. Consequently, your only opportunity to achieve a return on your investment in us will be if the market price of our common shares appreciates, which may not occur, and you sell your shares at a profit. There is no guarantee that the price of our common shares that will prevail in the market after this offering will ever exceed the price that you pay.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that can involve substantial risks and uncertainties. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy, prospective products, product approvals, research and development costs, future revenue, timing and likelihood of success, plans and objectives of management for future operations, future results of anticipated products and prospects, plans and objectives of management are forward-looking statements. These statements involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, you can identify forward-looking statements by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” ,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

●	our ability to find, acquire or gain access to other discoveries and prospects and to successfully develop our current discoveries and prospects;

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●	uncertainties inherent in making estimates of our oil and natural gas data;
●	the successful implementation of our prospect discovery and development and drilling plans with the South Salinas Project;
●	projected and targeted capital expenditures and other costs, commitments and revenues;
●	our dependence on our key management personnel and our ability to attract and retain qualified technical personnel;
●	the ability to obtain financing and the terms under which such financing may be available;
●	the volatility of oil and natural gas prices;
●	the availability and cost of developing appropriate infrastructure around and transportation to our discoveries and prospects;
●	the availability and cost of drilling rigs, production equipment, supplies, personnel and oilfield services;
●	other competitive pressures;
●	potential liabilities inherent in oil and natural gas operations, including drilling risks and other operational and environmental hazards;
●	current and future government regulation of the oil and gas industry;
●	cost of compliance with laws and regulations;
●	changes in environmental, health and safety or climate change laws, greenhouse gas regulation or the implementation of those laws and regulations;
●	environmental liabilities;
●	geological, technical, drilling and processing problems;
●	military operations, terrorist acts, wars or embargoes;
●	the cost and availability of adequate insurance coverage;
●	our vulnerability to severe weather events; and
●	other risk factors discussed in the “Risk Factors” section of this prospectus.

We have based these forward-looking statements largely on our current expectations and projections about our business, the industry in which we operate and financial trends that we believe may affect our business, financial condition, results of operations and prospects, and these forward-looking statements are not guarantees of future performance or development. These forward-looking statements speak only as of the date of this prospectus and are subject to a number of risks, uncertainties and assumptions described in the section titled “Risk Factors” and elsewhere in this prospectus. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein until after we distribute this prospectus, whether as a result of any new information, future events or otherwise.

In addition, statements that “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based upon information available to us as of the date of this prospectus, and while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. These statements are inherently uncertain and you are cautioned not to unduly rely upon these statements.

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INDUSTRY AND OTHER DATA

This prospectus contains industry, market and competitive position data from our own internal estimates and research as well as industry and general publications and research surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. Our internal data and estimates are based upon information obtained from trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. While we believe that each of these studies and publications is reliable, we have not independently verified market and industry data from third-party sources. While we believe our internal company research is reliable and the market definitions are appropriate, neither such research nor definitions have been verified by an independent source.

The industry in which we operate is subject to risks and uncertainties due to a variety of factors, including those described in the section titled “Risk Factors.” These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

USE OF PROCEEDS

We estimate that the net proceeds to us from in this offering will be approximately $           million, assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares from us is exercised in full, we estimate that our net proceeds will be approximately $            million. Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share would increase (decrease) the net proceeds to us from this offering by approximately $            million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 0.1 million in the number of shares we are offering would increase (decrease) the net proceeds to us from this offering, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, by $            million, assuming the assumed initial public offering price stays the same.

The principal purposes of this offering are to increase our capitalization and financial flexibility, to create a public market for our Common Stock and to facilitate our future access to the capital markets. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds we receive from this offering. However, we currently intend to use the net proceeds we receive from this offering as follows:

●	approximately $	million to drill our HV-1, HV-2 and HV-4 wells;

●	approximately $440,000	to repay the OID Notes (as defined below).; and

●	the remainder for working capital and general corporate purposes.

The OID Notes (as defined below) have a maturity date of the earlier of six months from the closing of the September 2022 SPA (as defined below) or the completion of the IPO. The OID Notes bear interest at 8% per annum, which will be waived if the Company completes a successful IPO within 90 days of the closing of financing; in the event of default, the interest percentage will increase to 15% per annum. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Contractual Obligations and Commitments—Bridge Financing” for more information.

We will have broad discretion over how to use the net proceeds we receive from this offering. We intend to invest the net proceeds we receive from this offering that are not used as described above in. in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

This expected use of the net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. We may also use a portion of the net proceeds to in-license, acquire or invest in additional businesses, technologies, products or assets, although currently we have no specific agreements, commitments or understandings in this regard. As of the date of this prospectus, we cannot predict with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering or the amounts that we will actually spend on the uses set forth above. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

We believe that the net proceeds from this offering, together with our existing cash and cash equivalents, will enable us to fund our operating expenses and capital expenditure requirements through the end of 2023. We have based this estimate on assumptions that may prove to be incorrect, and we could use our available capital resources sooner than we currently expect. To complete exploration and development of resources we may find, if any, we will be required to raise additional capital. We may satisfy our future cash needs through the sale of equity securities, debt financings, working capital lines of credit, corporate collaborations or license agreements, interest income earned on invested cash balances or a combination of one or more of these sources. Pending our use of the net proceeds from this offering, we intend to invest the net proceeds in a variety of capital preservation investments, including short-term, investment-grade, interest-bearing instruments and U.S. government securities.

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DIVIDEND POLICY

We have never declared or paid any cash dividends on our capital stock. We intend to retain future earnings, if any, to finance the operation and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of July 31, 2022, as follows:

●	on an actual basis; and

●	on an as adjusted basis to give further effect to (i) our issuance and sale of shares of our Common Stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and therefore providing net proceeds of approximately $ million and (ii) the repayment of the principal and accrued interest outstanding on the OID Notes in the amount of approximately $440,000.

Information below on an as adjusted basis is illustrative only, and our capitalization following the closing of this offering will be adjusted based on the actual initial public offering price and other terms of this offering determined at pricing. You should read this information in conjunction with our financial statements and the related notes included elsewhere in this prospectus and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other financial information contained in this prospectus.

	As of July 31, 2022 (Unaudited)
	Actual	As Adjusted(1)
Cash	$41,524
Stockholders’ Equity
Preferred stock, par value $0.0001, 10,000,000 shares authorized; 0 issued and outstanding	-
Common Stock, par value $0.0001, 490,000,000 shares authorized; 15,757,800 and shares issued and outstanding as of July 31, 2022 (actual) and (as adjusted), respectively	1,587
Stock subscription receivable	(10,010)
Additional paid-in capital	6,627,801
Accumulated deficit	(3,187,421)
Total equity	$3,431,957
Total capitalization	$3,473,481

(1) The number of shares of our Common Stock on an as adjusted basis set forth in the table above is based on 15,757,800 shares of our Common Stock outstanding as of July 31, 2022, assumes no exercise by the underwriters of their option to purchase up to an additional              shares of Common Stock to cover over-allotments, if any, and excludes shares of Common Stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $              (assuming an initial public offering price of $              per share (the midpoint of the price range set forth on the cover page of this prospectus)) upon the completion of this offering.

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Each $1.00 increase (decrease) in the assumed initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by $             million, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase (decrease) of 100,000 shares in the number of shares offered by us at the assumed initial public offering price per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $              million.

DILUTION

If you invest in our Common Stock in this offering, your ownership interest will be immediately diluted to the extent of the difference between the assumed initial public offering price of $              per share (the midpoint of the range appearing on the front cover of this prospectus) and the as adjusted net tangible book value per share of our Common Stock immediately upon the consummation of this offering. Net tangible book value per share represents the book value of our tangible assets less the book value of our total liabilities divided by the number of shares of Common Stock then issued and outstanding.

Our net tangible book value as of July 31, 2022 was $              million, or $              per share, based on an assumed initial public offering price of $              per share (the midpoint of the range appearing on the front cover of this prospectus). After giving effect to our sale of              shares of Common Stock in this offering at an assumed initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of July 31, 2022 would have been approximately $              , or approximately $              per share (assuming no exercise of the underwriters’ option to purchase additional shares of our Common Stock). This amount represents an immediate and substantial dilution of $              per share to new investors purchasing Common Stock in this offering. The following table illustrates this dilution per share:

Assumed initial public offering price per share	$
Net tangible book value per share as of July 31, 2022	$
Increase in net tangible book value per share attributable to this offering	$
As adjusted net tangible book value per share after giving effect to this offering	$
Dilution per share to new investors participating in this offering	$

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A $1.00 increase (decrease) in the assumed initial public offering price of $              per share (the midpoint of the range appearing on the front cover of this prospectus) would increase (decrease) the as adjusted net tangible book value by approximately $              million, or approximately $              per share, and increase (decrease) the dilution per share to new investors by approximately $              per share, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of 100,000 shares in the number of shares offered by us would increase our as adjusted net tangible book value by approximately $              million, or $              per share and the dilution per share to investors purchasing Common Stock in this offering would be $              per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, a decrease of 100,000 shares in the number of shares offered by us would decrease our as adjusted net tangible book value by approximately $              million, or $              per share and the dilution per share to investors purchasing Common Stock in this offering would be $              per share, assuming the assumed initial public offering price remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will change based on the actual initial public offering price and other terms of this offering determined at pricing.

If the underwriters exercise their option in full to purchase              additional shares of our Common Stock in this offering, the as adjusted net tangible book value per share after this offering would be $              per share, and the as adjusted dilution to new investors would be $              per share, in each case assuming an initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

The following table summarizes, on an as adjusted basis described above, as of July 31, 2022, the differences between the number of shares of Common Stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors participating in this offering at an assumed initial public offering price of $              per share, which is the midpoint of the price range set forth on the cover page of this prospectus, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. As the table shows, new investors purchasing Common Stock in this offering will pay an average price per share substantially higher than our existing stockholders paid.

(In thousands, except per share amounts and percentages)

	Shares Purchased			Total Consideration			Average Share
	Number	Percent		Amount	Percent		Price
Existing stockholders			%	$		%	$
New investors							$
Total		100.0%			100.0%		$

If the underwriters exercise their option to purchase additional shares of our Common Stock in full, the percentage of shares of Common Stock held by existing stockholders will decrease to approximately          % of the total number of shares of our Common Stock outstanding after this offering, and the number of shares held by new investors will increase to           , or approximately           % of the total number of shares of our Common Stock outstanding after this offering.

The foregoing tables and calculations are based on shares of our Common Stock outstanding as of           and excludes:

         shares of Common Stock issuable upon exercise of warrants to be issued to the representative of the underwriters as part of this offering at an exercise price of $           (assuming an initial public offering price of $ per share (the midpoint of the price range set forth on the cover page of this prospectus)).

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of financial condition and operating results together with our financial statements and the related notes and other financial information included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. We assume no obligations to update any of these forward looking statements. As a result of many factors, such as those set forth in the section of the prospectus captioned “Risk Factors” and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements. For convenience of presentation some of the numbers have been rounded in the text below.

Overview

The Company was incorporated in the state of Delaware on July 19, 2021. The Company is engaged in the exploration and development of the South Salinas Project, a non-producing oil and gas property it acquired from Trio LLC. The Company is headquartered in Bakersfield, California, with its principal offices located at 5401 Business Park, Suite 115, Bakersfield, CA, 93309.

For the period from July 19, 2021 (inception) through October 31, 2021, we generated no revenues, reported a net loss of $102,064, and cash flow used in operating activities of $258,923. For the nine months ended July 31, 2022, we generated no revenues, reported a net loss of $3,085,357 and cash flows used in operating activities of $425,053. As of July 31, 2022, we had an accumulated deficit of $3,187,421. There is substantial doubt regarding our ability to continue as a going concern as a result of our accumulated deficit and no source of revenue sufficient to cover our cost of operation as well as our dependence on private equity and financings. See “Risk Factors— Risks Relating to Our Business— We have a history of operating losses, our management has concluded that factors raise substantial doubt about our ability to continue as a going concern and our auditor has included an explanatory paragraph relating to our ability to continue as a going concern in its audit report for the period from July 19, 2021 (inception) through October 31, 2021.”

Acquisition of South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Trio LLC to acquire an 82.5% working interest in the South Salinas Project; the working interest includes the purchased percentage of the South Salinas Project’s leases, wells and inventory in exchange for $300,000 cash, a non-interest-bearing note payable of $3,700,000 due to Trio LLC on December 17, 2021 and 4,900,000 shares of the Company’s $0.0001 par value common stock. At the time of the acquisition, this share issuance constituted 45% of the total amount of issued shares of the Company. As of October 31, 2021 and July 31, 2022, there were no proved reserves attributable to the approximate 8,600 acres of the property. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The asset and associated asset retirement obligations (“ARO”) were recorded based on relative fair value at the estimated fair value of the consideration paid.

Impact of COVID-19 Pandemic

In March 2020, the World Health Organization characterized the outbreak of the novel strain of coronavirus, specifically identified as COVID-19, as a global pandemic. This has resulted in governments enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruption to business, resulting in a global economic slowdown. Equity markets have experienced significant volatility and weakness and the governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

The current challenging economic climate may lead to adverse changes in cash flows, working capital levels and/or debt balances, which may also have a direct impact on the Company’s operating results and financial position in the future. The ultimate duration and magnitude of the impact and the efficacy of government interventions on the economy and the financial effect on the Company is not known at this time. The extent of such impact will depend on future developments, which are highly uncertain and not in the Company’s control, including new information which may emerge concerning the spread and severity of COVID-19 and actions taken to address its impact, among others. The repercussions of this health crisis could have a material adverse effect on the Company’s business, financial condition, liquidity and operating results.

In response to COVID-19, the Company has implemented working practices to address potential impacts to its operations, employees and customers, and will take further measures in the future if and as required. At present, we do not believe there has been any appreciable impact on the Company specifically associated with COVID-19.

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Emerging Growth Company Status

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act, and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

RESULTS OF OPERATIONS

For the Three and Nine Months Ended July 31, 2022

For the three months ended July 31, 2022, we incurred operating expenses of $222,857. The operating expenses were attributable to general and administrative expenses of $168,320, legal fees of $51,204, exploration expenses of $2,638 and accretion expenses of $695. We also incurred other expenses of $485,293, which was attributable to interest expenses.

For the nine months ended July 31, 2022, we incurred operating expenses of $716,318. The operating expenses were attributable to general and administrative expenses of $269,976, legal fees of $415,589, exploration expenses of $28,669 and accretion expenses of $2,084. We also incurred other expenses of $2,369,039, which was attributable to interest expenses of $1,046,106 and penalty fees of $1,322,933.

Net Loss

For the three months and nine months ended July 31, 2022, we incurred net losses of $708,150 and $3,085,357, respectively.

For the Year Ended October 31, 2021

For the year ended October 31, 2021, we incurred operating expenses of $63,949. The operating expenses were attributable to exploration expense of $38,763, general and administrative expenses of $24,827 and accretion expense of $359. We also incurred other expenses of $38,115, which was attributable to interest expenses.

Net Loss

For the year ended October 31, 2021, we incurred a net loss of $102,064.

Liquidity and Capital Resources

As of July 31, 2022, we had $1,100,640 in current assets and $5,360,075 in current liabilities. We had $41,524 in cash and our accumulated deficit was $3,187,421.

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As of October 31, 2021, we had $290,329 in current assets and $3,680,782 in current liabilities. We had $78,877 in cash and our accumulated deficit was $102,064.

Cash Flows:

	July 31, 2022 (1)	October 31, 2021

Cash used in operating activities	$(425,053)	$(258,923)
Cash used in investing activities	-	(300,000)
Cash provided by financing activities	387,700	637,800
Net increase (decrease) in cash	$(37,353)	$78,877

(1) All activity for the period July 19, 2021 (Inception) through July 31, 2021 relates to formation costs for the Company; comparative periods are not presented from Inception through July 31, 2021 as the activity during that period is not material.

Cash Flows From Operating Activities

For the nine months ended July 31, 2022, we used $425,053 of cash in our operating activities, which was primarily attributable to interest expense, penalty fees and deferred offering costs related to our public offering.

For the year ended October 31, 2021, we used $258,923 of cash in our operating activities, which was primarily attributable to increased expenses related to our initial public offering.

Cash Flows From Investing Activities

For the nine months ended July 31, 2022, we used no cash in our investing activities.

For the year ended October 31, 2021, we used $300,000 of cash in our investing activities, which was attributable to cash paid for the acquisition of our unproved oil and gas properties.

Cash Flows From Financing Activities

For the nine months ended July 31, 2022, we received $387,700, primarily from proceeds from our debt financing.

For the year ended October 31, 2021, we received $637,800 from the issuance of common stock.

Off-Balance Sheet Arrangements

We did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K promulgated under the Exchange Act.

Contractual Obligations and Commitments

Note Payable — Related Party

On September 14, 2021, the Company entered into a related party note payable with Trio LLC as part of the agreement for the purchase of an 82.5% working interest in the SSP. Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension will be added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. The Company will make the final payment of $1,032,512 at the earlier of i) the IPO or ii) December 1, 2022. As of July 31, 2022, the balance of the related party note payable was $1,004,677 (net of imputed interest of $27,835), with aggregate payments made of $0 and $2,920,000 and interest expense recognized of $19,381 and $99,517 during the three and nine months ended July 31, 2022, respectively. As of October 31, 2021, the balance of the related party note payable was $3,661,885, net of imputed interest of $38,115, with interest expense recognized of $38,115 during the year.

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Unproved Properties Leases

Trio LLC, which is the Operator of the Project, is the Lessee of two leases that pertain to the SSP. Both leases are with the same Lessor and are currently valid.

The first lease covers 8,417 acres, or 98% of the SSP, and is currently in “force majeure” status. On May 27, 2022, Trio LLC entered into an Amendment to the lease agreement that provides for an extension of the current force majeure status for an additional, uncontested twelve months, during which Trio LLC will be released from having to evidence to Lessor the existence of force majeure conditions. As consideration for the granting of the lease force majeure extension, Trio LLC paid the Lessor a one-time, non-refundable payment of $252,512; the lease force majeure extension period began on June 19, 2022.

The second lease covers 160 acres or 2% of the SSP and is currently held by delay rental. The lease is renewed every three years and the most-recent renewal commences on October 26, 2022. Until drilling commences, Trio LLC is required to make delay rental payments of $30/acre per year. Trio LLC is currently in compliance with this requirement and has paid in advance the delay rental payment for the period October 2022 – October 2023.

As of July 31, 2022, Trio LLC and the Company assessed the unproved properties of the SSP for impairment, analyzing future drilling plans, leasehold expiration and the existence of any known dry holes in the area. Management concluded there is no impairment allowance required as of the balance sheet date.

Securities Purchase Agreement with Investors

On January 28, 2022, the Company entered into a Securities Purchase Agreement (“January 2022 SPA”) with GPL Ventures, LLC (“GPL”), pursuant to which (i) in exchange for $4,500,000 in consideration, the Company issued senior secured convertible promissory notes (the “January 2022 Notes”) with an aggregate principal amount of $4,500,000 (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the January 2022 Notes, and (iii) conditional upon a successful IPO, the Company agreed to issue commitment shares to the investors (“GPL Investors”) upon the date of the Company’s IPO.

The January 2022 Notes have a maturity date on the earlier of January 28, 2023 or the IPO and bear interest at a rate of 8% per annum, which is to be accrued and paid on the maturity date. Because the Company’s IPO did not occur by August 1, 2022 and the Company did not default on the January 2022 Notes, the interest percentage increased to 15% per annum. The principal and interest payable on the January 2022 Notes will automatically convert into shares upon IPO. The conversion price is the lesser of i) the IPO price multiplied by the discount of 50% or ii) the opening price of the common stock on the trading day following the date of the IPO multiplied by the discount of 50%. The number of conversion shares is the outstanding principal amount divided by the conversion price. Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. Additionally, the Company has the option to prepay the Notes at any time after the original issue date prior to the maturity date at an amount equal to 125% of the prepayment amount.

The commitment shares are to be issued upon the date of the IPO. The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate January 2022 Notes principal balance divided by the offering price of the IPO. No shares will be issued if there is no IPO.

Pursuant to the terms of the January 2022 SPA, the Company issued warrants to purchase Common Stock to the GPL Investors (the “GPL Warrants”). The GPL Warrants are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price. Accordingly, upon IPO, warrant holders can receive up to $4,500,000 worth of common stock in exchange for a cash payment of 50% of the IPO price, or up to $2,250,000.

In addition, the Company agreed to enter into a registration rights agreement (“RRA”) in conjunction with the SPA. Pursuant to the RRA, the Company is obligated to register for resale at least the number of Common Stock equal to 125% of the sum of the maximum number of shares of Common Stock issuable upon the exercise of the GPL Warrants within 60 days following the completion of the Company’s IPO. In the event the Company does not effect the resale registration within the 60 day window, the Company will owe certain liquidated damages to the holders of the GPL Warrants, as more fully described in the RRA.

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Bridge Financing

During September 2022, the Company entered into an additional securities purchase agreement (“September 2022 SPA”) with three investors; the September 2022 SPA includes original issue discount senior notes (“OID Notes”) with gross proceeds of $444,000, a 10% Original Issue Discount (“OID”) of $44,000 and placement agent fees of $70,438, for net proceeds of $329,562 to the Company. The September 2022 SPA includes pre-funded warrants that permit the investors to purchase a number of shares of the Company’s common stock (equal to 100% of the original principal amount of the OID Notes) which can be exercised from the date of the warrant agreement to five years from the date of the Company’s IPO at an exercise price of $0.01 per share. The OID Notes have a maturity date of the earlier of six months from the closing of this financing or the completion of the IPO. The OID Notes bear interest at 8% per annum, which will be waived if the Company completes a successful IPO within 90 days of the closing of financing; in the event of default, the interest percentage will increase to 15% per annum. With regards to the placement agent fees, upon execution of the September 2022 SPA, the Company will deposit $10,000 into an account for the lead investor for legal and due diligence costs, which will be subject to a cap of $25,000 unless the amount is approved for increase by the Company.

Board of Directors Compensation

On July 11, 2022, the Company’s Board of Directors approved compensation for each of the non-employee directors of the Company as follows: an annual retainer of $50,000 cash, plus an additional $10,000 for each Board committee upon which the Director serves, each paid quarterly in arrears. Payment for this approved compensation will commence upon successful completion of the Company’s IPO.

Agreement with Advisors

On July 28, 2022, the Company entered into an agreement with Spartan Capital Securities, LLC (“Spartan”) whereby Spartan will serve as the exclusive agent, advisor or underwriter in any offering of securities of the Company for the term of the agreement, which is one year. The agreement provides for a $25,000 non-refundable advance upon execution of the agreement and completion of a bridge offering to be credited against the accountable expenses incurred by Spartan upon successful completion of the IPO, a cash fee or an underwriter discount of 7.5% of the aggregate proceeds raised in the IPO, warrants to purchase a number of common shares equal to 5% of the aggregate number of common shares placed in the IPO, an expense allowance of up to $150,000 for fees and expenses of legal counsel and other out-of-pocket expenses and 1% of the gross proceeds of the IPO to Spartan for non-accountable expenses. The agreement also provides for an option to Spartan that is exercisable within 45 days after the closing of the IPO to purchase up to an additional 15% of the total number of securities offered by the Company in the IPO.

Critical Accounting Policies and Estimates

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transaction and disclosure of contingent assets and liabilities at the date of the financial statements, and the revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates required to be made by management include estimates of oil and natural gas reserves (when and if assigned) and related present value estimates of future net cash flows therefrom, the carrying value of oil and natural gas properties, accounts receivable, ARO and the valuation of equity-based transactions. Accordingly, actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of July 31, 2022.

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Prepaid Expenses

Prepaid expenses consist primarily of prepaid services which will be expensed as the services are provided within twelve months.

Deferred Offering Costs

Deferred offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the planned Initial Public Offering. As of July 31, 2022, offering costs in the aggregate of $1,012,756 were deferred.

Oil and Gas Assets and Exploration Costs – Successful Efforts

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers. As of July 31, 2022, all of the Company’s oil and gas properties were classified as unproved properties and were not subject to depreciation, depletion and amortization.

Unproved oil and natural gas properties

Unproved oil and natural gas properties consist of costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies a lease that will revert to the lessor, at which time it charges the associated unproved lease acquisition costs to exploration costs.

Unproved oil and natural gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results or future plans to develop acreage.

Impairment of Other Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. With regards to oil and gas properties, this assessment applies to proved properties; unproved properties are assessed for impairment either at an individual property basis or a group basis.

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As of July 31, 2022, the Company had no impairment of long-lived assets.

Asset Retirement Obligations

ARO consist of future plugging and abandonment expenses on oil and natural gas properties. In connection with the South Salinas Project acquisition described above, the Company acquired the plugging and abandonment liabilities associated with six temporarily shut-in, idle wells. The fair value of the ARO was recorded as a liability in the period in which the wells were acquired with a corresponding increase in the carrying amount of oil and natural gas properties. The Company plans to utilize the six wellbores acquired in the South Salinas Project acquisition in future production, development and/or exploration activities. The liability is accreted for the change in its present value each period based on the expected dates that the wellbores will be required to be plugged and abandoned. The capitalized cost of ARO is included in oil and gas properties and is a component of oil and gas property costs for purposes of impairment and, if proved reserves are found, such capitalized costs will be depreciated using the units-of-production method. The asset and liability are adjusted for changes resulting from revisions to the timing or the amount of the original estimate when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party. On September 14, 2021, the Company acquired an 82.5% working interest in the South Salinas Project from Trio LLC in exchange for cash, a note payable to Trio LLC and the issuance of 4.9 million shares of common stock. As of the date of the acquisition, Trio LLC owned 45% of the outstanding shares of the Company and is considered a related party.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At July 31, 2022, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations when a determination is made that such expense is likely. The Company is subject to income tax examinations by major taxing authorities since inception.

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Fair Value Measurements

The carrying values of financial instruments comprising cash and cash equivalents, payables, and notes payable-related party approximate fair values due to the short-term maturities of these instruments. The notes payable- related party is considered a level 3 measurement. As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3:	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

There are no assets or liabilities measured at fair value on a recurring basis. Assets and liabilities accounted for at fair value on a non-recurring basis in accordance with the fair value hierarchy include the initial allocation of the asset acquisition purchase price, including asset retirement obligations, the fair value of oil and natural gas properties and the assessment of impairment.

The fair value measurements and allocation of assets acquired are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future commodity prices; (iii) operating and development costs; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with NYMEX forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that the Company’s management believes will impact realizable prices. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The fair value of additions to the asset retirement obligation liabilities is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well for all oil and natural gas wells and for all disposal wells; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) the Company’s average credit-adjusted risk-free rate. These assumptions represent Level 3 inputs.

If the carrying amount of its proved oil and natural gas properties, which are assessed for impairment under ASC 360 – Property, Plant and Equipment, exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. Unproved oil and natural gas properties are assessed for impairment under ASC 932 – Extractive Activities – Oil and Gas. The fair value of its oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow projected. These assumptions represent Level 3 inputs.

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Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, if dilutive.

The following common share equivalents are excluded from the calculation of weighted average common shares outstanding, because their inclusion would have been anti-dilutive:

	As of July 31,	As of October 31,
	2022	2021
Warrants (1)	7,964,286	-
Convertible Notes (2)	31,857,143	-
Commitment Shares (3)	3,826,530	-
Stock Options (Note 5, Note 9)	300,000	-
Total potentially dilutive securities	43,947,959	-

(1) The warrants issued per the SPA are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price.

(2) Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. The number of conversion shares is the outstanding principal amount divided by the conversion price, which is equal to the lesser of a) the IPO price or b) the opening price of the common stock on the first trading day after the IPO multiplied by the discount of 50%.

(3) The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Recent Accounting Pronouncements

All recently issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Subsequent Events

The Company, in accordance with ASC 855 - Subsequent Events, evaluates all events and transactions that occurred after July 31, 2022 through the date the financial statements were available for issuance.

Quantitative and Qualitative Disclosure About Market Risk

Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. Please see “Risk Factors—Risks Relating to our Business—Our business and results of operations may be materially adversely effected by inflationary pressures” for more information. We do not hold financial instruments for trading purposes.

Going Concern and Management’s Plan of Operations

As of July 31, 2022, the Company had $41,524 in cash and a working capital deficit of $5,272,191 (excluding deferred offering costs). To date, the Company has been funding operations through proceeds from the issuance of common stock and financing through certain investors. In connection with the SSP acquisition, the Company issued a non-interest-bearing note payable to the seller with a face value of $3,700,000 due on December 1, 2022, of which it has made payments of $2,920,000 as of July 31, 2022. Additionally, in January 2022, the Company entered into a SPA with GPL, which is a group of six investors, pursuant to which (i) in exchange for $4,500,000 in consideration, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the January 2022 Notes, and (iii) conditional upon a successful IPO, the Company agreed to issue commitment shares to the investors upon the date of the Company’s IPO. The Company used $2.0 million of the proceeds provided by GPL to pay down the non-interest-bearing note payable to Trio LLC.

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The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of July 31, 2022, the Company had an accumulated deficit of $3,187,421 and has experienced losses from continuing operations. Based on the Company’s cash balance as of July 31, 2022, and projected cash needs for the twelve months following the issuance of these financial statements, management estimates that it will need to generate sufficient sales revenue and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through an Initial Public Offering, which it hopes to complete during the last quarter of 2022, or by issuing additional shares of common stock or other equity securities or obtaining debt financing. Although management has been successful to date in raising necessary funding, there can be no assurance that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The current COVID-19 pandemic could continue to, and future similar epidemics or pandemics could also, materially and adversely impact the Company’s ability to finance and conduct its business once it becomes operational and could materially and adversely impact its operations, funding, and/or financial performance. The COVID-19 pandemic has had no material impact on the Company’s current business activities which are primarily focused on compliance and fund-raising tasks. The Company has had and continues to have the same staff, same service providers and same processes as was the case prior to the pandemic.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through an Initial Public Offering.

BUSINESS

Overview

We are a California-focused oil and gas exploration and development company headquartered in Bakersfield, California, with operations in Monterey County. The Company was incorporated on July 19, 2021, under the laws of Delaware to acquire, fund, and operate oil exploration and production from assets in California. We have no revenue-generating operations as of the date of this prospectus. The Company was formed to acquire approximate 82.5% working interest in the large, approximately 8,600-acre South Salinas Project, and subsequently partner with certain members of Trio LLC’s management team to develop and operate those assets. Although our focus currently is California, we may acquire assets outside of California.

Competition

There are many large, medium, and small-sized oil and gas companies and third-parties that are our competitors. Some of these competitors have extensive operational histories, experienced oil and gas industry management, profitable operations, and significant reserves and funding resources. Over 240,000 oil/gas wells have been drilled in California, 41,000 of which are currently active, run by 258 operators. Our efforts to acquire additional oil/gas properties in the State and elsewhere may be met with competition from the aforementioned competitors. At the South Salinas Project itself, which currently is our primary asset, we anticipate competition only to the extent that the project lies outside of our current oil/gas mineral leasehold.

Government Regulation

We are subject to a number of federal, state, county and local laws, regulations and other requirements relating to oil and natural gas operations. The laws and regulations that affect the oil and natural gas industry are under constant review for amendment or expansion. Some of these laws, regulations and requirements result in challenges, delays and/or obstacles in obtaining permits, and some carry substantial penalties for failure to comply. The regulatory burden on the oil and natural gas industry increases our cost of doing business, can affect and even obstruct our operations and, consequently, can affect our profitability.

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Various permits for exploratory drilling and production-testing are in-hand for the South Salinas Project, whereas permits for long-term production, conditional use permits, water disposal and other matters have not yet been obtained. There are challenges and uncertainties in obtaining permits, which may result in delays and/or obstacles to developing our oil/gas assets. California and Colorado are two States that are considered to have challenging regulatory environments and Monterey County in California also has this reputation. We may experience delays and/or obstacles to exploiting our assets, and also may be required to make large expenditures to comply with governmental laws and regulations and to obtain permits, particularly in respect of the following matters:

●	permits for drilling, long-term production, water disposal, conditional use and other matters
●	tax increases, including retroactive claims
●	unitization of oil accumulations
●	local content requirements (including the mandatory use of local partners and vendors)
●	environmental requirements and obligations, including remediation or investigation activities.

“Measure Z” is a ballot measure that was passed in 2016 by Monterey County voters for the purpose of giving the County increased regulatory authority on oil/gas operations in the County. Measure Z may be understood to give the County authority to prohibit hydraulic-fracing, authority to deny permits for new wells including oil/gas, water-disposal and/or steam-injection wells, authority to phase-out existing oil/gas operations, and authority on other similar matters. Measure Z was struck down by the Superior Court of California in 2018 and struck down by the California Appellate Court in 2020. The Measure is currently in process of being heard by California’s Supreme Court. Briefs by the intervenor and opposition were filed in the summer and early fall of 2022, and now the California Supreme Court is currently in the process of scheduling oral arguments for the measure. It may take a year or longer for oral argument to occur and, given adequate funding, the Company expects prior to that time to drill and complete, and establish oil/gas production from, the HV-1, HV-2 and HV-4 wells. Measure Z, if upheld by the Supreme Court, contrary to both the California Superior and Appellate courts, may materially affect our business if, for example, the County denies permits for our anticipated oil/gas operations such as long-term development and production, new oil/gas wells, a new water-disposal project, etc. On the other hand, it is understood that Measure Z directed the County to refrain from applying policies that would interfere with vested or constitutional rights, and it also directed the County to grant exemptions if necessary to avoid unconstitutional takings of private property. Thus, if Measure Z is upheld by the Supreme Court it may or may not materially affect our business. Please see “Risk Factors—Risks Related to Our Business—We may face delays and/or obstacles in project development due to difficulties in obtaining necessary permits from Monterey County due to Measure” for more information.

Regulation of Drilling and Production

The drilling, completion and monitoring of wells, and the production of oil and natural gas are subject to regulation under a wide range of local, county, state and federal statutes, rules, orders and regulations. Federal, state, county and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The trend in oil and natural gas regulation has been to increase regulatory restrictions and limitations on such activities. Any changes in, or more stringent enforcement of, these laws and regulations may result in delays or restrictions in permitting or development of projects or more stringent or costly construction, drilling, water management or completion activities or waste handling, storage, transport, remediation, or disposal emission or discharge requirements which could have a material adverse effect on the Company. For example, on January 20, 2021, the Biden Administration placed a 60-day moratorium on new oil and gas leasing and drilling permits on federal land, and on January 27, 2021, the Department of Interior acting pursuant to a Presidential Executive Order suspended the federal oil and gas leasing program indefinitely. The Biden Administration has also announced that it intends to review the Trump Administration’s 2017 repeal of the 2015 rule regulating hydraulic fracturing activities in federal land under the Presidential Executive Order on Protecting Public Health and the Environment and Restoring Science to Tackle the Climate Crisis. While we currently do not have any leased federal lands at the South Salinas Project, these actions and types of actions are illustrative of regulatory constraints that could have material adverse effects on the Company and our industry.

Currently, all of our properties and operations are in California, which has regulations governing conservation matters, such as the California Environmental Quality Act, such as protecting air and water quality, such as minimizing visual and noise impacts of operations, such as regulating the disposal of produced water and more-specifically on regulating Underground Injection Control (“UIC”) water-disposal projects, such as limitations on hydraulic-fracing and on acid-matrix stimulation, such as the unitization or pooling of oil and natural gas properties, such as establishing maximum allowable rates of production from oil and natural gas wells, such as the regulation of well spacing, such as requirements for the plugging and abandonment of wells, and other similar matters. Regulatory agencies that are probably most-pertinent to the South Salinas Project include Monterey County, the California Geologic Energy Management Division of the Department of Conservation (“CalGEM”), California Water Boards, and the US Environmental Protection Agency, although there are many others. Negative effects of these regulations may include delaying or even blocking projects and increasing project costs. Trio has considerable expertise and experience in successfully navigating through California’s regulatory environment, which will be utilized in Trio’s efforts to successfully develop the South Salinas Project. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

“Measure Z” (discussed above, see Government Regulation) is a ballot measure that was passed by Monterey County voters in 2016 that gives Monterey County increased regulatory authority on oil/gas operations in the County but which Measure was struck down by Superior Court of California in 2018 and struck down by California Appellate Court in 2020 and which is being heard on appeal by California’s Supreme Court.

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Regulation of Transportation of Oil

Sales of crude oil, condensate and natural gas liquids are not currently regulated and are made at negotiated prices; however, Congress could reenact price controls in the future. Our sales of crude oil are affected by the availability, terms, and cost of transportation.

Trio anticipates that oil produced from the South Salinas Project will initially be trucked to market, and that it may be trucked to market over the long-term. Similarly, most if not all of the oil produced from the nearby San Ardo Oilfield (approximately cumulative 500 million barrels of produced oil), which has been in operations for about 70 years, is trucked to market. Nevertheless, there are two idle oil pipelines at the South Salinas Project that Trio Corp may at some time in the future, but not initially, be able to utilize to move oil to market.

The transportation of oil in common carrier pipelines is also subject to rate regulation. FERC regulates interstate oil pipeline transportation rates under the Interstate Commerce Act. Intrastate oil pipeline transportation rates are subject to regulation by state regulatory commissions. The basis for intrastate oil pipeline regulation, and the degree of regulatory oversight and scrutiny given to intrastate oil pipeline rates, varies from state to state. Insofar as effective interstate and intrastate rates are equally applicable to all comparable shippers, we believe that the regulation of oil transportation rates will not affect our operations in any way that is of material difference from those of our competitors. Further, interstate, and intrastate common carrier oil pipelines must provide service on a non-discriminatory basis. Under this open access standard, common carriers must offer service to all shippers requesting service on the same terms and under the same rates. When oil pipelines operate at full capacity, access is governed by pro-rationing provisions set forth in the pipelines’ published tariffs. Accordingly, we believe that access to oil pipeline transportation services generally will be available to us to the same extent as to our competitors.

Regulation of Transportation and Sale of Natural Gas

Historically, the transportation and sale for resale of natural gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938, the Natural Gas Policy Act of 1978 and regulations issued under those Acts by the FERC. In the past, the federal government has regulated the prices at which natural gas could be sold. While sales by producers of natural gas can currently be made at uncontrolled market prices, Congress could reenact price controls in the future.

Since 1985, the FERC has endeavored to make natural gas transportation more accessible to natural gas buyers and sellers on an open and non-discriminatory basis. The FERC has stated that open access policies are necessary to improve the competitive structure of the interstate natural gas pipeline industry and to create a regulatory framework that will put natural gas sellers into more direct contractual relations with natural gas buyers by, among other things, unbundling the sale of natural gas from the sale of transportation and storage services. Although the FERC’s orders do not directly regulate natural gas producers, they are intended to foster increased competition within all phases of the natural gas industry. We cannot accurately predict whether the FERC’s actions will achieve the goal of increasing competition in markets in which our natural gas is sold. Therefore, we cannot provide any assurance that the less stringent regulatory approach established by the FERC will continue. However, we do not believe that any action taken will affect us in a way that materially differs from the way it affects other natural gas producers.

Intrastate natural gas transportation is subject to regulation by state regulatory agencies. The basis for intrastate regulation of natural gas transportation and the degree of regulatory oversight and scrutiny given to intrastate natural gas pipeline rates and services varies from state to state. Insofar as such regulation within a particular state will generally affect all intrastate natural gas shippers within the state on a comparable basis, we believe that the regulation of similarly situated intrastate natural gas transportation in any states in which we operate and ship natural gas on an intrastate basis will not affect our operations in any way that is of material difference from those of our competitors.

South Salinas Project Oil Rights

We have an approximate 82.5% working interest (with the opportunity to acquire a portion of the remaining 17.5% interest) in the South Salinas Project, and a mineral-leasehold of approximately 8,600 gross mineral acres in one largely contiguous land package. There are six existing idle wells in the South Salinas Project, and permits are approved by Monterey County for an additional three wells at the project.

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Description of Oil and Gas Property and Current Operations

Trio Petroleum Corp (“Trio Corp”) has acquired Trio LLC’s WI in the South Salinas Project. Through this acquisition Trio Corp has an approximate 82.5% WI in the South Salinas Project, and it is possible, that Trio Corp will acquire a portion of the other 17.5% WI. Trio Corp is pursuing this offering with a valuation based, in large part, on the merits of the South Salinas Project.

Trio LLC and its management team are part owners of Trio Corp and will continue as Operator of the South Salinas Project on behalf of Trio Corp and of the other WI owners.

We believe the South Salinas Project has the potential to be significant, with an estimated 39.0 million barrels of oil (“MMBO”) plus 40.0 billion cubic feet of gas (“BCFG”), or 45.7 million barrels of oil equivalent (“BOE”), in P2 Probable (P50) reserves and an approximate 92.4 MMBO plus 148.8 BCFG, or 117.2 million BOE, in P3 Incremental Possible reserves. Note that the conversion rate used is 6.0 Mcf per 1 BOE.

There are two contiguous areas in the South Salinas Project, being the Humpback Area or the Humpback oilfield that occurs in the northern part of the project, and the Presidents Area or President oilfield that occurs in the southern part of the project. Discovery wells have been drilled and completed at both Humpback and Presidents. The drilling of the HV-1 confirmation well at Presidents is scheduled for the late fourth quarter of 2022. The drilling of the HV-4 confirmation well at Humpback is anticipated to take place in the fourth quarter of 2022 and/or first quarter of 2023.

The primary oil and gas objectives in the South Salinas Project are classic fractured Monterey Formation reservoirs (i.e., zones with abundant brittle/fractured intervals of chert, dolomite, limestone and porcelanite) and the Vaqueros Sand. Fractured Monterey Formation is one of the most important and prolific oil/gas reservoirs in the State. The primary oil and gas reservoirs occur at approximately 4,000-8,000’ depth. The oil is mid- to high-gravity (18-40° API). The oil and gas targets are in structural traps - this is not a resource play. The structural traps are imaged in 30 square miles of 3D seismic data that is owned by Trio Corp. Importantly, the 3D seismic was acquired after the drilling of all wells in the area except for Trio’s HV-3A discovery well that was drilled in 2018. The 3D seismic provides critical information about how prior wells were not properly located and, more importantly, how the South Salinas Project potentially may be successfully exploited going forward.

The Monterey Formation oil and gas zones have been tested as various wells at the South Salinas Project. The Vaqueros Sand has not yet been tested but it is behind-pipe in the BM 2-2 well that Trio intends to perforate and test as soon as the necessary permits are in-hand.

Trio Corp has leasehold of approximately 8,600 gross and 7,800 net mineral acres from one Lessor, Bradley Minerals. The surface lands at the approximate 8,600 mineral acres are all part of the private Porter Ranch.

The HV-3A well was drilled and completed in 2018 and is the newest well in the South Salinas Project. No net productive and/or dry development and/or exploratory wells have been drilled in the last three fiscal years.

All of the Company’s acreage and reserves in the South Salinas Project are considered undeveloped. The HV-3A and BM 2-2 wells are capable of oil and/or gas production but additional investments at both of these wells are anticipated in Phase 1 prior to establishing commercial oil/gas production and, therefore, the reserves and acreage at both of these wells are considered undeveloped. Thus, the total gross undeveloped acreage is approximately 8,600 acres and the total net undeveloped acreage (i.e., net to the Company) is approximately 7,095 acres (i.e., 8,600 acres x 0.825 = 7,095 acres). The total gross developed acreage is zero acres and the total net developed acreage (i.e., net to the Company) is also zero acres.

As noted elsewhere there are six existing idle wells on the Company’s leases, being the BM 1-2-RD1, BM 2-2, BM 2-6, HV-3A, HV 3-6 and HV 1-35 wells. Of these six wells only the HV-3A and BM 2-2 are considered to probably and/or possibly be capable of economic oil/gas production, whereas it cannot be ruled-out that economic oil/gas production could be established at the other four wells. Thus, on the Company’s leases there may be considered to be two (2) gross productive wells (i.e., the HV-3A and BM 2-2 wells) and 1.65 net productive wells (i.e., 82.5% WI times 2 gross wells = 1.65 net productive wells).

The Porter Ranch is an active working property that supports farming operations, livestock grazing, and the exploitation of oil and gas reserves, as well as the preservation of open space that preserves natural habitat. There is partly overlapping ownership in Bradley Minerals (the Lessor) and in Porter Ranch (the surface owner) and the interests and objectives of the two entities are closely aligned. In some projects there are conflicts between surface and mineral owners, for example with the surface owner discouraging and the mineral owner encouraging development. Importantly, in this project the mineral and surface owners have aligned interests/objectives, and this is highly beneficial to the South Salinas Project. Total royalty burden at the South Salinas Project is 20%, all of which is held by Bradley Minerals. Trio and its associates hold no royalty interests in the South Salinas Project.

Infrastructure at the South Salinas Project includes six existing wells, six expansive well pads, and three idle Exxon and/or AERA Energy oil and gas pipelines. The expansive well pads are important because they can accommodate significant project development without additional disturbance of the surface – this should help expedite the approval of necessary additional permits.

Trio anticipates that it may be desirable in the future to obtain access or ownership of the Exxon pipelines to move oil and gas to markets and possibly to move produced water off-site. AERA Energy (“AERA”), which is Exxon-Mobil’s California subsidiary, has significant operations a few miles north at the San Ardo Field. There may be synergies between our project and AERA’s nearby operations that may include our use of one or more of the three pipelines.

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There is an application for an UIC water disposal operation at the South Salinas Project that is under review by CalGEM and being modified and updated by Trio. Approval of this water disposal project by CalGEM and Water Boards will be an important part of establishing an economic oil and gas operations.

All of the six existing wells are currently idle and are temporarily shut-in. When the appropriate permits are in-hand, which may be in about 1 to 1.5 years, and when the required funding is in-place, Trio plans to return two of the wells (the BM 2-2 and HV-3A wells) to oil and gas production, to reenter and sidetrack three of the wells (the HV 1-35, BM 2-6 and HV 3-6 wells) to optimal locations that are indicated in the 3D seismic data and to then put them on production, and to utilize one well (the BM 1-2-RD1 well) as a water disposal well. In the meantime, Trio plans to drill the HV-1 confirmation well at Presidents in the late fourth quarter of 2022, and to put it on production immediately (i.e., in about one or two months following completion). Trio plans to drill the HV-2 and HV-4 wells, given adequate funding, which are already permitted by Monterey County, shortly after completion of the HV-1 well, likely in the late fourth quarter of 2022 and/or first quarter of 2023 . The HV-1, HV-2 and HV-4 wells may each be produced for its own 18-month period, commencing on the date of completion, under Trio’s current exploration/testing permits. Trio intends to work diligently with Monterey County, CalGEM and WaterBoards toward the goal of obtaining permits in about 1 to 1.5 years for full field development, including long-term production and water disposal. This would facilitate continued and uninterrupted oil and gas production at the HV-1, HV-2 and HV-4 wells, the recompletion and return to production of the HV-3A and BM 2-2 well, the utilization of the BM 1-2-RD1 well for water disposal, and the sidetracking of the HV 1-35, BM 2-6 and HV 3-6 well to the oil and gas targets that are indicated in the 3D seismic data.

Evaluation of Reserves and Net Revenue

Our evaluation and review of oil and gas reserves and future net revenue attributable to the Company’s interests in the South Salinas Project, as of the end of October 31, 2021, are based on independent analyses prepared by KLS Petroleum Consulting LLC (“KLSP”), Denver, Colorado, as documented in the report that it prepared that is entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2” (the “Reserve Report”), and a parallel and related analysis by KLSP for the entire Project that is entitled “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022” (the “Reserve Supplement Report”). KLSP is an independent, third-party, petroleum engineering firm that meets industry-standards for qualifications, independence, objectivity and confidentiality. The primary technical person, Kenneth L. Schuessler, responsible for preparing the Reserve Report is a registered professional petroleum engineer with decades of experience in the petroleum industry and in analyses of reserves. Mr. Schuessler has significant experience in the petroleum industry and has held important positions with Bergeson Associates, Malkewitz-Hueni Associates, SI International, System Technology Associates and MHA Petroleum Consultants. Importantly, Mr. Schuessler has significant experience in the evaluation and exploitation of Monterey Formation fractured-reservoirs at the giant Elk Hills and Coles Levee Fields in the San Joaquin Basin in California. Mr. Schuessler’s knowledge of the Monterey Formation is highly-relevant to the evaluation of our South Salinas Project at which the fractured Monterey Formation is of critical importance.

KLSP states that the reserves and their determination are consistent with definitions found in Rule 4-10 of SEC Regulation S-X (17CFR part 210), and Subpart 1200 of Regulation SK. The net reserves, costs and revenues are those attributable to the Company. Future net revenue and discounted present value are on a before federal income tax (BFIT) basis.

KLSP is an independent third-party that does not own an interest in any of our properties. KLSP is not a permanent employee of our company but we may continue to employ its services on an as-needed basis.

Our internal staff including our geoscience, drilling, facilities, regulatory, compliance, land, legal and accounting professionals communicated as needed with KLSP to ensure the integrity, accuracy and timeliness of data furnished to KLSP, to review and discuss the properties, methods and assumptions used by KLSP in KLSP’s preparation of the reserve estimates, and to review and discuss KLSP’s conclusions. As discussed immediately above, KLSP is a highly-qualified, independent, petroleum-engineering consulting firm. Mr. Terence B. Eschner, the Company’s acting President and a registered professional geologist, who is very knowledgeable about the South Salinas Project, was the Company’s primary contact with KLSP regarding the reserve analyses that were conducted by KLSP. Mr. T. Eschner played a key role providing the Company’s internal controls on the reserve estimation effort that was carried-out by KLSP, while not interfering with KLSP’s analyses so as to ensure that KLSP’s analyses would truly be that of an independent third-party. The Company recognizes that estimating volumes of economically recoverable oil and natural gas reserves is somewhat subjective and that the accuracy of any reserve estimate is partly a function of the quality and accuracy of the available data and interpretations: for this reason and others the Company strove to provide the best available data and interpretations to KLSP. Reserve estimates typically require revision as new information becomes available and/or due to change in conditions and/or due to unforeseen circumstances. Reserve estimates commonly differ from the quantities of oil and natural gas that are ultimately recovered. Estimates of economically recoverable oil and natural gas and of future net revenues are based on a number of variables and assumptions, some or all of which may prove to be incorrect.

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The technologies utilized by KLSP in their reserve estimation efforts are discussed in detail in the Reserve Report. These technologies included the evaluation and incorporation of data from analog oilfields. Analogs are widely used in reserves estimating, particularly in the early development stages when direct measurement information (production history) is limited. As described in the Society of Petroleum Engineers’ Petroleum Resource Management System (PRMS Section 4.1.1) “The methodology is based on the assumption that the analogous reservoir is comparable to the subject reservoir in regard to reservoir description, fluid properties, and most likely recovery mechanism(s) applied to the project that control the ultimate recovery of petroleum. By selecting appropriate analogs, where performance data of comparable development plans are available, a similar production profile may be forecast. Analogs are frequently applied in aiding in the assessment of economic producibility, production decline characteristics, drainage area, and recovery factor.” The technologies utilized by KLSP also included constructing several numerical models that evaluated the expected oil and gas production under an appropriate range of reservoir characteristics, and which allowed probabilistic estimates of reserves. These models required reservoir properties and, therefore, OOIP as input. The Probabilistic method defined a distribution representing the full range of possible values for input parameters. This included dependencies between parameters that are also defined and applied. These distributions were randomly sampled using Monte Carlo simulation to compute a full distribution of potential in-place and recoverable quantities of oil, gas, and water. Input distributions were included for porosity, permeability, water saturation and net productive thickness. In addition, pore volume compressibility was described with a distribution because its range of uncertainty can impact reservoir pressure and therefore future productivity. IHS’ Harmony Enterprise software was used to construct the numerical models for the various reservoir units, being Monterey Yellow, Monterey Blue and Vaqueros Sand reservoir units. A ‘type well’ or calibration model was constructed for each reservoir using the average conditions and reservoir properties cited above. In addition, using the probabilistic distributions of porosity, net thickness, water saturation, permeability and pore volume compressibility, the reservoir model was run 500 times, each time the model selecting via Monte Carlo sampling the input parameters according to the ranges and distributions defined. Each simulation run resulted in a particular value of oil and gas recovery. The cumulative probabilities of the resulting forecasts of ultimate oil and gas recovery were used to identify the reported reserve values.

Disclosure of Reserve Volumes and Reserve Values as of the End of October 31, 2021

KLSP in the aforementioned reserve analyses recognizes the occurrence at the South Salinas Project of both P2 Probable (P50) reserves and of P3 Incremental Possible (P10) reserves (see: “Glossary of Terms Used to Characterize Reserves & Projects” in Table 22 in the Reserve Report). SEC criteria stipulate that reserves cannot be classified as P1 Proved (i.e., PDP or Proved Developed Producing, PDNP or Proved Developed Not Producing, PUD or Proved Undeveloped) if said reserves are not fully permitted for long-term production. Permits for full field development and long-term production have not yet been sought by the Company and thus are not yet issued for the South Salinas Project and, therefore, KLSP does not recognize Proved reserves at the South Salinas Project.

KLSP provided estimates of net oil and gas reserves and future net revenues, attributable to the Company, for Phase 1, Phase 2 and for the entire South Salinas Project, as shown in the below Table. Future net revenue and discounted present value are on a before federal income tax (BFIT) basis. Both undiscounted and discounted net cash flow to the Company are shown. The discounted dollar amounts shown in the below Table are discounted at 10% and, therefore, are net present value (“NPV”) 10 amounts, whereas KLSP also provided estimated NPV5, 15, 20, 25, 30, 35, 45, 55, 65 and 75. Reserve volumes are expressed in stock tank barrels of oil and thousands of standard cubic feet of gas (MCF).

There are uncertainties in reserve forecasts and in associated estimates of future cash flows due to uncertainties in various matters that are elaborated above (see: We face substantial uncertainties in estimating the characteristics of our prospects, so you should not place undue reliance on any of our measures.). The Company’s estimates of Probable (P50) reserves, Possible (P10) reserves and their respective estimated future cash flows are discussed more-fully above (see Evaluation of Reserves and Net Revenue) and are described in detail in the Reserve Report. The Company’s reserve estimates are based on field analogs, numerical models and probabilistic modeling. Copied below are two paragraphs from the Reserve Report that further explain the Company’s estimated reserves:

“Because decline curve analysis could not be used to forecast reserves, and since the development of type curves was problematic due to the early historical time frame in which the analog fields were developed, probabilistic methods were employed. The interpretations of open hole logs, core, and test information were used to describe ranges and distributions of key reservoir parameters. These were then input to numerical simulation models that used Monte Carlo sampling and hundreds of runs to derive forecasts of production and ultimate recovery representing P90 (1P), P50 (2P) and P10 (3P) reserve estimates. As indicated in the nomenclature of TABLE 22, these estimates are also known as Proved, Proved+Probable, and Proved+Probable+Possible, respectively. The designation ‘P50’ means there is a 50 percent probability that the actual production will exceed the value reported as the P50 reserves. The P50 value, also considered the Best or Most Likely estimate, is derived from a cumulative frequency distribution of forecast reserves from the Monte Carlo simulations. The P10 reserve estimate has a 10 percent probability of exceeding the estimated recovery and is also known as the High estimate. Possible reserves are represented by the difference between the P10 and P50 estimates. Possible reserves are typically larger than Probable reserves, this being the result of the key reservoir parameter distributions reflecting their variation in nature.”

“Probable reserves are assigned in certain areas where, as described above, reserves could be considered Proved if all regulatory approvals and permits were in place. Probable reserves are also assigned in areas where well control and interpretations of available data provide sufficient geologic evidence of reservoir continuity at structural positions above lowest known hydrocarbons (LKH), and where engineering evidence indicates the reservoir will have the requisite porosity, permeability and oil saturation to produce commercial quantities of oil and gas. The assignment of Possible reserves does not incorporate a larger reservoir area, but rather Possible reserves are assigned to the same wells having Probable reserves because the probabilistic methods employed indicate there may be a greater percentage recovery of hydrocarbons than is appropriate for the ‘Most Likely’ reserve estimates.”

The estimates of Probable reserves and Possible reserves and their respective estimated future cash flows have different risk and/or uncertainty profiles and should not be summed arithmetically with each other. For example, estimates of permeability, oil saturation, reservoir thickness and estimated ultimate recovery (EUR) are higher for the P10 reserve estimates than for the P50 reserve estimates (see for example Figure 25 and Table 2 in the Reserve Report).

The Probable and Possible reserves in the below Table are considered to be undeveloped as of the end of October 31, 2021. The HV-3A and BM 2-2 wells are capable of oil and/or gas production but additional investments at both of these wells are anticipated in Phase 1 prior to establishing commercial oil/gas production and, therefore, the reserves at both of these wells are considered undeveloped.

The effective date of the data in the below Table is as of the end of October 31, 2021. The date (i.e., as of the end of October 31, 2021) is noted because the reserve estimates are date-specific, and might be, will likely be, revised at later dates. For example, if the Company’s working-interest in the South Salinas Project, and/or the size of the Company’s leasehold position at the South Salinas Project, were in the future to increase or decrease, then the reserve estimates would increase or decrease accordingly (note: the Company’s %WI and leasehold position may increase but are not expected to decrease). Similarly, changes in the future of estimates of oil and/or gas that can be economically recovered, in the market values of oil and/or gas, in estimates of reservoir properties such as thickness, oil saturation, porosity, etc., and various other possible changes in the future, would accordingly result in revised reserve estimates and/or revised estimates of net cash flow. No significant discovery or other favorable or adverse event has occurred since the end of October 31, 2021, that would cause a substantial change in estimated reserves and/or cash flow, as of that date, other than the recent (i.e., March 2022) significant increase in oil price stemming, in part, from Russia’s war on Ukraine, which oil price increase is not incorporated into the analysis provided here.

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Phase 1 is a development project with expenditures that are appropriately scaled to the capital raise that the Company anticipates may be realized in the near term in its IPO. Phase 2, upon demonstration of success in Phase 1, is a development project with expenditures that are appropriately scaled to an anticipated secondary capital raise.

Phase 1 assumes that existing exploration permits will be utilized to drill three new wells (HV-1, HV-2 and HV-4), which drilling may commence in the fourth quarter of 2022, and that four additional wells (HV-3A, BM 2-2, HV 1-35, BM 3-6) will be either recompleted or sidetracked/redrilled in 2023 upon securing necessary permits. The Company’s estimated total Phase 1 investment is $18.6 million and provides for work to secure regulatory permits and to drill/sidetrack and/or recomplete the aforementioned seven (7) wells. The Phase 1 analysis includes capital to plug and abandon the wells, including surface-location cleanup and restoration as per CalGEM guidelines and regulations.

Phase 2 is assumed to begin in the third quarter of 2024, and employs $37.7 million to establish 12 additional oil and gas wells (i.e., sidetracking/redrilling the HV 2-6 well and drilling 11 new wells) and install necessary associated infrastructure. The Phase 2 analysis includes capital to plug and abandon the wells, including-surface location cleanup and restoration as per CalGEM guidelines and regulations.

Phase 1 is estimated to comprise an approximate 2.0 MMBO plus 2.0 BCFG, or 2.3 million BOE, in P2 Probable reserves and an approximate 3.7 MMBO plus 6.7 BCFG, or 4.9 million BOE, in P3 Incremental Possible reserves, as shown in part “A” of the below Table. The Phase 1 estimated net cash flow to the Company, discounted at 10%, is $28 million for the P2 Probable reserves and $109 million for the P3 Incremental Possible reserves, as shown in part “A” of the below Table. Note that the conversion rate used in the below Table is 6.0 Mcf per 1 BOE.

Phase 2 is estimated to comprise an approximate 3.1 MMBO plus 3.2 BCFG, or 3.7 million BOE, in P2 Probable reserves and an approximate 7.3 MMBO plus 11.6 BCFG, or 9.2 million BOE, in P3 Incremental Possible reserves, as shown in part “B” of the below Table. The Phase 2 estimated net cash flow to the Company, discounted at 10%, is $34 million for the P2 Probable reserves and $175 million for the P3 Incremental Possible reserves, as shown in part “B” of the below Table.

The P2 Probable reserves in Phases 1 and 2 combined comprise an approximate 5.1 MMBO plus 5.2 BCFG, or 6 million BOE, as shown in part “C” of the below Table. The estimated net cash flow to the Company, discounted at 10%, is $62.2 million for the P2 Probable reserves in the combined Phases 1 and 2, as shown in part “C” of the below Table.

The Incremental Possible P3 reserves in Phases 1 and 2 combined comprise an approximate 11 MMBO plus 18.3 BCFG, or 14.1 million BOE, as shown in part “D” of the below Table. The estimated net cash flow to the Company, discounted at 10%, is $283.5 million for the Incremental Possible P3 reserves in the combined Phases 1 and 2, as shown in part “D” of the below Table.

Full field development of the entire Project, as documented in the Reserve Supplement Report, incorporates the SEC Report Phase 1 Development Project (i.e., Phase 1 in the Reserve Report) and deploys a subsequent drilling schedule (i.e., an expanded “Phase 2”) that reflects full field development and that captures the reserve and value proposition that may be achieved with a capital commitment that could result from a successful Phase 1. As described in the Reserve Report, Phase 1 uses existing exploration permits to drill three wells beginning in May 2022. Four additional wells will be drilled upon securing a Development Permit from Monterey County in October 2023. Trio’s total Phase 1 investment is $18.6 million and provides for work to secure regulatory permits and drill or recomplete seven (7) wells. Full field development (i.e., the expanded Phase 2 in the Reserve Supplement Report) begins July 2024 and employs $463.2 million to drill 144 wells by the end of 2027 and install associated infrastructure. The number of wells reflects full leasehold development of the targeted Monterey productive intervals and areas using vertical wells on 40-acre spacing. The prospective Vaqueros Sand is developed using horizontal wells on 160-acre spacing.

Full field development of the entire Project is estimated to comprise an approximate 39.0 MMBO plus 40.0 BCFG, or 45.7 million BOE, in P2 Probable reserves and an approximate 92.4 MMBO plus 148.8 BCFG, or 117.2 million BOE, in P3 Incremental Possible reserves, as shown in part “E” of the below Table. The entire Project estimated net cash flow to the Company, discounted at 10%, is $407.6 million for the P2 Probable reserves and $2 billion for the P3 Incremental Possible reserves, as shown in part “E” of the below Table.

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Table 1: Estimated Reserves and Cash Flow

	ESTIMATED RESERVES AND CASH FLOW

A.	Phase 1 Reserve Categories	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P50) of Limited Phase 1	1,975,000.0	2,022,900.0	2,312,150.0	$95,573,000.00	$28,194,000.00
	Incremental Possible (P3) of Limited Phase 1	3,742,000.0	6,732,400.0	4,864,066.7	$262,325,000.00	$108,855,000.00

B.	Phase 2 Reserve Categories	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P50) of Limited Phase 2	3,123,900.0	3,206,800.0	3,658,366.7	$145,127,000.00	$34,001,000.00
	Incremental Possible (P3) of Limited Phase 2	7,258,300.0	11,603,200.0	9,192,166.7	$499,464,000.00	$174,621,000.00

C.	Reserve Category by Development Plan Phase, for Limited Phases 1 & 2	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Probable (P50) of Limited Phase 1	1,975,000.0	2,022,900.0	2,312,150.00	$95,573,000.00	$28,194,000.00
	Probable (P50) of Limited Phase 2	3,123,900.0	3,206,800.0	3,658,366.67	$145,127,000.00	$34,001,000.00
	Total Probable (P50) of Limited Phases 1 & 2	5,098,900.0	5,229,700.0	5,970,516.67	$240,700,000.00	$62,195,000.00

D.	Reserve Category by Development Plan Phase, for Limited Phases 1 & 2	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Incremental Possible (P3) of Limited Phase 1	3,742,000.0	6,732,400.0	4,864,066.67	$262,325,000.00	$108,855,000.00
	Incremental Possible (P3) of Limited Phase 2	7,258,300.0	11,603,200.0	9,192,166.67	$499,464,000.00	$174,621,000.00
	Total Incremental Possible (P3) of Limited Phases 1 & 2	11,000,300.0	18,335,600.0	14,056,233.33	$761,789,000.00	$283,476,000.00

E.	Reserve Category for Entire Project, Full Field Development	Net Trio Oil Reserves (Stock Tank Barrels)	Net Trio Gas Reserves (1000 CF, or MCF)	Net Trio Reserves (Barrel of Oil Equivalent)	Trio Undiscounted Net Cash Flow ($)	Trio Net Cash Flow Discounted at 10% ($)
	Total Probable (P50): Entire Project, Full Field Development	38,996,000.0	39,963,900.0	45,656,650.00	$1,844,194,000.00	$407,595,000.00
	Incremental Possible (P3): Entire Project, Full Field Development	92,376,000.0	148,778,400.0	117,172,400.00	$6,356,981,000.00	$1,998,235,000.00

Reasonable Expectations of Reserve Analyses

This prospectus provides a summary of risks and detailed discussions of risks relating to our business and risks related to this offering. The Company recognizes these risks as being real and substantial. Nevertheless, the Company has reasonable expectations that the Company’s South Salinas Project will prove to have reserves approximately as estimated, that the Company will have adequate funding to develop the reserves, and that there will exist the legal right to develop the Company’s reserves in said Project, including the rights to full-field development, to long-term production and to deliver natural gas to market via pipeline, recognizing as discussed elsewhere hereunder that there may be project delays and/or obstacles related to obtaining necessary permits from regulatory agencies. Furthermore and more specifically, the Company has a reasonable expectation that the primary governmental regulatory agencies that are currently and/or that will be involved in the permitting processes, which agencies will primarily be CalGEM, State Water Boards and Monterey County, will determine to approve the Company’s applications for permits for various reasons that are discussed below.

The Company during Phase 1 or shortly thereafter expects to prepare a full-field development plan to include the following key elements:

●	Documentation of oil and gas reserves at the Project, including whatever results of the Phase 1 development program are both available and pertinent;
●	Documentation of the proposed wells and facilities that would be necessary to underpin full-field development and long-term production;
●	Details as to how the Company would minimize surface footprint by directionally drilling from existing well pads and similarly largely using existing pads for facilities, which well pads at that time may include the currently existing six well pads plus the two wells pads that are planned for construction at the HV-2 and HV-4 well sites. Use of these eight well pads for additional wells and facilities will minimize the need for additional surface disturbance in the full-field development plan. The Company’s proposal to use existing well pads to minimize surface footprint should help expedite approval of necessary permits;
●	Details as to how the Company would endeavor to minimize surface disturbances associated with pipeline construction by utilizing the existing Exxon/AERA gas pipeline and one or more of the two existing Exxon/AERA oil pipelines. The Company’s proposal to use existing pipelines to minimize surface disturbance should help expedite approval of necessary permits;
●	Documentation as to how the Company proposes to minimize or eliminate the trucking of oil by utilizing one or more of the two existing Exxon/AERA oil pipelines. The Company’s proposal to use existing pipelines to minimize truck traffic should help expedite approval of necessary permits;
●	Documentation as to how the Company’s operations will be carried-out in an environmentally and socially responsible manner; and
●	A Full Environment Impact Report, discussed immediately below.

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The Company during Phase 1 or shortly thereafter expects to engage a third-party expert consulting company (“Environmental Consultant”) to prepare a Full Environmental Impact Report (Full EIR) on the Company’s full-field development plan. It is customary in Monterey County in these matters for the Environmental Consultant to be chosen by and/or agreed to by the County, for the Environmental Consultant to report directly to the County’s technical staff, and to avoid any real or perceived conflicts of interest for County to directly compensate the Environmental Consultant from funds paid to County by the Operator. The Company has a reasonable expectation that the Full EIR will determine that the full-development project will have “a less than significant environmental impact” with a “mitigated negative declaration”, meaning that the Project will be deemed environmentally acceptable with specific, delineated mitigation-measures being taken to protect and prevent, as far as possible, damage to life, health, property, natural resources, climate and other similar matters (e.g., water and air quality, scenic views or “viewshed”, etc.). The Company has a reasonable expectation that it will be able to obtain a Full EIR with a mitigated negative declaration for the full-field development project that should help expedite approval of necessary permits.

The surface lands at the Project are privately owned by the Porter Ranch and the subsurface mineral rights are privately owned by Lessor Bradley Minerals Company. The Porter Ranch is a multi-use working-ranch with operations that include the Company’s oil and gas operations as well as extensive agricultural and livestock operations. The Porter Ranch (surface owners) and the Bradley Minerals Company (mineral owners) are fully-aligned in their desire to develop the oil and gas resources at the Project. The Company has a reasonable expectation that the surface and mineral owners will be fully-aligned and fully-supportive of the Company’s full-field development plan and that this undivided support should help expedite approval of necessary permits.

CalGEM has statutory mandates to ensure both energy production and environmental protection. The Company has a reasonable expectation that CalGEM will have a favorable view of the Company’s full-development plan for the South Salinas Project and that CalGEM accordingly will determine that the Company’s applications for necessary permits should be approved. The Company furthermore has a reasonable expectation that State Water Boards will, similarly to CalGEM, have a favorable view of the Company’s full-development plan for the South Salinas Project and that Water Boards accordingly will determine that the Company’s applications for necessary permits should be approved.

The Company has a reasonable expectation that the County Commissioners and more importantly the County Supervisors (the Supervisors are a higher authority than the Commissioners) of Monterey County will determine that the Company’s applications for necessary permits should be approved. This reasonable expectation is based, in part, on the expected benefits of the Project to the County and to the State of California that include the following statistics and claims from Californians for Energy Independence:

●	Oil and natural gas production in Monterey County plays a fundamental role in sustaining the energy supply and quality of life of the County’s 440,000 residents;
●	Oil and natural gas are vital to ensuring the health and safety of California’s communities;
●	the oil and gas industry contributes to Monterey County’s economy by providing a safe and reliable energy supply that fuels cars, heats homes, powers businesses, grows food and produces everyday products. County residents depend on oil and gas to produce and deliver their food and water supply, and for the countless products they use every day (e.g., cell phones, computers, medical devices, eye glasses, asphalt roads, plastic kayaks, wet suits, tires, car batteries, etc.) and natural gas is an important local energy source for heating and cooking;
●	Roughly 75% of the oil and gas used in California is imported from foreign countries, many of which are unstable and/or have poor human rights, labor and/or environmental standards;
●	Monterey County and California lead the way in safe, affordable and environmentally responsible oil and gas production with the world’s strictest regulations;
●	More than 25 local, state and federal agencies oversee local oil and gas production in Monterey County;
●	Monterey County’s oil and gas workforce includes veterans, union members, first generation citizens, single parents and others, many of whom live and raise their families in the County and care deeply about the community;
●	Monterey County’s oil and gas industry directly supports approximately 868 full-time jobs with benefits, and nearly 50% of the workforce is ethnically diverse;
●	Average annual pay is $107,000 in oil industry: these are good paying jobs and the average wage is more than double the $51,900 average for all private sector jobs in Monterey County;
●	The oil industry supports $69 million per year in wage payments to employees in the County;
●	The oil industry has a positive impact on the region, providing high paying, full-time jobs, and upward mobility for workers including those with high school and/or technical degrees;
●	Property taxes represent the County’s largest source of general revenues, and are used to support schools, public safety, health, social assistance, services to combat homelessness, and other services;
●	Property taxes paid to the County from two operators at the San Ardo Oilfield are approximately $44 million per year: these operators are among the highest property-tax taxpayers in the County; and
●	The economic output of the oil industry in Monterey County is an estimated $644 million per year.

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The Company has a reasonable expectation that the primary governmental regulatory agencies (i.e., CalGEM, State Water Boards and Monterey County) that are and/or that will be involved in the permitting process will endeavor to avoid any unconstitutional takings of private property that might result from denying permits for the South Salinas Project. As noted elsewhere hereunder, even Measure Z, if upheld by California’s Supreme Court, directs Monterey County to refrain from applying policies that would interfere with vested or constitutional rights, and also directs the County to grant exemptions if necessary to avoid unconstitutional takings of private property. The Company has a reasonable expectation that governmental regulatory agencies will wish to avoid any unconstitutional takings of private property and that this should help expedite approval of necessary permits.

Trio Petroleum LLC, which is Operator of the South Salinas Project, has significant experience in Monterey County in obtaining necessary permits (e.g., drilling permits for exploration and development wells, permits for Underground Injection Control water-disposal projects, permits for constructing facilities, permits for constructing pipelines and power lines, etc.) from governmental regulatory agencies (e.g., CalGEM, Monterey County, and other local agencies). More specifically, Trio Petroleum LLC, as Operator, developed both the Lynch Canyon Oil Field and the Hangman Hollow Area of the McCool Ranch Oil Field, both of which oilfields are located in Monterey County approximately seven miles north of the Company’s South Salinas Project. The Company has a reasonable expectation that, given its own expertise and the expertise and local experience of Operator Trio Petroleum LLC, that the necessary permits may be obtained from governmental regulatory agencies and thus that there will exist the legal right to develop the Company’s reserves in the South Salinas Project.

The Company has a reasonable expectation that it will be able to negotiate an agreement with Exxon/AERA to utilize their existing idle gas pipeline and one or more of their two idle oil pipelines that exist at the Company’s South Salinas Project. The pipelines extend from the Company’s South Salinas Project to the San Ardo Oil Field that is located approximately three miles to the north. San Ardo is a giant oilfield with cumulative oil recovery to-date of approximately 500 million barrels of oil – it is ranked among the largest 100 oilfields in the United States by the Energy Information Administration of the U.S. Department of Energy and is commonly cited as being among the largest ten oilfields in California. San Ardo uses significant natural gas for operations including to run steam-generators to generate steam for steam-injection into wells as part of thermal oil-recovery operations (i.e., to produce the heavy oil that occurs at the field). An additional supply of natural gas would be beneficial at San Ardo and the high-gravity oil that occurs in the Company’s South Salinas Project could be beneficially blended with the heavy oil at San Ardo (source: personal communication between Trio personnel and AERA Energy personnel: September, 2022). It is feasible that opening the three mile section of the pipelines will be agreeable to the Company and to Exxon/AERA to the financial benefit of all parties. If this arrangement cannot be realized, and if funding and the oil and gas reserves in the Project are sufficient, the Company and the Operator Trio Petroleum LLC will seek permits for new oil and/or gas pipelines, perhaps along the right-of-way of the existing pipelines to minimize new surface disturbance. The Company has a reasonable expectation that it will be able to establish the transport of oil and/or gas, and especially gas, to market via pipelines, whether through the existing Exxon/AERA pipelines or new pipelines.

The Company has a reasonable expectation that the Company’s South Salinas Project will prove to have reserves approximately as estimated. The Company has this reasonable expectation because it believes that:

●	The geologic structures that contain oil and gas in the South Salinas Project occur approximately as mapped based on the integrated interpretations of three-dimensional seismic data and data from wells already drilled at the Project, including the BM 2-2 and HV-3A discovery wells;
●	The estimated oil and gas reserves at the South Salinas Project are well-supported by geologic analogues to other large and prolific oil and gas fields in California; and
●	The Reserve Report and Supplemental Reserve Report as prepared by KLSP are reasonable.

The Company has a reasonable expectation that it will have adequate funding to develop the reserves at the South Salinas Project. This reasonable expectation is based on various considerations including the following:

●	The Company believes that the South Salinas Project has the potential to be both beneficial to society and profitable to shareholders and, for these and other reasons, that the Company’s IPO may raise funds sufficient to cover significant costs including the costs of Phase 1. As discussed elsewhere hereunder, Phase 1 is a development project with expenditures that are appropriately scaled to the capital raise that the Company anticipates may be realized in the near term in its IPO;
●	There are significant anticipated costs in the South Salinas Project primarily in years 2022-2027 due, in large part, to the estimated costs of drilling and completing oil and gas wells and building Project infrastructure. It is anticipated that these costs will be partly covered by funds raised in the Company’s IPO and furthermore that these costs will be partly and possibly entirely covered by revenue from oil and gas sales;
●	The estimated maximum cumulative negative cash-flow to the Company that may result from the development of the Probable (P50) Reserves in Phases 1 and 2, collectively, is approximately $24 million in year 2025 (see Table 13 in the Reserve Report), after accounting for revenue from oil and gas sales of Probable (P50) Reserves, but prior to accounting for funds that are anticipated to be raised in the IPO and prior to accounting for revenue that may or may not be realized from oil and gas sales of Incremental Possible (P3) Reserves in Phases 1 and 2. The estimated cumulative net cash-flow to the Company from the development of the Incremental Possible (P3) Reserves in Phases 1 and 2, which may or may not be realized, is approximately $85 million in year 2025 (see Table 16 in the Reserve Report). Thus, the aforementioned estimated $24 million maximum cumulative negative cash-flow to the Company in year 2025 should be significantly reduced and/or eliminated by funds from the Company’s IPO and/or revenue from oil and gas sales of Incremental Possible (P3) Reserves in Phases 1 and 2. Thus, the Company has a reasonable expectation that a secondary capital raise, subsequent to the Company’s IPO, may or not be necessary and, if necessary, will be manageable and will be successfully accomplished;

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●	The estimated maximum cumulative negative cash-flow to the Company that may result from full-field development of the Probable (P50) Reserves is approximately $147 million in year 2027 (see Table 4 in the Reserve Supplement Report), after accounting for revenue from oil and gas sales of Probable (P50) Reserves, but prior to accounting for funds that are anticipated to be raised in the IPO and prior to accounting for revenue during full-field development that may or may not be realized from oil and gas sales of Incremental Possible (P3) Reserves. The estimated cumulative net cash-flow to the Company from the development of the Incremental Possible (P3) Reserves during full-field development, which may or may not be realized, is approximately $804 million in year 2027 (see Table 7 in the Reserve Supplement Report). Thus, the aforementioned estimated $147 million maximum cumulative negative cash-flow to the Company in year 2027 should be partly reduced by funds from the Company’s IPO and may be significantly reduced and/or eliminated by revenue from oil and gas sales of Incremental Possible (P3) Reserves during full-field development. Thus, the Company has a reasonable expectation that additional capital raises, subsequent to the Company’s IPO, may or not be necessary and, if necessary, will be manageable and will be successfully accomplished; and
●	The Company has a reasonable expectation that additional capital raises, if necessary and subsequent to the Company’s IPO, will be successfully accomplished. This reasonable expectation is based on the experience and track record of the Company’s management team which has a demonstrated ability to secure funding for oil and gas exploration, development and production ventures, including that of Mr. Frank Ingriselli, our Chief Executive Officer, who has an over 40 year track record which includes having successfully raised several hundred millions of dollars while serving as President of Texaco International Operations, as CEO of the Timan Pechora Company (which at the time was the largest consortium of companies developing assets in the Arctic Circle of Russia), as founder and CEO Pacific Asia Petroleum, Inc., as founder and CEO of PEDEVCO Corp. (NYSE:PED), and as President of Indonesia Energy Corporation, LTD. (NYSE: INDO). The Company plans to leverage the relationships and experience of Mr. Ingriselli and other members of its management team in private and public equity fundraising to raise capital for the Company, if and as needed. Furthermore, this reasonable expectation is based on the confidence of Spartan Capital Securities, LLC, the Company’s investment banker, in both the Company and in the Project, and the various methods available for securing capital including financing plans that may be developed in collaboration with our bankers and/or future lenders based on reserves, cash flow and/or other considerations. The Company has a reasonable expectation that, between cash and equity, it will be able to raise whatever capital is necessary to successfully develop the South Salinas Project.

For all of the reasons discussed above in this section, the Company has a reasonable expectation that the Company’s South Salinas Project will prove to have reserves approximately as estimated, that the Company will have adequate funding to develop the reserves, and that there will exist the legal right to develop the Company’s reserves in the Project.

Employees

Employment agreements have been finalized with Mr. Frank Ingriselli and Mr. Greg Overholtzer and it is anticipated that employment agreements will be finalized with Mr. Stan Eschner, Mr. Terry Eschner and Mr. Steve Rowlee immediately following the Company’s IPO. It is anticipated that employees and officers will devote the number of hours necessary to perform their duties, which each employee and/or officer in his/her sole discretion may determine the extent of their time commitment.

Subsidiaries

The Company has no subsidiaries.

DESCRIPTION OF REAL PROPERTY

Other than our interest in the South Salinas Project described herein, we do not own any real property.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party or in which any director, officer or affiliate of ours, any owner of record or beneficially of more than 5% of any class of our voting securities, or security holder is a party adverse to us or has a material interest adverse to us.

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MANAGEMENT

Executive Officers, Non-executive employees and Directors

The following table sets forth the name and age as of October 28, 2022, and position of the individuals who currently serve as directors and executive officers of Trio Petroleum Corp. The following also includes certain information regarding the individual experience, qualifications, attributes and skills of our directors and executive officers as well as brief statements of those aspects of our directors’ backgrounds that led us to conclude that they are qualified to serve as directors.

Name	Age	Position
Executive Officers
Frank C. Ingriselli	68	Chief Executive Officer and Director
Terry Eschner	66	President
Steve Rowlee	70	Chief Operating Officer
Stan Eschner	90	Executive Chairman and Director
Greg Overholtzer	66	Chief Financial Officer
Non-Employee Directors
Michael L. Peterson	60	Director
William J. Hunter	53	Director
John Randall	80	Director
Thomas J. Pernice	60	Director
Robin Ross	69	Director

Executive Officers

Frank C. Ingriselli (Chief Executive Officer and Director) has served as our Chief Executive Officer and Director since February 2022. Also since February 2022, Mr. Ingriselli has served as a Director of Elephant Oil Corp., an oil and gas company with assets in Africa, and as a Director of Lafayette Energy Corp., a privately held oil and gas company with assets in the State of Louisiana. Since February 2019, Mr. Ingriselli has served as the President of Indonesia Energy Corp. (NYSE AMERICAN: INDO). With over 40 years of experience in the energy industry, Mr. Ingriselli is a seasoned leader and entrepreneur with wide-ranging exploration and production experience in diverse geographies, business climates and political environments. From 2005 to 2018, Mr. Ingriselli was the founder, President, CEO and Chairman of PEDEVCO Corp. and Pacific Asia Petroleum, Inc., both energy companies which are or were listed on the NYSE American. Prior to founding these two companies, from 1979 to 2001, Mr. Ingriselli worked at Texaco in diverse senior executive positions involving exploration and production, power and gas operations, merger and acquisition activities, pipeline operations and corporate development. The positions Mr. Ingriselli held at Texaco included President of Texaco Technology Ventures, President and CEO of the Timan Pechora Company (owned by affiliates of Texaco, Exxon, Amoco, Norsk Hydro and Lukoil), and President of Texaco International Operations, where he directed Texaco’s global initiatives in exploration and development. While at Texaco, Mr. Ingriselli, among other activities, led Texaco’s initiatives in exploration and development in China, Russia, Australia, India, Venezuela and many other countries. Mr. Ingriselli has served as an independent member of the Board of Directors of NXT Energy Solutions Inc. (TSX:SFD; OTC QB:NSFDF) since 2019 and is also on the Board of Trustees of the Eurasia Foundation, and is the founder and Chairman of Brightening Lives Foundation, Inc., a charitable public foundation. From 2016 through 2018, Mr. Ingriselli founded and was the President and CEO of Blackhawk Energy Ventures Inc. which endeavored to acquire oil and gas assets in the United States for development purposes. Mr. Ingriselli graduated from Boston University in 1975 with a B.S. in business administration. He also earned an M.B.A. from New York University in both finance and international finance in 1977 and a J.D. from Fordham University School of Law in 1979.

Terry Eschner (President) has served as our President since inception. Prior to that, Mr. Terry Eschner has served as Senior Associate Geological Advisor to Trio Petroleum LLC from 2015 to 2022, as President of Sarlan Resources Inc. from 1995 to 2022, and as Manager of Core Description LLC from 2010 to 2022. Mr. Terry Eschner has a BS in geology from San Diego State University and a MA in geology from the University of Texas at Austin.

Steve Rowlee (Chief Operating Officer) has served as our Chief Operating Officer since inception. Mr. Rowlee has served as Vice President and director of Trio Petroleum LLC, the operator of the South Salinas Project, since 1984. Prior to that, Mr. Steven Rowlee served as West Coast Division Land Manager for Hanna Petroleum Company from 1982 until 1984. Mr. Steven Rowlee has a B.A. in psychology from Azusa Pacific University and M.A. in education from California State University Bakersfield

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Stan Eschner (Executive Chairman) has served as our Executive Chairman since inception. Since 1983, Mr. Eschner has served as the Chairman of Trio Petroleum LLC, the operator of the South Salinas Project. From 1961 until 1983, Mr. Eschner held various positions at Occidental Petroleum (NYSE: OXY), including geologist, Vice President of Domestic Operations and Vice President - Chief Geologist- Worldwide. Before that, Mr. Eschner was a geologist (lieutenant) with the Army Corp of Engineers from 1955 until 1957, and a production geologist with Shell Oil Co.1958 until 1961. Mr. Eschner has a Master of Arts degree in Geology from University of California, Los Angeles.

Greg Overholtzer (Chief Financial Officer) has served as our Chief Financial Officer since February 2022. Since 2019, Mr. Overholtzer has worked as a part-time Chief Financial Officer of Indonesia Energy Corp. (NYSE AMERICAN: INDO). In addition, since November 2019, Mr. Overholtzer has served as a Consulting Director of Ravix Consulting Group. From December 2018 until November 2019, Mr. Overholtzer served as a Field Consultant at Resources Global Professionals. From January 2012 until December 2018, Mr. Overholtzer served as the Chief Financial Officer, Chief Accounting Officer and Controller of Pacific Energy Development (NYSE AMERICAN: PED). Mr. Overholtzer holds a BA in Zoology and an MBA in Finance from the University of California, Berkeley.

Non-Employee Directors

Michael L. Peterson (Director) has served as our Director since July 2022. Mr. Peterson has served as CEO of Lafayette Energy Corporation since March 2022 and as a Director of Indonesia Energy Corporation (NYSE:INDO) since January 2021. Since December 2020, he has served as the Chief Executive Officer of Nevo Motors, Inc., a company that is commercializing low carbon emission trucks. From 2011 to 2018, Mr. Peterson served in several executive officer positions at PEDEVCO Corp. (NYSE American: PED), a public company engaged primarily in the acquisition, exploration, development and production of oil and natural gas shale plays in the United States. These positions included as Chief Executive Officer, President, Chief Financial Officer and Executive Vice President. Since August 2016, Mr. Peterson has served as an independent director on the board of TrxAde Group, Inc. (NASDAQ: MEDS), a web-based pharmaceutical market platform headquartered in Florida. From 2006 and 2012, he served in several executive positions at Aemetis, Inc. (formerly AE Biofuels Inc.), a Cupertino, California-based global advanced biofuels and renewable commodity chemicals company. These positions included as Interim President, Director and Executive Vice President. From December 2008 to July 2012, Mr. Peterson also served as Chairman and Chief Executive Officer of Nevo Energy, Inc. (formerly Solargen Energy, Inc.), a Cupertino, California-based developer of utility-scale solar farms which he helped form, which is currently operating as Nevo Motors, Inc.). From 2005 to 2006, Mr. Peterson served as a managing partner of American Institutional Partners, a venture investment fund based in Salt Lake City. From 2000 to 2004, he served as a First Vice President at Merrill Lynch, where he helped establish a new private client services division to work exclusively with high-net-worth investors. From September 1989 to January 2000, Mr. Peterson was employed by Goldman Sachs & Co. in a variety of positions and roles, including as a Vice President with the responsibility for a team of professionals that advised and managed over $7 billion in assets. Since Mr. Peterson’s retirement from Pedevco in 2018, he has served as the President of the Taipei Taiwan Mission of The Church of Jesus Christ of Latter-day Saints, in Taipei, Taiwan. Mr. Peterson received his Master degree of Business Administration at the Marriott School of Management and a Bachelor’s degree in statistics/computer science from Brigham Young University.

William J. Hunter (Director) has served as our Director since July 2022. From 2015 until 2022, Mr. Hunter served as Managing Partner of Hunter Resources LLC, a strategic and financial consulting firm. From 2017 until 2021, Mr. Hunter served as the President, Chief Financial Officer and Director of Advent Technologies post-merger with AMCI Acquisition Corp. From 2013 until 2015, Mr. Hunter served as Managing Director of the Industrial Group of Nomura Securities. William Hunter received his B.Sc. from DePaul University in Chicago and an MBA with distinction from the Kellstadt School of Business at DePaul University.

John Randall (Director) has served as our Director since November 2021. From April 2017 until November 2021, Mr. Randall served as a professional geologist where he consulted to various companies and lenders. From April 2016 until April 2017, Mr. Randall was Vice President of the California Business Unit of Azimuth Energy. Before this, from 2003 until April 2016, Mr. Randall served as Senior Geologist at Freeport-McMoran Oil and Gas. Mr. Randall holds an MS in Geology and a BS in Geology from Southern Illinois University.

Thomas J. Pernice (Director) has served as our Director since November 2021. Mr. Pernice has served as the President of Modena Holding Corporation, a company providing corporate and executive advisory services, since 2000. In addition, he has served as a partner with The Abraham Group, an international strategic consulting firm and with Green Partners USA, LLC, a private equity real estate fund dedicated to green building since 2007. In 2004, he was appointed Senior Policy Advisor and Executive Director of the Secretary of Energy Advisory Board at the U.S. Department of Energy where he served until 2006. He was a partner and Managing Director of Cappello Group, a boutique investment and merchant bank in Los Angeles from 2000 to 2004. Mr. Pernice also served in the Family Offices of billionaire industrialist David H. Murdock where he was a member of the Chairman’s Global Leadership Team and Executive Officer of Dole Food Company, Inc. (NYSE: DOL) from 1992 to 2000. Mr. Pernice was as a Presidential Appointee and member of the senior White House staff serving from 1984 to 1992 where he traveled as a diplomatic representative of the United States to more than 92 countries. Further, Mr. Pernice has served as a member of the board of directors of D3 Energy Corporation since 2022, and Panvaxal, LLC, a private biotechnology company since 2019. Mr. Pernice holds a BA in Broadcast Journalism from the University of Southern California.

Robin Ross (Director) has served as our Director since August 2021, and was a co-founder of the Company in July 2021. Since October 2019, Mr. Ross has served as the founder of Gold’n Futures Mineral Corp. (CSE: FUTR), a junior resource company. In February 2021, Mr. Ross founded Beaver Gold Corp., a junior resource company with properties in Canada. Mr. Ross currently serves as a director of Beaver Gold Corp. Since 2007, Mr. Ross has served as the president of Vanross Enterprises Inc., a Canadian investment company. From 2008 until the sale of the company in August 2010, Mr. Ross served as a Co-Founder of Canada Potash Corporation, a Canadian resource company with access to over 1.7 million acres, or just over 15%, of the 11 million acres in the Williston Basin in South Central Saskatchewan, Canada. Mr. Ross previously held management positions at Canadian investment dealers for over 18 years. From 1999 until 2001, Mr. Ross served as Branch Manager and Director of Sales at Yorkton Securities, a Canadian biotechnology and investment dealer. From 1987 until 1999, Mr. Ross served as Branch Manager at Midland Walwyn Inc., a Canadian investment dealer.

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Family Relationships

Stan Eschner is Terry Eschner’s father. There are no other family relationships among our directors or executive officers.

Director or Officer Involvement in Certain Prior Legal Proceedings

Our directors and executive officers were not involved in any legal proceedings as described in Item 401(f) of Regulation S-K in the past ten years, other than Mr. Pernice who served as a co-founder of Gibraltar Associates, LLC, a private company, from 2007 until 2013, which entity went into receivership in approximately September 2014.

Board Composition and Election of Directors

Our board of directors currently consists of six members. Under our amended and restated bylaws, the number of directors will be determined from time to time by our board of directors.

Director Independence

Our board has determined that Frank Ingriselli and Stan Eschner currently have relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director, such that they cannot be deemed “independent” as that term is defined under the rules of the NYSE American, or the NYSE American rules. As permitted by the NYSE American, we intend to phase-in compliance with the NYSE American’s director independence requirements within the schedule outlined in the NYSE American rules. Our board has determined that Michael L. Peterson, William Hunter, Robin Ross, John Randall and Thomas J. Pernice are all “independent” as that term is defined under the NYSE American rules. That schedule requires a majority of the members of our Board to be independent within one year of listing. It also requires one member of each Board committee be independent at the time of listing, a majority of Board committee members to be independent within 90 days of listing, and all Board committee members to be independent within one year from listing.

Classified Board of Directors

In accordance with our certificate of incorporation and amended and restated bylaws, our board of directors will be divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Effective upon the closing of this offering, our directors will be divided among the three classes as follows:

●	the Class I directors will be and , and their terms will expire at our first annual meeting of stockholders following this offering;

●	the Class II directors will be and , and their terms will expire at our second annual meeting of stockholders following this offering, and;

●	the Class III directors will be and , and their terms will expire at the third annual meeting of stockholders following this offering

Our certificate of incorporation and amended and restated bylaws will provide that the authorized number of directors may be changed only by resolution of the board of directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. The division of our board of directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.

Board Leadership Structure

Our board has determined that upon completion of this offering our corporate governance guidelines will provide that, if the chairman of the board is a member of management or does not otherwise qualify as independent, the independent directors of the board may elect a lead director. The lead director’s responsibilities would include, but would not be not limited to: presiding over all meetings of the board of directors at which the chairman is not present, including any executive sessions of the independent directors; approving board meeting schedules and agendas; and acting as the liaison between the independent directors and the chief executive officer and chairman of the board. Our corporate governance guidelines will further provide the flexibility for our board of directors to modify our leadership structure in the future as it deems appropriate.

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Role of the Board in Risk Oversight

One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors will not have a standing risk management committee, but will rather administer this oversight function directly through our board of directors as a whole, as well as through various standing committees of our board of directors that address risks inherent in their respective areas of oversight. In particular, our board of directors is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our Audit Committee will also monitor compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee will monitor the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. While each committee will be responsible for evaluating certain risks and overseeing the management of such risks, our entire board of directors will be regularly informed through committee reports about such risks.

Board Committees

Following this offering, we will have the following board of directors committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The anticipated composition and responsibilities of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors. Upon our listing on the NYSE American, each committee’s charter will be available under the Corporate Governance section of our website at www.triopetro.com. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

Audit Committee. The Audit Committee’s responsibilities will include:

●	appointing, approving the compensation of, and assessing the independence of our registered public accounting firm;

●	overseeing the work of our registered public accounting firm, including through the receipt and consideration of reports from such firm;

●	reviewing and discussing with management and the registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	coordinating our board of directors’ oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	discussing our risk management policies;

●	meeting independently with our internal auditing staff, if any, registered public accounting firm and management;

●	reviewing and approving or ratifying any related person transactions; and

●	preparing the audit committee report required by SEC rules.

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After this offering, we expect that the initial members of our audit committee will be Michael L. Peterson (chairperson), Thomas J. Pernice and John Randall. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the NYSE American. Our board has determined that Thomas J. Pernice is an audit committee financial expert as defined under the applicable rules of the SEC and has the requisite financial sophistication as defined under the applicable rules and regulations of the NYSE American. Under the rules of the SEC, members of the audit committee must also meet heightened independence standards. However, a minority of the members of the audit committee may be exempt from the heightened audit committee independence standards for one year from the date of effectiveness of the registration statement of which this prospectus forms a part. Our board of directors has determined that all members of the audit committee are independent under the heightened audit committee independence standards of the SEC and the NYSE American.

As allowed under the applicable rules and regulations of the SEC and the NYSE American, we intend to phase in compliance with the heightened audit committee independence requirements prior to the end of the one-year transition period. The audit committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

Compensation Committee. The Compensation Committee’s responsibilities include:

●	reviewing and approving, or recommending for approval by the board of directors, the compensation of our Chief Executive Officer and our other executive officers;

●	overseeing and administering our cash and equity incentive plans;

●	reviewing and making recommendations to our board of directors with respect to director compensation;

●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and

●	preparing the annual compensation committee report required by SEC rules, to the extent required.

After this offering, we expect that the members of our compensation committee will be Robin Ross (chair), Michael L. Peterson and William Hunter. Each of the members of our compensation committee is independent under the applicable rules and regulations of the NYSE American and is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act. The compensation committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include:

●	identifying individuals qualified to become board members;

●	recommending to our board of directors the persons to be nominated for election as directors and to each board committee;

●	developing and recommending to our board of directors corporate governance guidelines, and reviewing and recommending to our board of directors proposed changes to our corporate governance guidelines from time to time; and

●	overseeing a periodic evaluation of our board of directors.

After this offering, we expect that the members of our nominating and corporate governance committee will be Thomas J. Pernice (chairperson), John Randall and Robin Ross. Each of the members of our Nominating and Corporate Governance Committee is an independent director under the applicable rules and regulations of the NYSE American relating to nominating and corporate governance committee independence. The Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable standards of the SEC and the NYSE American.

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Compensation Committee Interlocks and Insider Participation

No member of our compensation committee will have been a current or former officer or employee. None of our executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of our compensation committee during the last completed fiscal year.

Code of Ethics and Code of Conduct

We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Upon our listing on the NYSE American, our code of business conduct and ethics will be available under the Corporate Governance section of our website at www.triopetro.com. In addition, we intend to post on our website all disclosures that are required by law or the rules of the NYSE American concerning any amendments to, or waivers from, any provision of the code. The reference to our website address does not constitute incorporation by reference of the information contained at or available through our website, and you should not consider it to be a part of this prospectus.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation

No compensation was paid to our named executive officers (“NEOs”) for services rendered during 2021.

Employment Agreement- Frank Ingriselli

Effective as of February 1, 2022, we entered into an employment agreement with our CEO, Frank Ingriselli. Mr. Ingriselli is employed effective February 25, 2022 for a term ending on December 31, 2024, which shall autorenew for additional one-year terms. Mr. Ingriselli will report directly the Board and shall perform his services from California.

We have agreed to pay Mr. Ingriselli a salary of $240,000, provided his salary will increase to $400,000 on the first date the Company’s shares are publicly traded. He is eligible for an annual bonus, beginning in 2022, targeted at 75% of base salary, as determined by the Board based on his performance and he achievement by the Company of financial, operating and other objectives set by the Board. Mr. Ingriselli is further eligible for a grant of 1,000,000 restricted shares (“RS”) which will, subject to continued employment, vest over two year vesting schedule, under which 25% of the RS will vest upon the earlier of 3 months after the IPO or 6 months after the grant date, and the remainder shall vest in equal tranches every 6 months thereinafter until either the RS is fully vested or Executive’s Continuous Service (as defined in the Plan) terminates, whichever occurs first. Mr. Ingriselli also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. He also is eligible for twenty-five vacation days per annum. Although Mr. Ingriselli is employed pursuant to a term, either side may terminate his Agreement earlier. We may terminate Mr. Ingriselli’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Executive involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Executive to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Executive’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

Mr. Ingriselli may resign on 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Mr. Ingriselli signs a release in a form provided by the Company, to pay Mr. Ingriselli severance of twelve months of Base Salary continuation for the twelve month period of time following the separation date. Delaware law governs Mr. Ingriselli’s agreement, provided that any disputes are resolved via arbitration in San Jose, California.

Mr. Ingriselli has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement as a condition of execution of the Agreement.

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Employment Agreement- Greg Overholtzer

Effective as of February 1, 2022, we entered into an employment agreement with our Chief Financial Officer, Greg Overholtzer. Mr. Overholtzer is employed effective February 25, 2022 for a term ending on December 31, 2024, which shall autorenew for additional one-year terms. Mr. Overholtzer will report directly to the Board and shall perform his services from California.

We have agreed to pay Mr. Overholtzer a salary of $60,000, provided his salary will increase to $120,000 on the first date the Company’s shares are publicly traded. He is eligible for an annual bonus, beginning in 2022, targeted at 50% of base salary, as determined by the Board based on his performance and he achievement by the Company of financial, operating and other objectives set by the Board. Mr. Overholtzer is further eligible for a grant of 100,000 RS which will, subject to continued employment, vest over two year vesting schedule, under which 25% of the RS will vest upon the earlier of 3 months after the IPO or 6 months after the grant date, and the remainder shall vest in equal tranches every 6 months thereinafter until either the RS is fully vested or Executive’s Continuous Service (as defined in the Plan) terminates, whichever occurs first. Mr. Overholtzer also receives a standard benefit package, and reimbursement for reasonable business and travel expenses. . He also is eligible for twenty-five vacation days per annum. Although Mr. Overholtzer is employed pursuant to a term, either side may terminate his Agreement earlier. We may terminate Mr. Overholtzer’s employment with or without Cause. “Cause” means: (a) conviction of, or plea of nolo contendere to any felony or crime involving dishonesty or moral turpitude (whether or not a felony); (b) any action by Executive involving fraud, breach of the duty of loyalty, malfeasance or willful misconduct; (c) the failure or refusal by Executive to perform any material duties hereunder or to follow any lawful and reasonable direction of the Company; (d) intentional damage to any property of the Company; (e) chronic neglect or absenteeism in the performance of Executive’s duties; (f) willful misconduct, or other material violation of Company policy or code of conduct that causes a material adverse effect upon the Company; (g) material uncured breach of any written agreement with the Company (subject to a 10 business day cure right on behalf of the Company); or (h) any action that in the reasonable belief of the Company shall or potentially shall subject the Company to negative or adverse publicity or effects.

Mr. Overholtzer may resign on 90 days’ written notice.

In the event of a termination without Cause, we have agreed, if Mr. Overholtzer signs a release in a form provided by the Company, to pay Mr. Overholtzer severance of twelve months of Base Salary continuation for the twelve month period of time following the separation date. Delaware law governs Mr. Overholtzer’s agreement, provided that any disputes are resolved via arbitration in San Jose, California.

Mr. Overholtzer has agreed to the Company’s standard form of Confidentiality, Non-Solicitation, and Non-Compete Agreement as a condition of execution of the Agreement.

Outstanding Equity Awards at Fiscal Year-End

No equity awards were awarded to our NEO during 2021.

Incentive Award Plans

2022 Incentive Plan

Immediately prior to the effectiveness of this offering, we intend to adopt and have approved, the 2022 Incentive Plan. Under the 2022 Incentive Plan, we may grant cash and equity incentive awards to eligible service providers in order to attract, motivate and retain the talent for which we compete. The material terms of the 2022 Incentive Plan, as it is currently contemplated, are summarized below. Until implemented, the terms of the 2022 Incentive Plan and, accordingly, this summary, are subject to change.

Types of Awards. The 2022 Incentive Plan provides for the grant of non-qualified stock options (“NQSOs”), incentive stock options (“ISOs”), restricted stock awards, restricted stock units (“RSUs”), unrestricted stock awards, stock appreciation rights, and other forms of stock based compensation.

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Eligibility and Administration. Employees, officers, consultants, directors, and other service providers of the Company and its affiliates are eligible to receive awards under the 2022 Incentive Plan. The 2022 Incentive Plan is administered by the board with respect to awards to non-employee directors and by the Compensation Committee with respect to other participants, each of which may delegate its duties and responsibilities to committees of the company’s directors and/or officers (all such bodies and delegates referred to collectively as the plan administrator), subject to certain limitations that may be imposed under Section 16 of the Exchange Act, and/or other applicable law or stock exchange rules, as applicable. The plan administrator has the authority to make all determinations and interpretations under, prescribe all forms for use with, and adopt rules for the administration of, the 2022 Incentive Plan, subject to its express terms and conditions. The plan administrator also sets the terms and conditions of all awards under the 2022 Incentive Plan, including any vesting and vesting acceleration conditions.

Share Reserve. Pursuant to the 2022 Incentive Plan, we have reserved 4,000,000 shares of the Common Stock for issuance thereunder, which reserve shall be increased, equal to the lesser of (A) 3% of the aggregate number of shares of Common Stock outstanding on the final day of the immediately preceding calendar year or (B) such smaller number of shares as is determined by our board. The share reserve is subject to the following adjustments:

●	The share limit is increased by the number of shares subject to awards granted that later are forfeited, expire or otherwise terminate without issuance of shares, or that are settled for cash or otherwise do not result in the issuance of shares.

●	Shares that are withheld upon exercise to pay the exercise price of a stock option or satisfy any tax withholding requirements are added back to the share reserve and again are available for issuance under the 2022 Incentive Plan.

Awards issued in substitution for awards previously granted by a company that merges with, or is acquired by, the Company do not reduce the share reserve limit under the 2022 Incentive Plan.

Director Compensation. The 2022 Incentive Plan provides for an annual limit on non-employee director compensation of      in the fiscal year of a non-employee director’s initial service as a non-employee member of the board of directors of the Company. This limit applies to the sum of both equity grants that could be awarded to non-employee directors during a fiscal year (based on their value under ASC Topic 718 on the grant date) and cash compensation, such as cash retainers and meeting fees earned during a fiscal year. Notwithstanding the foregoing, the board reserves the right to make an exception to these limits due to extraordinary circumstances without the participation of the affected director receiving the additional compensation.

Stock Options. ISOs may be granted only to employees of the Company, or to employees of a parent or subsidiary of the Company, determined as of the date of grant of such options. An ISO granted to a prospective employee upon the condition that such person becomes an employee shall be deemed granted effective on the date such person commences employment. The exercise price of an ISO shall not be less than 100% of the fair market value of the shares covered by the awards on the date of grant of such option or such other price as may be determined pursuant to the Internal Revenue Code of 1986, as amended from time to time (the “Code”). Notwithstanding the foregoing, an ISO may be granted with an exercise price lower than the minimum exercise price set forth above if such award is granted pursuant to an assumption or substitution for another option in a manner that complies with the provisions of Section 424(a) of the Code. Notwithstanding any other provision of the 2022 Incentive Plan to the contrary, no ISO may be granted under the 2022 Incentive Plan after 10 years from the date that the 2022 Incentive Plan was adopted. No ISO shall be exercisable after the expiration of 10 years after the effective date of grant of such award, subject to the following sentence. In the case of an ISO granted to a ten percent stockholder, (i) the exercise price shall not be less than 110% of the fair market value of a share on the date of grant of such ISO, and (ii) the exercise period shall not exceed 5 years from the effective date of grant of such ISO.

Restricted Stock and Restricted Stock Units. The committee may award restricted stock and RSUs under the 2022 Incentive Plan. Restricted stock awards consist of shares of stock that are transferred to the participant subject to restrictions that may result in forfeiture if specified vesting conditions are not satisfied. RSU awards result in the transfer of shares of stock to the participant only after specified vesting conditions are satisfied. A holder of restricted stock is treated as a current shareholder and shall be entitled to dividend and voting rights, whereas the holder of a restricted stock unit is treated as a shareholder with respect to the award only when the shares are delivered in the future. RSUs may include dividend equivalents. Specified vesting conditions may include performance goals to be achieved during any performance period and the length of the performance period. The committee may, in its discretion, make adjustments to performance goals based on certain changes in the Company’s business operations, corporate or capital structure or other circumstances. When the participant satisfies the conditions of an RSU award, the Company may settle the award (including any related dividend equivalent rights) in shares, cash or other property, as determined by the committee, in its sole discretion.

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Other Shares or Share-Based Awards. The committee may grant other forms of equity-based or equity-related awards other than stock options, restricted stock or restricted stock units. The terms and conditions of each stock-based award shall be determined by the committee.

Clawback Rights. Awards granted under the 2022 Incentive Plan will be subject to recoupment or clawback under the Company’s clawback policy or applicable law, both as in effect from time to time.

Sale of the Company. Awards granted under the 2022 Incentive Plan do not automatically accelerate and vest, become exercisable (with respect to stock options), or have performance targets deemed earned at target level if there is a sale of the Company. The Company does not use a “liberal” definition of change in control as defined in Institutional Shareholder Services’ proxy voting guidelines. The 2022 Incentive Plan provides flexibility to the committee to determine how to adjust awards at the time of a sale of the Company.

No Repricing. The 2022 Incentive Plan prohibits the amendment of the terms of any outstanding award, and any other action taken in a manner to achieve (i) the reduction of the exercise price of NQSOs, ISOs or stock appreciation rights (collectively, “Stock Rights”); (ii) the cancellation of outstanding Stock Rights in exchange for cash or other awards with an exercise price that is less than the exercise price or base price of the original award; (iii) the cancellation of outstanding Stock Rights with an exercise price or base price that is less than the then current fair market value of a share of Common Stock in exchange for other awards, cash or other property; or (iv) otherwise effect a transaction that would be considered a “repricing” for the purposes of the stockholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Stock is listed or quoted without stockholder approval.

Transferability of Awards. Except as described below, awards under the 2022 Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The committee has discretion, however, to permit certain transfer of awards to other persons or entities.

Adjustments. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2022 Incentive Plan and any outstanding awards, as well as the exercise price or base price of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.

Amendment and Termination. The board of directors may amend, modify or terminate the 2022 Incentive Plan without stockholder approval, except that stockholder approval must be obtained for any amendment that, in the reasonable opinion of the board or the committee, constitute a material change requiring stockholder approval under applicable laws, policies or regulations or the applicable listing or other requirements of a stock exchange on which shares of Common Stock are then listed. The 2022 Incentive Plan will terminate upon the earliest of (1) termination of the 2022 Incentive Plan by the board of directors, or (2) the tenth anniversary of the board adoption of the 2022 Incentive Plan. Awards outstanding upon expiration of the 2022 Incentive Plan shall remain in effect until they have been exercised or terminated, or have expired.

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Director Compensation

No compensation was paid to our non-employee directors for services rendered during 2021.

The material terms of the non-employee director compensation program, as it is currently contemplated, are summarized below.

The non-employee director compensation program will provide for annual retainer fees and/or long-term equity awards for our non-employee directors. We expect each non-employee director will receive an annual retainer of $50,000 plus an additional $10,000 for each board committee that he or she is on. The non-employee directors were issued 60,000 shares of common stock on July 21, 2022 which will vest 6 months after the Company’s completion of its IPO.

Compensation under our non-employee director compensation policy will be subject to the annual limits on non-employee director compensation set forth in the 2022 Incentive Plan, as described above, but such limits will not apply prior to the first calendar year following the calendar year in which this offering is completed. Our board of directors or its authorized committee may modify the non-employee director compensation program from time to time in the exercise of its business judgment, taking into account such factors, circumstances and considerations as it shall deem relevant from time to time, subject to the annual limit on non-employee director compensation set forth in the 2022 Incentive Plan. As provided in the 2022 Incentive Plan, our board of directors or its authorized committee may make exceptions to this limit for individual non-employee directors in extraordinary circumstances, as the board of directors or its authorized committee may determine in its discretion.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since July 19, 2021 (inception) to which we have been a party in which the amount involved will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than equity and other compensation, termination, change in control and other arrangements, which are described under “Executive and Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Related Party Transactions

South Salinas Project Purchase

On September 14, 2021, we acquired Trio LLC’s approximate 82.5% WI in the South Salinas Project for consideration of $4 million and 4,900,000 shares of our Common Stock. Stan Eschner, Terry Eschner and Steve Rowlee, members of our management team, are employed by Trio LLC.

Indemnification Agreements

We intend to enter into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director and executive officer to the fullest extent permitted under the NRS, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer. For further information, see “Description of Capital Stock—Limitations on Liability and Indemnification Matters.”

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PRINCIPAL STOCKHOLDERS

The following table sets forth information with respect to the beneficial ownership of our Common Stock, as of October 28, 2022 by:

●	each person, or group of affiliated persons, known by us to beneficially own more than 5% of our outstanding shares of Common Stock (other than named executive officers and directors);

●	each of our named executive officers;

●	each of our directors;

●	all of our executive officers and directors as a group;

The number of shares beneficially owned by each stockholder is determined in accordance with the rules issued by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. Except as indicated in the footnotes below, we believe, based on the information furnished to us, that the individuals and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them, subject to any community property laws.

Percentage ownership of our Common Stock before this offering is based on 15,872,800 shares of Common Stock outstanding as of October 28, 2022. Percentage ownership of our Common Stock after this offering is based on         shares of Common Stock as of         , 2022, after giving effect to our issuance of shares of our Common Stock in this offering. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Common Stock subject to options, restricted units, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of          , 2022 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person.

To calculate a stockholder’s percentage of beneficial ownership of Common Stock, we must include in the numerator and denominator those shares of Common Stock, as well as those shares of Common Stock underlying options, warrants and convertible securities, that such stockholder is considered to beneficially own. Shares of Common Stock underlying options, warrants and convertible securities, held by other stockholders, however, are disregarded in this calculation. Therefore, the denominator used in calculating beneficial ownership of each of the stockholders may be different.

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Unless otherwise indicated, the address of each beneficial owner listed below is c/o Trio Petroleum Corp., 5401 Business Park, Suite 115 Bakersfield, CA 93309. To our knowledge, there is no arrangement, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

	Common Stock Beneficially Owned Prior to the Offering		Common Stock to be Sold in the Offering	Common Stock Beneficially Owned After the Offering (assuming no option exercise)		Common Stock Beneficially Owned After the Offering (assuming full option exercise)
Name and Address of Beneficial Owner	Number	Percentage	Number	Number	Percentage	Number	Percentage
5% Stockholders:
Elpis Capital Ltd. (1)	1,000,000	6.3%
Deborah Vaniekebelt Ross (2)	1,000,000	6.3%
Gencap Fund I LLC (3)	1,000,000	6.3%
Primal Nutrition, Inc. (4)	1,000,000	6.3%
Named Executive Officers and Directors:
Frank C. Ingriselli (5)	700,000	4.4%
Terry Eschner	-	-%
Steve Rowlee	-	-%
Stan Eschner (6)	4,900,000	30.9%
Greg Overholtzer	-	-
Michael L. Peterson	60,000	* %
William J. Hunter	310,000	2.0%
John Randall	60,000	* %
Thomas J. Pernice	140,000	*
Robin Ross	1,060,000	6.7%
All Named Executive Officers and Directors as a Group (10 persons)	7,230,000	45.5%

* Less than 1%

(1)	Elpis Capital Ltd. is a British company for which Paul Lewis holds investment and voting control. The address of Elpis Capital Ltd. is 36 St. Martins Lane, London, United Kingdom, WC2N 4ER.
(2)	Deborah Vaniekebelt Ross is the spouse of Robin Ross, one of our Directors.
(3)	Gencap Fund I LLC is a Delaware limited liability company for which Cosmin Panait holds investment and voting control. The address of Gencap Fund I LLC is 450 7th Avenue, Suite 609, New York, NY 10123.
(4)	Primal Nutrition, Inc. is a Delaware corporation for which Mark Sisson holds investment and voting control. The address of Primal Nutrition Inc. is 100 S. Pointe Drive, #1106, Miami Beach, FL 33139.
(5)	Consists of 700,000 shares held by Global Venture Investments LLC, for which Mr. Ingriselli holds 100% of the membership interest. The address of Global Venture Investments LLC is 4115 Blackhawk Plaza Circle, Suite 100, Danville, CA 94506.
(6)	Consists of 4,900,000 shares held by Trio Petroleum LLC, a California Limited Liability Company, for which Stan Eschner serves as the Executive Chairman, and as such may be deemed to hold investment and voting control over Trio Petroleum LLC’s shares. The address of Trio Petroleum LLC is 5401 Business Park, Suite 115 Bakersfield, CA 93309.

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DESCRIPTION OF CAPITAL STOCK

The following description summarizes important terms of our capital stock and certain provisions of our certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the closing of this offering. Copies of these documents will be filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

General

Following the closing of this offering, our authorized capital stock will consist of            shares of Common Stock, par value $0.0001 per share and             shares of preferred stock, par value $0.0001 per share. As of October 28, 2022, there were 15,872,800 shares of our Common Stock, held by approximately 30 stockholders of record. No shares of our preferred stock are designated, issued or outstanding.

As of            , 2022 after giving effect the filing and effectiveness of our amended and restated certificate of incorporation, there were            shares of our Common Stock outstanding, held by approximately            stockholders of record and no shares of our preferred stock outstanding.

Common Stock

All shares of Common Stock of the Company are one and the same class, identical in all respects and have equal rights, powers and privileges.

Voting. Except as otherwise provided for by resolution of the Board of Directors, the holders of outstanding shares of Common Stock have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock is entitled to one vote.

Dividends. Holders of Common Stock will be entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future.

Liquidation. In the event of our liquidation or dissolution, the holders of our Common Stock will be entitled to receive proportionately our net assets available for distribution to stockholders after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our Common Stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

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Change of Control Transactions. In the case of any distribution or payment in respect of the shares of our Common Stock upon a merger or consolidation with or into any other entity, or other substantially similar transaction, the holders of our Common Stock will be treated equally and identically with respect to shares of Common Stock owned by them.

Rights and Preferences. Holders of our Common Stock will have no preemptive, conversion or subscription rights, and there will be no redemption or sinking funds provisions applicable to our Common Stock. The rights, preferences and privileges of the holders of our Common Stock will be subject to, and may be adversely affected by, the rights of the holders of share of any series of our preferred stock that we may designate and issue in the future.

Fully Paid and Nonassessable. All of our outstanding shares of Common Stock are, and the shares of Common Stock to be issued in this offering will be, fully paid and nonassessable.

Preferred Stock

Under our certificate of incorporation that will be in effect upon the closing of this offering, our board of directors will be authorized to direct us to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third-party to acquire, or could discourage a third-party from seeking to acquire, a majority of our outstanding voting stock. Upon the closing of this offering, there will be no shares of preferred stock outstanding, and we have no present plans to issue any shares of preferred stock.

Anti-Takeover Provisions

Some provisions of Delaware law and our certificate of incorporation and our amended and restated bylaws that will be in effect upon the closing of this offering could make the following transactions more difficult: an acquisition of us by means of a tender offer; an acquisition of us by means of a proxy contest or otherwise; or the removal of our incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interests or in our best interests, including transactions that provide for payment of a premium over the market price for our shares.

These provisions, summarized below, are intended to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweigh the disadvantages of discouraging these proposals because negotiation of these proposals could result in an improvement of their terms.

Undesignated Preferred Stock. The ability of our board of directors, without action by our stockholders, to issue up to shares of undesignated preferred stock with voting or other rights or preferences as designated by our board of directors could impede the success of any attempt to effect a change in control of our company. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of our company.

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Stockholder Meetings. Our amended and restated bylaws will provide that a special meeting of stockholders may be called only by the chairman of our board of directors, our chief executive officer or president (in the absence of a chief executive officer), or by a resolution adopted by a majority of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws will establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors of a committee of our board of directors.

Elimination of Stockholder Action by Written Consent. Any action to be taken by our stockholders must be effected at a duly called annual or special meeting of stockholders and may not be taken by written consent.

Staggered Board. Our board of directors will be divided into three classes. The directors in each class will serve a three-year term, with one class being elected each year by our stockholders. For more information on our classified board, see “Management—Classified Board of Directors.” This system of electing and removing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of us, because it generally makes it more difficult for stockholders to replace a majority of the directors.

Removal of Directors. Our certificate of incorporation will provide that no member of our board of directors may be removed from office by our stockholders except for cause and, in addition to any other vote required by law, upon the approval of the holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting. Our certificate of incorporation will not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of our Common Stock entitled to vote in any election of directors will be able to elect all of the directors standing for election, if they choose.

Choice of Forum. Our certificate of incorporation will provide that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty or other wrongdoing by any of our directors, officers, employees or agents to us or our stockholders, (3) any action asserting a claim against us arising pursuant to any provision of the “DGCL or our certificate of incorporation or amended and restated bylaws, (4) any action to interpret, apply, enforce or determine the validity of our certificate of incorporation or amended and restated bylaws, or (5) any action asserting a claim governed by the internal affairs doctrine. Under our certificate of incorporation, this exclusive form provision will not apply to claims which are vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery of the State of Delaware, or for which the Court of Chancery of the State of Delaware does not have subject matter jurisdiction. For instance, the exclusive forum provision in our certificate of incorporation and our amended and restated bylaws would not apply to actions arising under federal securities laws, including suits brought to enforce any liability or duty created by the Securities Act, the Exchange Act, or the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act. Our certificate of incorporation will also provide that any person or entity holding, purchasing or otherwise acquiring any interest in shares of our capital stock will be deemed to have notice of and to have consented to this choice of forum provision. It is possible that a court of law could rule that the choice of forum provision contained in our certificate of incorporation is inapplicable or unenforceable if it is challenged in a proceeding or otherwise.

Amendment of Charter Provisions. The amendment of any of the above provisions, except for the provision making it possible for our board of directors to issue preferred stock and the provision prohibiting cumulative voting, would require approval by holders of at least two-thirds in voting power of the outstanding shares of stock entitled to vote thereon.

The provisions of Delaware law, and our certificate of incorporation and amended and restated bylaws that will be in effect upon the closing of this offering, could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our Common Stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our board and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

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Section 203 of the Delaware General Corporation Law. We are subject to Section 203 of the DGCL, which prohibits persons deemed to be “interested stockholders” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date these persons become interested stockholders unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by our board of directors.

Limitations on Liability and Indemnification Matters

Our certificate of incorporation, which will be in effect upon the closing of this offering, will limit our directors’ liability to the fullest extent permitted under Delaware law, which prohibits our certificate of incorporation from limiting the liability of our directors for the following:

●	any breach of the director’s duty of loyalty to us or our stockholders;
●	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;
●	unlawful payment of dividends or unlawful stock repurchases or redemptions; or
●	any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended.

Our amended and restated bylaws, which will be in effect upon the closing of this offering, will provide that we will indemnify our directors and officers to the fullest extent permitted under Delaware law and that we shall have the power to indemnify our employees and agents to the fullest extent permitted by law. Our amended and restated bylaws will also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in this capacity, regardless of whether we would have the power to indemnify such person against such expense, liability or loss under the DGCL.

We also intend to enter into separate indemnification agreements with our directors and executive officers, in addition to indemnification provided for in our amended and restated bylaws. These agreements, among other things, to provide for indemnification of our directors and executive officers for expenses, judgments, fines and settlement amounts incurred by such persons in any action or proceeding arising out of this person’s services as a director or executive officer or at our request. We believe that these provisions in our certificate of incorporation and amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and executive officers.

The above description of the limitation of liability and indemnification provisions of our certificate of incorporation, our amended and restated bylaws and our indemnification agreements is not complete and is qualified in its entirety by reference to these documents, each of which will be filed as an exhibit to this registration statement to which this prospectus forms a part.

The limitation of liability and indemnification provisions in our certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against our directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.

Listing

We intend to apply to have our Common Stock listed on the NYSE American under the symbol “TPET”.

Transfer Agent and Registrar

The transfer agent and registrar for our Common Stock will be VStock Transfer, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

Immediately prior to this offering, there was no public market for Common Stock, and no predictions can be made about the effect, if any, that market sales of our Common Stock or the availability of such shares for sale will have on the market price prevailing from time to time. Nevertheless, future sales of our Common Stock in the public market, or the perception that such sales may occur, could adversely affect the market price of our Common Stock and could impair our ability to raise capital through future sales of our securities. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock— Sales of a substantial number of shares of our Common Stock in the public market could cause our stock price to fall.” Furthermore, although we intend to apply to have our Common Stock listed on the NYSE American, we cannot assure you that there will be an active public trading market for our Common Stock.

Upon the closing of this offering, based on the number of shares of our Common Stock outstanding as of          , 2022, we will have an aggregate of          shares of our Common Stock outstanding. Of these shares of our Common Stock, all of the shares sold in this offering (or shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act, whose sales would be subject to the Rule 144 resale restrictions described below, other than the holding period requirement.

The remaining shares of our Common Stock will be “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rules 144 or 701 under the Securities Act, which are summarized below. We expect that substantially all of these shares will be subject to the 270-day lock-up period under the lock-up agreements described below. Upon expiration of the lock-up period, we estimate that approximately           shares of our Common Stock will be available for sale in the public market, subject in some cases to applicable volume limitations under Rule 144.

Lock-Up and Market Standoff Agreements

All of our directors, executive officers and substantially all of our security holders are subject to lock-up agreements or market standoff provisions that, subject to certain exceptions, prohibit them from directly or indirectly offering, pledging, selling, contracting to sell, selling any option or contract to purchase, purchasing any option or contract to purchase, granting any option, right or warrant to purchase or otherwise transferring or disposing of any shares of our Common Stock, options to acquire shares of our Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, whether now owned or hereafter acquired, or entering into any swap or any other agreement or any transaction that transfer, in whole or in part, directly or indirectly, the economic consequence of ownership, for a period of 270 days following the date of this prospectus, without the prior written consent of Spartan Capital Securities, LLC. See the section entitled “Underwriting.”

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Rule 144

Affiliate Resales of Restricted Securities. In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is an affiliate of ours, or who was an affiliate at any time during the 90 days before a sale, who has beneficially owned shares of our Common Stock for at least six months would be entitled to sell in “brokers transactions” or certain “riskless principal transactions” or to market makers, a number of shares within any three month-period that does not exceed the greater of:

●	1% of the number of our Common Stock then outstanding, which will equal approximately shares of our Common Stock immediately after this offering; or

●	the average weekly reported trading volume in shares of our Common Stock on the NYSE American during the four calendar weeks preceding the date on which a notice of the sale on Form 144 is filed with the SEC with respect to such sale.

Affiliates resales under Rule 144 are also subject to the availability of current public information about us. In addition, if the number of shares being sold under Rule 144 by an affiliate during any three-month period exceeds 5,000 shares or has an aggregate sale price in excess of $50,000, the seller must file a notice on Form 144 with the SEC and the NYSE American concurrently with either the placing of a sale order with the broker or the execution directly with a market maker.

Non-Affiliate Resales of Restricted Securities. In general, beginning 90 days after the effective date of the registration statement of which this prospectus is a part, a person who is not an affiliate of ours at the time of sale, and has not been an affiliate at any time during the three months preceding a sale, and who has beneficially owned shares of our Common Stock for at least six months but less than a year, is entitled to sell such shares subject only to the availability of current public information about us. If such person has held our shares for at least one year, such person can resell under Rule 144(b)(1) without regard to any Rule 144 restrictions, including the 90-day public company requirement and the current public information requirement.

Non-affiliate resales are not subject to manner of sale, volume limitation or notice filing provisions of Rule 144.

Rule 701

In general, under Rule 701 of the Securities Act, each of our employees, officers, directors, consultants or advisors who purchases shares of our Common Stock from us in connection with a compensatory stock or option plan or other written agreement executed before the effective date of the registration statement under the Securities Act is entitled to resell such shares 90 days after such effective date in reliance on Rule 144. An affiliate of ours can resell shares in reliance on Rule 144 without having to comply with the holding period requirement, and non-affiliates of ours can resell shares in reliance on Rule 144 without having to comply with the current public information and holding period requirements.

The SEC has indicated that Rule 701 will apply to typical options granted by an issuer before it becomes subject to the reporting requirements of the Exchange Act, along with the shares acquired upon exercise of such options, including exercises after an issuer becomes subject to the reporting requirements of the Exchange Act.

Equity Incentive Plans

We intend to file with the SEC a registration statement on Form S-8 under the Securities Act covering the shares of Common Stock reserved for issuance under our 2022 Incentive Plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the Form S-8 registration statement will be available for sale in the open market following the registration statement’s effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

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MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following discussion is a summary of the material U.S. federal income tax consequences to non-U.S. holders (as defined below) of the purchase, ownership and disposition of our Common Stock issued pursuant to this offering, but does not purport to be a complete and comprehensive analysis of all potential tax consequences resulting from the purchase, ownership and disposition of our Common Stock issued pursuant to this offering. The effects of other U.S. federal tax laws, such as estate and gift tax laws, and any applicable state, local or foreign tax laws are not addressed herein. This discussion is based on the Code, Treasury Regulations promulgated thereunder, judicial decisions, and published rulings and administrative pronouncements of the U.S. Internal Revenue Service (the “IRS”), in each case in effect as of the date hereof. These authorities may change or be subject to differing interpretations. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a non-U.S. holder of our Common Stock. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. There can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the purchase, ownership and disposition of our Common Stock.

This discussion is limited to non-U.S. holders that hold our Common Stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a non-U.S. holder’s particular circumstances, including the impact of the alternative minimum tax or the impact of the Medicare contribution tax on net investment income. In addition, it does not address consequences relevant to non-U.S. holders subject to special rules, including, without limitation:

●	U.S. expatriates and certain former citizens or long-term residents of the United States;

●	persons holding our Common Stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;

●	banks, insurance companies, and other financial institutions;

●	brokers, dealers or traders in securities or currencies;

●	persons that hold more than 5% of our Common Stock, directly or indirectly;

●	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

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●	corporations organized outside of the United States, any state thereof or the District of Columbia that are nonetheless treated as U.S. taxpayers for U.S. federal income tax purposes;

●	partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);

●	tax-exempt organizations or governmental organizations;

●	persons deemed to sell our Common Stock under the constructive sale provisions of the Code;

●	persons for whom our Common Stock constitutes “qualified small business stock” within the meaning of Section 1202 of the Code;

●	persons who hold or receive our Common Stock pursuant to the exercise of any employee stock option or otherwise as compensation;

●	qualified foreign pension funds as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;

●	persons subject to special tax accounting rules as a result of any item of gross income with respect to our Common Stock being taken into account in an applicable financial statement; and

●	tax-qualified retirement plans.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) holds our Common Stock, the tax treatment of a partner (or person or entity treated as a partner) will generally depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our Common Stock and the partners in such partnerships should consult their tax advisors regarding the United States federal income tax consequences to them.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS LEGAL OR TAX ADVICE AND DOES NOT SERVE AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX LAWS OR UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE INCOME TAX TREATY.

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Definition of a Non-U.S. Holder

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our Common Stock that is neither a “U.S. person,” nor an entity treated as a partnership for U.S. federal income tax purposes regardless of its place of organization or formation. A U.S. person is any person that, for U.S. federal income tax purposes, is or is treated as any of the following:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Distributions

As described in the section titled “Dividend Policy,” we do not anticipate declaring or paying dividends to holders of our Common Stock in the foreseeable future. However, if we do make distributions on our Common Stock, such distributions of cash or property on our Common Stock will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Amounts not treated as dividends for U.S. federal income tax purposes will constitute a return of capital and first be applied against and reduce a non-U.S. holder’s adjusted tax basis in its Common Stock, but not below zero. Any excess will be treated as capital gain and will be treated as described below under “—Sale or Other Disposition of Common Stock.”

Subject to the discussion below on effectively connected income, backup withholding and foreign accounts, dividends paid to a non-U.S. holder of our Common Stock that are not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States will be subject to U.S. federal withholding tax at a rate of 30% of the gross amount of the dividends (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid, properly complete and executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate and otherwise complies with the requirements of FATCA (as discussed below). Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

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Non-U.S. holders may be entitled to a reduction in or an exemption from withholding on dividends as a result of either (a) an applicable income tax treaty or (b) the non-U.S. holder holding our Common Stock in connection with the conduct of a trade or business within the United States and dividends being effectively connected with that trade or business. To claim such a reduction in or exemption from withholding, the non-U.S. holder must provide the applicable withholding agent with a valid, properly completed and executed (a) IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming an exemption from or reduction of the withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established, or (b) IRS Form W-8ECI stating that the dividends are not subject to withholding tax because they are effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States, as may be applicable. These certifications must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. If a non-U.S. holder holds stock through a financial institution or other agent acting on the non-U.S. holder’s behalf, the non-U.S. holder will be required to provide appropriate documentation to such agent. The non-U.S. holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities (e.g., partnerships) rather than corporations or individuals.

If dividends paid to a non-U.S. holder are effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), then, although exempt from U.S. federal withholding tax (provided the non-U.S. holder provides appropriate certification, as described above), the non-U.S. holder will be subject to U.S. federal income tax on such dividends on a net income basis at the regular U.S. federal income tax rates. In addition, a non-U.S. holder that is a corporation may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty, provided the non-U.S. holder furnishes a valid, properly completed and executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) certifying qualification for the lower treaty rate) on its effectively connected earnings and profits for the taxable year that are attributable to such dividends, as adjusted for certain items. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Disposition of Common Stock

Subject to the discussions below on backup withholding and FATCA, a non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our Common Stock unless:

●	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable);

●	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met; or

●	our Common Stock constitutes U.S. real property interests (“USRPIs”) by reason of our status as a U.S. real property holding corporation (“USRPHC”), for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or such non-U.S. holder’s holding period.

Gain described in the first bullet point above will generally be subject to U.S. federal income tax on a net income basis at the regular U.S. federal income tax rates. A non-U.S. holder that is a foreign corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

A non-U.S. holder described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on gain realized upon the sale or other taxable disposition of our Common Stock, which may be offset by certain U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States) provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

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With respect to the third bullet point above, we would be a USRPHC if our USRPIs comprise (by fair market value) at least 50 percent of our business assets. We believe we currently are not, and do not anticipate becoming, a USRPHC. Because the determination of whether we are a USRPHC depends, however, on the fair market value of our USRPIs relative to the fair market value of our other business assets and our non-U.S. real property interests, there can be no assurance we currently are not a USRPHC or will not become one in the future. Even if we are or were to become a USRPHC, gain arising from the sale or other taxable disposition of our Common Stock by a non-U.S. holder will not be subject to U.S. federal income tax if our Common Stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market, and such non-U.S. holder owned, actually and constructively, 5% or less of our Common Stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period. There can be no assurance that our Common Stock will continue to qualify as regularly traded on an established securities market. If any gain on your disposition is taxable because we are a USRPHC and your ownership of our Common Stock exceeds 5%, you will be taxed on such disposition generally in the manner as gain that is effectively connected with the conduct of a U.S. trade or business (subject to the provisions under an applicable income tax treaty), except that the branch profits tax generally will not apply.

Non-U.S. holders should consult their tax advisors regarding potentially applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

Subject to the discussion below on FATCA, payments of dividends on our Common Stock will not be subject to backup withholding,, provided the applicable withholding agent does not have actual knowledge or reason to know such holder is a U.S. person and the holder either certifies under penalties of perjury its non-U.S. status, such as by furnishing a valid, properly completed and executed IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption from such withholding. However, information returns are required to be filed with the IRS in connection with any distributions (including deemed distributions) on our Common Stock paid to the non-U.S. holder, regardless of whether such distributions constitute dividends or whether any tax was actually withheld. Such information returns generally include the amount of any such dividends, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder to whom any such dividends are paid. In addition, proceeds of the sale or other taxable disposition of our Common Stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a U.S. person or the holder otherwise establishes an exemption. Proceeds of a disposition of our Common Stock conducted through a non-U.S. office of a non-U.S. broker that does not have certain enumerated relationships with the United States generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRAS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code and applicable Treasury Regulations (“Foreign Account Tax Compliance Act”, or “FATCA”), on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Common Stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States-owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

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Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our Common Stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations, eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.

We will not pay additional amounts or “gross up” payments to holders as a result of any withholding or deduction for taxes imposed under FATCA. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. Prospective investors should consult their tax advisors regarding the potential application of FATCA to their investment in our Common Stock.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR COMMON STOCK, INCLUDING THE CONSEQUENCES OF ANY RECENT OR PROPOSED CHANGE IN APPLICABLE LAW.

UNDERWRITING

Subject to the terms and conditions set forth in the underwriting agreement between us and the underwriters named below, for which Spartan Capital Securities, LLC, is acting as the representative (the “representative”), we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, the number of shares of our common stock listed next to its name in the following table:

Underwriter	Number of Shares
Spartan Capital Securities, LLC

Total

Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the shares offered by this prospectus (other than the shares subject to the underwriters’ option to purchase additional shares), if the underwriters buy any of such shares. The underwriters’ obligation to purchase the shares is subject to satisfaction of certain conditions, including, among others, the continued accuracy of representations and warranties made by us in the underwriting agreement, delivery of legal opinions and the absence of any material changes in our assets, business or prospects after the date of this prospectus.

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The underwriters initially propose to offer our common stock directly to the public at the public offering price set forth on the front cover page of this prospectus and to certain dealers at such offering price less a concession not to exceed $                  per share. After the initial public offering of the shares of our common stock, the offering price and other selling terms may be changed by the underwriters. Sales of shares of our common stock made outside the United States may be made by affiliates of certain of the underwriters.

Over-Allotment Option

We have granted to the underwriters an option to purchase up to                        additional shares of our common stock (equal to 15% of the shares shown in the above table) at the same price per share as they are paying for the shares shown in the table above. The underwriters may exercise this option in whole or in part at any time within 45 days after the closing of this offering. To the extent the underwriters exercise this option, each underwriter will be committed, so long as the conditions of the underwriting agreement are satisfied, to purchase a number of additional shares proportionate to that underwriters’ initial commitment as indicated in the table at the beginning of this section plus, in the event that any underwriter defaults in its obligation to purchase shares under the underwriting agreement, certain additional shares.

Discounts and Commissions

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares of our common stock.

Total
	Per Share	No Exercise	Full Exercise
Public offering price	$	$	$
Underwriting discounts and commissions to be paid by us (1)	$	$	$
Proceeds, before expenses, to us	$	$	$

(1)	The underwriters will receive an underwriting discount equal to 7.5% on shares sold in this offering.

We have agreed to reimburse the representative of the underwriters for actual non-accountable expenses of up to 1.0% of gross proceeds of the Offering. We have also agreed to reimburse the representative for accountable legal expenses and other out-of-pocket expenses, roadshow expenses and cost of background checks incurred by the representative in connection with the offering, in an estimated amount of up to approximately $150,000, less the Retainer (as defined below). We shall pay $25,000 to the representative upon the execution of the letter of engagement and completion of a bridge offering as a refundable advance , which shall be applied against actual out-of-pocket accountable expenses and such advance shall be reimbursed to us to the extent any portion of the advance is not actually incurred, in compliance with FINRA Rule 5110(g)(4)(A) in the event of the termination of the offering.

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions, will be approximately $                 .

Representative’s Warrants

We have agreed to issue to Spartan Capital Securities, LLC warrants (or its permitted assignees) Representative’s Warrants to purchase up to a total of      shares of common stock (5% of the shares of common stock sold in this offering) at an exercise price equal to 110% of the public offering price of the shares sold in this offering. The warrants will be exercisable at any time, and from time to time, in whole or in part, commencing from the closing of the offering and expiring five (5) years from the effectiveness of the registration statement, will have a cashless exercise provision and will terminate on the fifth (5th) anniversary of the effective date of the registration statement of which this prospectus is a part. The warrants will also provide for customary anti-dilution provisions and “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants for a period of seven years from the commencement of sales of this offering.

The warrants and the underlying shares are deemed compensation by FINRA and therefore will be subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The representative (or permitted assignees) under FINRA Rule 5110(e)(1) will not sell, transfer, assign, pledge, or hypothecate these warrants or the securities underlying these warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the warrants or the underlying securities for a period of 180 days immediately following commencement of sale of this offering subject to certain exceptions permitted by FINRA Rule 5110(e)(2).

Right of First Refusal

We have granted Spartan Capital Securities, LLC the right, subject to FINRA Rule 5110(g)(5), for a period of 12 months from the date of commencement of sales of shares pursuant to this Prospectus to act as sole book running manager, sole underwriter or sole placement agent for any and all future public or private equity, equity-linked or debt offerings undertaken by the Company, or any successor to or any subsidiary of the Company.

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Stabilization

In accordance with Regulation M under the Exchange Act, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock, including short sales and purchases to cover positions created by short positions, stabilizing transactions, syndicate covering transactions, penalty bids and passive market making.

●	Short positions involve sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares involved in the sales made by the underwriters in excess of the number of shares they are obligated to purchase is not greater than the number of shares that they may purchase by exercising their option to purchase additional shares. In a naked short position, the number of shares involved is greater than the number of shares in their option to purchase additional shares. The underwriters may close out any short position by either exercising their option to purchase additional shares or purchasing shares in the open market.

●	Stabilizing transactions permit bids to purchase the underlying security as long as the stabilizing bids do not exceed a specific maximum price.

●	Syndicate covering transactions involve purchases of our common stock in the open market after the distribution has been completed to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters’ option to purchase additional shares. If the underwriters sell more shares than could be covered by the underwriters’ option to purchase additional shares, thereby creating a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

●	Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in our common stock who are underwriters or prospective underwriters may, subject to limitations, make bids for or purchase shares of our common stock until the time, if any, at which a stabilizing bid is made.

These activities may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result of these activities, the price of our common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the NYSE American or otherwise and, if commenced, may be discontinued at any time.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters make any representation that the representative will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

Indemnification

We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of such liabilities.

Discretionary Accounts

The underwriters have informed us that they do not expect to make sales to accounts over which they exercise discretionary authority in excess of 5% of the shares of our common stock being offered in this offering.

Determination of the Public Offering Price

Prior to this offering, there has been no public market for shares of our common stock. The public offering price will be as determined through negotiations between us and the representative. In addition to prevailing market conditions, the factors considered in determining the public offering price included the following:

●	the information included in this prospectus and otherwise available to the representative;

●	the valuation multiples of publicly traded companies that the representative believes to be comparable to us;

●	our financial information;

●	our prospects and the history and the prospectus of the industry in which we compete;

●	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

●	the present state of our development; and

●	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

78

Lock-Up Agreements

We have agreed that for a period of 270 days after the closing of this offering, we and any of our successors will not, without the prior written consent of the representative, which may be withheld or delayed in the representative’s sole discretion:

●	offer, issue, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly;

●	enter into any swap or other arrangement that transfers to another entity, in whole or in part, any of the economic consequences of ownership of any of our common stock or such other securities, whether any such transaction described above is to be settled by delivery of shares of our capital stock or such other securities, in cash or otherwise; or

●	file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or any securities convertible into or exercisable or exchangeable for common stock.

Each of our directors, executive officers and substantially all holders of more than 4.99%  of our outstanding common stock as of the effective date of this registration statement, has entered into lock-up agreements with the representative prior to the commencement of this offering pursuant to which each of these persons or entities has agreed that, for a period ending 270 days after the date of this prospectus (subject to the Leak-Out Provisions, as applicable), none of them will, without the prior written consent of the representative (which may be withheld or delayed in the representative’s sole discretion):

●	Offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, or file (or participate in the filing of) a registration statement with the Securities and Exchange Commission in respect of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock (including without limitation, shares of Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a stock option or warrant);

●	Enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the shares of, whether any such transaction is to be settled by delivery of shares of Common Stock or such other securities, in cash or otherwise;

●	Make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for shares of Common Stock;

●	Publicly announce an intention to effect any transaction specified above.

Other Relationships

The representative and its affiliates may provide various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which they may receive customary fees and commissions. The representative has acted as our as our placement agent in connection with our bridge financing private placement in September 2021, for which it received compensation.

The representative may in the future provide us and our affiliates with investment banking and financial advisory services for which it may in the future receive customary fees. The representative may release, or authorize us to release, as the case may be, the Lock-Up Securities subject to the lock-up agreements described above in whole or in part at any time with or without notice.

Electronic Distribution

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in the offering. The representative may allocate a number of shares to the underwriters and selling group members, if any, for sale to their online brokerage account holders. Any such allocations for online distributions will be made by the representative on the same basis as other allocations.

79

Selling Restrictions

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriters are not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive, each, a Relevant Member State, an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

●	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

●	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

80

Switzerland

The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or the SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission, or the ASIC, in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons, the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

81

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby and certain other legal matters will be passed upon for us by McDermott Will & Emery LLP. Certain legal matters in connection with this offering will be passed upon for the underwriters by Anthony L.G., PLLC, West Palm Beach, Florida, is acting as counsel to the underwriters.

EXPERTS

The balance sheet of Trio Petroleum Corp. as of October 31, 2021 and the related statements of operations, stockholders’ equity and cash flows for the period from July 19, 2021 (inception) to October 31, 2021 appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon (which contains an explanatory paragraph relating to substantial doubt about the ability of Trio Petroleum Corp. to continue as a going concern as described in Note 3 to the financial statements), appearing elsewhere in this prospectus, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

KLS Petroleum Consulting LLC, Denver, Colorado, an independent third-party engineering firm, carried out a reserve analysis of the South Salinas Project that is documented in two reports that are attached hereto, being those reports entitled “Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2” and “S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022”.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and the shares of Common Stock offered hereby, we refer you to the registration statement and the exhibits and schedules filed thereto. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. Upon completion of this offering, we will be required to file periodic reports, proxy statements, and other information with the SEC pursuant to the Exchange Act. You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet website that contains reports, proxy statements and other information about registrants, like us, that file electronically with the SEC. The address of that site is www.sec.gov.

82

TRIO PETROLEUM CORP.

FINANCIAL STATEMENTS

FOR THE PERIOD FROM JULY 19 (INCEPTION) TO OCTOBER 31, 2021

TRIO PETROLEUM CORP.

CONDENSED FINANCIAL STATEMENTS

AS OF AND FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2022

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors of

Trio Petroleum Corp.

Bakersfield, California

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Trio Petroleum Corp. (the “Company”) as of October 31, 2021, the related statements of operations, stockholders’ equity and cash flows for the period from July 19, 2021 (inception) to October 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of October 31, 2021, and the results of its operations and its cash flows for the period from July 19, 2021 (inception) to October 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 3, the Company has incurred significant losses and needs to raise additional funds to meet its obligations and sustain its operations. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ Marcum llp

Marcum llp

We have served as the Company’s auditor since 2022.

Houston, Texas

March 17, 2022

F-2

TRIO PETROLEUM CORP.

BALANCE SHEET

As of October 31, 2021

ASSETS
Current assets:
Cash	$78,877
Prepaid expenses	21,154
Deferred offering costs	190,298
Total current assets	290,329

Oil and gas properties - not subject to amortization	7,483,720
Total assets	$7,774,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	16,119
Asset retirement obligations - current	2,778
Notes payable - related party, net of discount	3,661,885
Total current liabilities	3,680,782

Long-term liabilities:
Asset retirement obligations, net of current portion	42,757
Total liabilities	3,723,539

Commitments and Contingencies(Note 6)

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; -0- shares issued and outstanding	-
Common stock, $0.0001 par value; 490,000,000 shares authorized; 10,982,800 shares issued and outstanding	1,098
Stock subscription receivable	(50,545)
Additional paid-in capital	4,202,021
Accumulated deficit	(102,064)
Total stockholders’ equity	4,050,510

Total liabilities and stockholders’ equity	$7,774,049

The accompanying notes are an integral part of these financial statements.

F-3

TRIO PETROLEUM CORP.

STATEMENT OF OPERATIONS

For the Period From July 19, 2021 (Inception) Through October 31, 2021

Operating expenses:
Exploration expense	$38,763
General and administrative expenses	24,827
Accretion expense	359
Total operating expenses	63,949

Loss from operations	(63,949)

Other expenses:
Interest Expense	38,115
Total other expenses	38,115

Loss before income taxes	(102,064)
Provision for income taxes	-

Net loss	$(102,064)

Net loss per share (primary and fully diluted)	$(0.02)
Weighted average number of shares outstanding during the period	$5,065,994

The accompanying notes are an integral part of these financial statements.

F-4

TRIO PETROLEUM CORP.

STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE PERIOD JULY 19, 2021 (INCEPTION) TO OCTOBER 31, 2021

			Stock	Additional		Total
	Common Stock		Subscription	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Receivable	Capital	Deficit	Equity

Balance at July 19, 2021 (Inception)	-	$-	$-	$-	$-	$-
Founders shares	5,450,000	545	(545)	-	-	-
Issuance of common stock for cash, net	632,800	63	(50,000)	687,737	-	637,800
Issuance of common stock for acquisition of unproved oil and gas properties	4,900,000	490	-	3,438,054	-	3,438,544
Interest imputed on Note Payable for acquisition of unproved oil and gas properties	-	-	-	76,230	-	76,230
Net loss	-	-	-	-	(102,064)	(102,064)
Balance at October 31, 2021	10,982,800	$1,098	$(50,545)	$4,202,021	$(102,064)	$4,050,510

The accompanying notes are an integral part of these financial statements.

F-5

TRIO PETROLEUM CORP.

STATEMENT OF CASH FLOWS

For the Period From July 19, 2021 (Inception) Through October 31, 2021

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(102,064)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion expense	359
Imputed interest	38,115
Changes in operating assets and liabilities:
Prepaid expenses and deferred offering costs	(211,452)
Accounts payable and accrued liabilities	16,119
Net cash used in from operating activities	(258,923)

CASH FLOWS FROM INVESTING ACTIVITIES:
Cash paid for acquisition of unproved oil and gas properties	(300,000)
Net cash used in investing activities	(300,000)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from issuance of common stock, net	637,800
Net cash from financing activities	637,800

NET CHANGE IN CASH	78,877
Cash - Beginning of period	-
Cash - End of period	$78,877

Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for income taxes	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Issuance of Note Payable for Oil and Natural Gas Properties	$3,700,000
Imputed interest - note payable	$76,230
Issuance of founders shares	$545
Issuance of shares for Oil and Natural Gas Properties	$3,438,544

The accompanying notes are an integral part of these financial statements.

F-6

TRIO PETROLEUM CORP.

NOTES TO FINANCIAL STATEMENTS

AS OF AND FOR THE PERIOD JULY 19,2021 (INCEPTION) TO OCTOBER 31, 2021

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Company Organization

Trio Petroleum Corp. (“Trio Petroleum” or the “Company”) was incorporated in the state of Delaware on July 19, 2021. The Company is engaged in the exploration and development of the South Salinas Project (“SSP”), a non-producing oil and gas property it acquired from Trio Petroleum, LLC (“Trio LLC”). The Company is headquartered in Bakersfield, California, with its principal offices located at 5401 Business Park, Suite 115, Bakersfield, CA, 93309.

Acquisition of South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Trio LLC to acquire an 82.5% working interest in the SSP; the working interest includes the purchased percentage of the SSP’s leases, wells and inventory in exchange for $300,000 cash, a non-interest-bearing note payable of $3,700,000 due to Trio LLC on December 17, 2021 (see Note 5) and 4,900,000 shares of the Company’s $0.0001 par value common stock. At the time of the acquisition, this share issuance constituted 45% of the total amount of issued shares of the Company. As of October 31, 2021, there were no proved reserves attributable to the approximate 8,600 acres of the property. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The asset and associated asset retirement obligations (“ARO”) were recorded based on relative fair value at the estimated fair value of the consideration paid (see Note 4).

Risks and Uncertainties related to the COVID-19 Pandemic

In March 2020, the World Health Organization characterized the outbreak of the novel strain of coronavirus, specifically identified as COVID-19, as a global pandemic. This resulted in governments enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruptions to business resulting in a global economic slowdown. Equity markets have experienced significant volatility and weakness, and the governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

Due to the COVID-19 pandemic, there has been and will continue to be uncertainty and disruption in the global economy and financial markets. As the COVID-19 pandemic begins to subside, it has, and could continue to result in shelter-in-place and other similar restrictions being eased. Such easing of restrictions likely has and will continue to result in consumers returning to other alternative forms of entertainment and interaction. This in turn has, and could continue to, result in a decline in demand for the Company’s services. The full extent of the impact of the COVID-19 pandemic on the business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the prevalence and severity of any variants, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may experience significant impacts to its business because of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

As of the date of issuance of these financial statements, the Company is not aware of any specific event or circumstance that would require updates to its estimates and judgments or revisions due to COVID-19 to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and are recognized in the financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the financial statements.

F-7

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transaction and disclosure of contingent assets and liabilities at the date of the financial statements, and the revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates required to be made by management include estimates of oil and natural gas reserves (when and if assigned) and related present value estimates of future net cash flows therefrom, the carrying value of oil and natural gas properties, accounts receivable, ARO and the valuation of equity-based transactions. Accordingly, actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of October 31, 2021.

F-8

Prepaid Expenses

Prepaid expenses consist primarily of prepaid services which will be expensed as the services are provided within twelve months.

Deferred Offering Costs

Deferred offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the planned Initial Public Offering (see Note 3). As of October 31, 2021, offering costs in the aggregate of $190,298 were deferred.

Oil and Gas Assets and Exploration Costs – Successful Efforts

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers. As of October 31, 2021, all of the Company’s oil and gas properties were classified as unproved properties and were not subject to depreciation, depletion and amortization.

Unproved oil and natural gas properties

Unproved oil and natural gas properties consist of costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies a lease that will revert to the lessor, at which time it charges the associated unproved lease acquisition costs to exploration costs.

Unproved oil and natural gas properties are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results or future plans to develop acreage. See further discussion in Note 4.

Impairment of Other Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. With regards to oil and gas properties, this assessment applies to proved properties.

For the year ended October 31, 2021, the Company had no impairment of long-lived assets.

F-9

Asset Retirement Obligations

ARO consist of future plugging and abandonment expenses on oil and natural gas properties. In connection with the SSP acquisition described above, the Company acquired the plugging and abandonment liabilities associated with six non-producing wells. The fair value of the ARO was recorded as a liability in the period in which the wells were acquired with a corresponding increase in the carrying amount of oil and natural gas properties. The Company plans to utilize the six wellbores acquired in the SSP acquisition in future exploration activities. The liability is accreted for the change in its present value each period based on the expected dates that the wellbores will be required to be plugged and abandoned. The capitalized cost of ARO is included in oil and gas properties and is a component of oil and gas property costs for purposes of impairment and, if proved reserves are found, such capitalized costs will be depreciated using the units-of-production method. The asset and liability are adjusted for changes resulting from revisions to the timing or the amount of the original estimate when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Components of the changes in ARO for the period July 17, 2021 (inception) to October 31, 2021 are shown below:

Assumption of ARO liabilities in SSP purchase	$45,176
Accretion expense	359
ARO, ending balance	45,535
Less: ARO – current	2,778
ARO, net of current portion	$42,757

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions shall be recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party. On September 14, 2021, the Company acquired an 82.5% working interest in the SSP from Trio LLC in exchange for cash, a note payable to Trio LLC and the issuance of 4.9 million shares of common stock. As of the date of the acquisition, Trio LLC owned 45% of the outstanding shares of the Company and is considered a related party.

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

F-10

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At October 31, 2021, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations when a determination is made that such expense is likely. The Company is subject to income tax examinations by major taxing authorities since inception.

Fair Value Measurements

The carrying values of financial instruments comprising cash and cash equivalents, payables, and notes payable-related party approximate fair values due to the short-term maturities of these instruments. The notes payable- related party is considered a level 3 measurement. As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (level 1 measurement) and the lowest priority to unobservable inputs (level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3:	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

There are no assets or liabilities measured at fair value on a recurring basis. Assets and liabilities accounted for at fair value on a non-recurring basis in accordance with the fair value hierarchy include the initial allocation of the asset acquisition purchase price, including asset retirement obligations, the fair value of oil and natural gas properties and the assessment of impairment.

The fair value measurements and allocation of assets acquired are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future commodity prices; (iii) operating and development costs; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with NYMEX forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that the Company’s management believes will impact realizable prices. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The fair value of additions to the asset retirement obligation liabilities is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well for all oil and natural gas wells and for all disposal wells; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) the Company’s average credit-adjusted risk-free rate. These assumptions represent Level 3 inputs.

F-11

If the carrying amount of its proved oil and natural gas properties, which are assessed for impairment under ASC 360 – Property, Plant and Equipment, exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The fair value of its oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow projected. These assumptions represent Level 3 inputs.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, if dilutive. There are no outstanding dilutive or potentially dilutive instruments.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Recent Accounting Pronouncements

All recently issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Subsequent Events

The Company, in accordance with ASC 855 - Subsequent Events, evaluates all events and transactions that occurred after October 31, 2021 through the date the financial statements were available for issuance. See Note 9 - Subsequent Events for such events and transactions.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of October 31, 2021, the Company had $78,877 in its operating bank account and a working capital deficit of $3,390,452. To date the Company has been funding operations through proceeds from the issuance of common stock. In connection with the SSP acquisition, the Company issued a non-interest-bearing note payable to the seller with a face value of $3,700,000 due on December 17, 2021, of which it has made payments of $2,920,000 as of January 31, 2022 (see Note 5 and Note 9).

F-12

The accompanying financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of October 31, 2021, the Company has an accumulated deficit of $102,064 and has experienced losses from continuing operations. Based on the Company’s cash balance as of October 31, 2021, and projected cash needs for the twelve months following the issuance of these financial statements, management estimates that it will need to generate sufficient sales revenue and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through an Initial Public Offering, which it hopes to complete during the first half of 2022, or by issuing additional shares of common stock or other equity securities or obtaining debt financing. Although management has been successful to date in raising necessary funding, there can be no assurance that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these financial statements.

Accordingly, the accompanying financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The current COVID-19 pandemic could continue to, and future similar epidemics or pandemics could also, materially and adversely impact the Company’s ability to finance and conduct its business once it becomes operational and could materially and adversely impact its operations, funding, and/or financial performance. The COVID-19 pandemic has had no material impact on the Company’s current business activities which are primarily focused on compliance and fund-raising tasks. The Company has had and continues to have the same staff, same service providers and same processes as was the case prior to the pandemic.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through an Initial Public Offering.

NOTE 4 – OIL AND NATURAL GAS PROPERTIES

The following tables summarize the Company’s oil and gas activities.

As of October 31, 2021

Unproved Oil & Natural Gas Properties – not subject to amortization	$7,483,720
Accumulated impairment	-
Unproved Oil & Natural Gas Properties – not subject to amortization, net	$7,483,720

During the year ended October 31, 2021, the Company incurred aggregated exploration costs of $38,763, mainly for the purpose of the site surveys related to the drilling of wells; these costs were expensed on the statement of operations.

The Company did not record any impairment to the oil and gas property for the year ended October 31, 2021, as all capitalized costs represent costs to acquire unproved property leases pending further development on the balance sheet (see Note 6). There is no depletion related to the oil and gas property as of October 31, 2021, as the Company does not currently have production and the acquired property is not subject to amortization as of October 31, 2021.

F-13

South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Trio LLC to acquire an 82.5% working interest in the SSP; the working interest includes the purchased percentage of the SSP’s leases, wells and inventory in exchange for consideration as follows:

Cash	$300,000
Note Payable – Related Party (Note 5)	3,700,000
Common Shares issued (4.9 million shares at an estimated fair value of $0.70)	3,438,544
Total Consideration	$7,438,544

The fair value of the consideration transferred was allocated to the acquired oil and natural gas properties, including asset retirement costs, and ARO liabilities as follows:

Acquired unproved oil and gas properties	$7,483,720
Assumed ARO liabilities	(45,176)
Total Consideration	$7,438,544

At the time of the acquisition, this share issuance constituted 45% of the total amount of issued shares of the Company. Trio LLC continues to operate the SSP, as well as other working interests in other projects that it owns. As of October 31, 2021, Trio LLC owns approximately 45% for the Company’s outstanding shares as a result of the shares issued to them in exchange for the sale of the SSP.

As of October 31, 2021, there were no proved reserves attributable to the acreage. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The purchase price was allocated to the unproved properties based on the consideration paid, as determined by an independent third party.

The third-party calculation of the consideration paid for the reserves was $7,438,544. Given the cash consideration of $300,000, the related party note payable of $3,623,770 (net of imputed interest of $76,230) and ownership interest paid, the equity portion of the consideration of 4.9 million shares of common stock was determined to be $0.70 per share.

NOTE 5 – RELATED PARTY TRANSACTIONS

As of October 31, 2021, the Company has a related party notes payable of $3,661,885 (net of imputed interest of $38,115) related to the agreement with Trio LLC for the purchase of an 82.5% working interest in the SSP (see Note 1). The amount is due on December 17, 2021 and is non-interest bearing. During the year ended October 31, 2021, the Company recognized interest expense of $38,115 related to the related party notes payable.

On December 15, 2021, the Company signed the First Amendment to the Agreement, which extended the due date of the note payable as follows: $920,000 due by December 20, 2021 and $2,780,000 on or before December 31, 2021.

On January 11, 2022, the Company signed the Second Amendment to the Agreement, which extended the due dates of the note payable as follows: $920,000 due on or before December 20, 2021, $2,000,000 due on or before January 31, 2022 and $780,000 due to be paid by the Company or, if it does not have sufficient funds, a related party investor, on the earlier of (i) an initial public offering of equity securities, (ii) within thirty business days of a written notice of a cash call from Trio LLC or (iii) August 1, 2022. As of January 31, 2022, the Company has made aggregate payments of $2,920,000 (see Note 9).

F-14

NOTE 6 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

As of October 31, 2021, the Company holds two leases related to the unproved properties of the SSP. Both leases are held with the same and are currently valid. The first covers 8,417 acres, or 98% of the SSP, and is currently in “force majeure” status.

As of October 31, 2021, the Company assessed the unproved properties of the SSP for impairment, analyzing future drilling plans, leasehold expiration and the existence of any known dry holes in the area. Management concluded there is no impairment allowance required as of the balance sheet date.

NOTE 7 – INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

Significant components of the Company’s deferred tax assets as of October 31, 2021 are summarized below.

2021
Deferred tax assets:
Net operating loss carryforwards	$21,000
Total deferred tax asset	21,000
Valuation allowance	(21,000)
$-

As of October 31, 2021, the Company had approximately $21,000 in net operating loss carry-forwards for federal and state income tax reporting (tax effected) purposes. As a result of the Tax Cuts Job Act 2017 (the “Act”), certain future carry-forwards do not expire. The Company has not performed a formal analysis, but believes its ability to use such net operating losses and tax credit carry-forwards in the future is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which will significantly impact its ability to realize these deferred tax assets.

The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by the Company’s management to be less likely than not. The valuation allowance increased $21,000 during the year ended October 31, 2021.

F-15

A reconciliation of the statutory federal income tax benefit to actual tax benefit for the year ended October 31, 2021 is as follows:

2021
Federal statutory blended income tax rates	21%
State statutory income tax rate, net of federal benefit	4%
Change in valuation allowance	(25)%
Other	-
Effective tax rate	-%

As of the date of this filing, the Company has not filed its 2021 federal and state corporate income tax returns. The Company expects to file these documents as soon as practicable.

The Act was enacted on December 22, 2017. The Act reduces the U.S. federal corporate tax rate from 35% to 21% and will require the Company to re-measure certain deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The Company adopted the new rate as it relates to the calculations of deferred tax amounts as of July 19, 2021, the Company’s date of inception.

NOTE 8 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue an aggregate of 500,000,000 shares. The authorized capital stock is divided into: (i) 490,000,000 shares of common stock having a par value of $0.0001 per share and (ii) 10,000,000 shares of preferred stock having a par value of $0.0001 per share. The Company issued its first shares aggregating 5,450,000 shares to its founders on September 14, 2021 at par value. As of October 31, 2021, the Company has yet to receive these proceeds and the $545 is recorded as a subscription receivable. As of the date of the issuance of these financial statements, the Company has received $510 of the subscription receivable amount outstanding as of October 31, 2021.

On September 14, 2021, the Company issued 4,900,000 shares of the Company’s common stock as part of the consideration for the SSP assets. The shares were issued at cost of $0.70 per share, based on the fair value of the consideration paid (see Note 1 and Note 4).

The Company sold 577,800 shares to various accredited investors for $1.00 per share in exchange for aggregate cash proceeds of $577,800.

In October 2021, the Company entered into various subscription agreements in connection with a private offering of shares of the Company’s common stock at a price of $2.00 per share. The Company issued a total of 55,000 shares for aggregate cash proceeds of $60,000; as of October 31, 2021, the Company has yet to receive a portion of these proceeds and $50,000 is recorded as a subscription receivable. As of the date of the issuance of these financial statements, the Company has received the full amount of the subscription receivable amount outstanding as of October 31, 2021.

NOTE 9 – SUBSEQUENT EVENTS

In accordance with ASC 855 - Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events and transactions that occurred after October 31, 2021 through the date the financial statements are available for issuance. During this period the Company did not have any material reportable subsequent events other than the events disclosed below.

First Amendment to the Agreement

On December 15, 2021, the Company signed the First Amendment to the Agreement (see Note 5).

F-16

Second Amendment to the Agreement

On January 11, 2022, the Company signed the Second Amendment to the Agreement (see Note 5).

Stock Issuance

In December 2021, the Company entered into various subscription agreements in connection with a private offering of shares of the Company’s common stock at a price of $2.00 per share. The Company issued a total of 5,000 shares for aggregate proceeds of approximately $10,000.

GPL Financing

On January 12, 2022, the Company entered into a Securities Purchase Agreement (the “SPA”) with GPL Ventures, LLC (“GPL”), which provides for the issuance by GPL of $4.5 million in a promissory note to the Company in exchange for shares of the Company’s common stock and warrants exercisable to issue shares of the Company’s common stock. The Company issued 4.5 million shares of its common stock to six different investors in connection with this agreement.

F-17

TRIO PETROLEUM CORP.

CONDENSED BALANCE SHEETS

(Unaudited)

	July 31, 2022	October 31,
	2022	2021

ASSETS
Current assets:
Cash	$41,524	$78,877
Prepaid expenses and other receivables	46,360	21,154
Deferred offering costs	1,012,756	190,298
Total current assets	1,100,640	290,329

Oil and gas properties - not subject to amortization	5,836,232	5,583,720
Advance to operators	1,900,000	1,900,000
Total assets	$8,836,872	$7,774,049

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued liabilities	589,673	16,119
Asset retirement obligations - current	2,778	2,778
Notes payable - investors, net of discounts	3,762,947	-
Notes payable - related party, net of discount	1,004,677	3,661,885
Total current liabilities	5,360,075	3,680,782

Long-term liabilities:
Asset retirement obligations, net of current portion	44,840	42,757
	44,840	42,757
Total liabilities	5,404,915	3,723,539

Commitments and Contingencies (Note 6)

Stockholders’ Equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; -0- shares issued and outstanding at July 31, 2022 and October 31, 2021, respectively	-	-
Common stock, $0.0001 par value; 490,000,000 shares authorized; 15,757,800 and 10,982,800 shares issued and outstanding at July 31, 2022 and October 31, 2021, respectively	1,587	1,098
Stock subscription receivable	(10,010)	(50,545)
Additional paid-in capital	6,627,801	4,202,021
Accumulated deficit	(3,187,421)	(102,064)
Total stockholders’ equity	3,431,957	4,050,510

Total liabilities and stockholders’ equity	$8,836,872	$7,774,049

The accompanying notes are an integral part of these condensed financial statements.

F-18

TRIO PETROLEUM CORP.

CONDENSED STATEMENT OF OPERATIONS

(Unaudited)

	For the Three Months Ended July 31,	For the Nine Months Ended July 31,
	2022	2022

Operating expenses:
Exploration expense	$2,638	$28,669
General and administrative expenses	168,320	269,976
Legal fees	51,204	415,589
Accretion expense	695	2,084
Total operating expenses	222,857	716,318

Loss from operations	(222,857)	(716,318)

Other expenses:
Interest Expense	485,293	1,046,106
Penalty fees	-	1,322,933
Total other expenses	485,293	2,369,039

Loss before income taxes	(708,150)	(3,085,357)
Provision for income taxes	-	-

Net loss	$(708,150)	$(3,085,357)

Basic and Diluted Net Loss per Common Share
Basic	$(0.05)	$(0.21)
Diluted	$(0.05)	$(0.21)

Weighted Average Number of Shares Outstanding During the Period
Basic	15,641,278	14,375,071
Diluted	15,641,278	14,375,071

The accompanying notes are an integral part of these condensed financial statements.

F-19

TRIO PETROLEUM CORP.

CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2022

(Unaudited)

			Stock	Additional		Total
	Common Stock		Subscription	Paid-in	Accumulated	Stockholders’
	Shares	Amount	Receivable	Capital	Deficit	Equity
Balance at April 30, 2022	15,572,800	$1,557	$(10,010)	$6,596,514	$(2,479,271)	$4,108,790
Issuance of restricted stock units to outside directors	300,000	30	-	(30)	-	-
Interest imputed on note payable for acquisition of unproved oil and gas properties	-	-	-	31,317	-	31,317
Net loss	-	-	-	-	(708,150)	(708,150)
Balance at July 31, 2022	15,872,800	$1,587	$(10,010)	$6,627,801	$(3,187,421)	$3,431,957

Balance at October 31, 2021	10,982,800	$1,098	$(50,545)	$4,202,021	$(102,064)	$4,050,510
Issuance of founders shares	80,000	8	535	-	-	543
Issuance of security interest shares to investors	4,500,000	450	-	1,322,483	-	1,322,933
Issuance of common stock for cash, net	10,000	1	40,000	19,999	-	60,000
Issuance of warrants in connection with investor financing	-	-	-	994,091	-	994,091
Issuance of restricted stock units to outside directors	300,000	30	-	(30)	-	-
Interest imputed on note payable for acquisition of unproved oil and gas properties	-	-	-	89,237	-	89,237
Net loss	-	-	-	-	(3,085,357)	(3,085,357)
Balance at July 31, 2022	15,872,800	$1,587	$(10,010)	$6,627,801	$(3,187,421)	$3,431,957

The accompanying notes are an integral part of these condensed financial statements.

F-20

TRIO PETROLEUM CORP.

CONDENSED STATEMENT OF CASH FLOWS

(Unaudited)

For the Nine Months Ended July 31,
2022

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,085,357)
Adjustments to reconcile net loss to net cash used in operating activities:
Accretion expense	2,083
Interest expense - debt discount	772,318
Penalty fees	1,322,933
Imputed interest	89,237
Write-off of SPA receivable	80,000
Changes in operating assets and liabilities:
Prepaid expenses	(25,206)
Accounts payable and accrued liabilities	418,939
Net cash used in operating activities	(425,053)

CASH FLOWS FROM FINANCING ACTIVITIES:
Cash proceeds from issuance of common stock, net	60,543
Cash proceeds from Notes payable - investors	4,420,000
Repayment of Notes payable - investors	(2,920,000)
Cash paid for debt issuance costs	(505,000)
Cash paid for deferred offering costs	(667,843)
Net cash from financing activities	387,700

Effect of foreign currency exchange	-

NET CHANGE IN CASH	(37,353)
Cash - Beginning of period	78,877
Cash - End of period	$41,524

Supplemental disclosures of cash flow information:
Cash paid for interest	$-
Cash paid for income taxes	$-

SUPPLEMENTAL CASH FLOW INFORMATION:
Non-cash investing and financing activities:
Issuance of warrants (debt discount)	$994,091
Issuance of RSUs	$30

The accompanying notes are an integral part of these condensed financial statements.

F-21

TRIO PETROLEUM CORP.

NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS

FOR THE THREE AND NINE MONTHS ENDED JULY 31, 2022

NOTE 1 – NATURE OF THE ORGANIZATION AND BUSINESS

Company Organization

Trio Petroleum Corp. (“Trio Petroleum” or the “Company”) was incorporated in the state of Delaware on July 19, 2021. The Company is engaged in the exploration and development of the South Salinas Project (“SSP”), a non-producing oil and gas property it acquired from Trio Petroleum, LLC (“Trio LLC”). The Company is headquartered in Bakersfield, California, with its principal offices located at 5401 Business Park, Suite 115, Bakersfield, CA, 93309. The Company has elected an October 31 year-end.

Acquisition of South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Trio LLC to acquire an 82.5% working interest in the SSP; the working interest includes the purchased percentage of the SSP’s leases, wells and inventory in exchange for $300,000 cash, a non-interest-bearing note payable of $3,700,000 due to Trio LLC on December 17, 2021 (see Note 5 and Note 8) and 4,900,000 shares of the Company’s $0.0001 par value common stock (see Note 4 and Note 9). At the time of the acquisition, this share issuance constituted 45% of the total amount of issued shares of the Company. As of July 31, 2022 and October 31, 2021, there were no proved reserves attributable to the approximate 8,600 acres of the property. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The assets and associated asset retirement obligations (“ARO”) were recorded based on relative fair value at the estimated fair value of the consideration paid (see Note 4).

Risks and Uncertainties related to the COVID-19 Pandemic

In March 2020, the World Health Organization characterized the outbreak of the novel strain of coronavirus, specifically identified as COVID-19, as a global pandemic. This resulted in governments enacting emergency measures to combat the spread of the virus. These measures, which include the implementation of travel bans, self-imposed quarantine periods and social distancing, have caused material disruptions to business resulting in a global economic slowdown. Equity markets have experienced significant volatility and weakness, and the governments and central banks have reacted with significant monetary and fiscal interventions designed to stabilize economic conditions.

Due to the COVID-19 pandemic, there has been and will continue to be uncertainty and disruption in the global economy and financial markets. As the COVID-19 pandemic begins to subside, it has, and could continue to result in shelter-in-place and other similar restrictions being eased. Such easing of restrictions likely has and will continue to result in consumers returning to other alternative forms of entertainment and interaction. This in turn has, and could continue to, result in a decline in demand for the Company’s services. The full extent of the impact of the COVID-19 pandemic on the business, results of operations, cash flows and financial position will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the prevalence and severity of any variants, the actions to contain the virus or treat its impact, and how quickly and to what extent normal economic and operating conditions can resume. Even after the COVID-19 outbreak has subsided, the Company may experience significant impacts to its business because of its global economic impact, including any economic downturn or recession that has occurred or may occur in the future.

As of the date of issuance of these unaudited condensed financial statements, the Company is not aware of any specific event or circumstance that would require updates to its estimates and judgments or revisions due to COVID-19 to the carrying value of the Company’s assets or liabilities. These estimates may change, as new events occur and additional information is obtained, and are recognized in the financial statements as soon as they become known. Actual results could differ from those estimates and any such differences may be material to the unaudited condensed financial statements.

F-22

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and approval of any golden parachute payments not previously approved. Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

NOTE 2 –SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The summary of significant accounting policies presented below is designed to assist in understanding the Company’s financial statements. Such unaudited condensed financial statements and accompanying notes are the representations of Company’s management, who is responsible for their integrity and objectivity.

All activity for the period July 19, 2021 (Inception) through July 31, 2021 relates to formation costs for the Company; comparative periods in these financial statements are not presented from Inception through July 31, 2021 as the activity during that period is not material.

Revision of Previously Issued Financial Statements

Subsequent to the filing of the Company’s Draft Registration Statement filed with the Securities and Exchange Commission (“SEC”) on March 17, 2022, which included the Company’s financial statements for the period ended October 31, 2021, and subsequent to the filing of the Company’s Form S-1 with the SEC on September 12, 2022, which included the Company’s financial statements for the periods ended April 30, 2022 and October 31, 2021, the Company identified an error in presentation within the Condensed Balance Sheets for these periods. The Company presented Oil and gas properties – not subject to amortization of $7,483,720 in the long-term asset section of the balance sheet as of April 30, 2022 and October 31, 2021; a portion of this amount ($1,900,000) should have been classified as Advance to operators in the long-term asset section of the balance sheet as of April 30, 2022 and October 31, 2021. These amounts have been correctly presented in the accompanying financial statements. The impact of the revision on the Company’s financial statements is reflected in the following table:

Balance Sheet as of April 30, 2022 (unaudited)	As Previously Reported in the Original Filing	Adjustment	As Revised

Oil and gas properties - not subject to amortization	$7,483,720	$(1,900,000)	$5,583,720
Advance to operators	-	$1,900,000	$1,900,000

Balance Sheet as of October 31, 2021 (audited)	As Previously Reported in the Original Filing	Adjustment	As Revised

Oil and gas properties - not subject to amortization	$7,483,720	$(1,900,000)	$5,583,720
Advance to operators	-	$1,900,000	$1,900,000

F-23

Use of Estimates

The preparation of financial statements in accordance with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, equity-based transaction and disclosure of contingent assets and liabilities at the date of the financial statements, and the revenue and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Some of the more significant estimates required to be made by management include estimates of oil and natural gas reserves (when and if assigned) and related present value estimates of future net cash flows therefrom, the carrying value of oil and natural gas properties, accounts receivable, ARO and the valuation of equity-based transactions. Accordingly, actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company had no cash equivalents as of July 31, 2022 or October 31, 2021.

Prepaid Expenses

Prepaid expenses consist primarily of prepaid services which will be expensed as the services are provided within twelve months.

Deferred Offering Costs

Deferred offering costs consist of professional fees, filing, regulatory and other costs incurred through the balance sheet date that are directly related to the planned Initial Public Offering (“IPO”) (see Note 3). As of July 31, 2022 and October 31, 2021, offering costs in the aggregate of $1,012,756 and $190,298, respectively, were deferred.

Debt Issuance Costs

Costs incurred in connection with the issuance of the Company’s debt have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense.

Oil and Gas Assets and Exploration Costs – Successful Efforts

The Company is in the exploration stage and has not yet realized any revenues from its operations. It applies the successful efforts method of accounting for crude oil and natural gas properties. Under this method, exploration costs such as exploratory geological and geophysical costs, delay rentals and exploratory overhead are expensed as incurred. If an exploratory property provides evidence to justify potential development of reserves, drilling costs associated with the property are initially capitalized, or suspended, pending a determination as to whether a commercially sufficient quantity of proved reserves can be attributed to the area as a result of drilling. At the end of each quarter, management reviews the status of all suspended exploratory property costs in light of ongoing exploration activities; in particular, whether the Company is making sufficient progress in its ongoing exploration and appraisal efforts. If management determines that future appraisal drilling or development activities are unlikely to occur, associated exploratory well costs are expensed.

Costs to acquire mineral interests in crude oil and/or natural gas properties, drill and equip exploratory wells that find proved reserves and drill and equip development wells are capitalized. Acquisition costs of unproved leaseholds are assessed for impairment during the holding period and transferred to proven crude oil and/or natural gas properties to the extent associated with successful exploration activities. Significant undeveloped leases are assessed individually for impairment, based on the Company’s current exploration plans, and a valuation allowance is provided if impairment is indicated. Capitalized costs from successful exploration and development activities associated with producing crude oil and/or natural gas leases, along with capitalized costs for support equipment and facilities, are amortized to expense using the unit-of-production method based on proved crude oil and/or natural gas reserves on a field-by-field basis, as estimated by qualified petroleum engineers. As of July 31, 2022, all of the Company’s oil and gas properties were classified as unproved properties and were not subject to depreciation, depletion and amortization.

Unproved oil and natural gas properties

Unproved oil and natural gas properties consist of costs incurred to acquire unproved leases. Unproved lease acquisition costs are capitalized until the lease expires or when the Company specifically identifies a lease that will revert to the lessor, at which time it charges the associated unproved lease acquisition costs to exploration costs.

F-24

Unproved oil and natural gas properties are not subject to amortization and are assessed periodically for impairment on a property-by-property basis based on remaining lease terms, drilling results or future plans to develop acreage. All of the Company’s natural gas properties were classified as unproved as of July 31, 2022 and October 31, 2021. See further discussion in Note 4.

Impairment of Other Long-lived Assets

The Company reviews the carrying value of its long-lived assets annually or whenever events or changes in circumstances indicate that the historical cost-carrying value of an asset may no longer be appropriate. The Company assesses recoverability of the carrying value of the asset by estimating the future net undiscounted cash flows expected to result from the asset, including eventual disposition. If the future net undiscounted cash flows are less than the carrying value of the asset, an impairment loss is recorded equal to the difference between the asset’s carrying value and estimated fair value. With regards to oil and gas properties, this assessment applies to proved properties.

As of July 31, 2022, the Company had no impairment of long-lived assets.

Asset Retirement Obligations

ARO consist of future plugging and abandonment expenses on oil and natural gas properties. In connection with the SSP acquisition described above, the Company acquired the plugging and abandonment liabilities associated with six non-producing wells. The fair value of the ARO was recorded as a liability in the period in which the wells were acquired with a corresponding increase in the carrying amount of oil and natural gas properties not subject to impairment. The Company plans to utilize the six wellbores acquired in the SSP acquisition in future exploration activities. The liability is accreted for the change in its present value each period based on the expected dates that the wellbores will be required to be plugged and abandoned. The capitalized cost of ARO is included in oil and gas properties and is a component of oil and gas property costs for purposes of impairment and, if proved reserves are found, such capitalized costs will be depreciated using the units-of-production method. The asset and liability are adjusted for changes resulting from revisions to the timing or the amount of the original estimate when deemed necessary. If the liability is settled for an amount other than the recorded amount, a gain or loss is recognized.

Components of the changes in ARO are shown below:

ARO, ending balance – October 31, 2021	$45,535
Accretion expense	2,083
ARO, ending balance – July 31, 2022	47,618
Less: ARO – current	2,778
ARO, net of current portion	$44,840

Related Parties

Parties are considered to be related to the Company if the parties, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. The Company discloses all related party transactions. All transactions with related parties are recorded at fair value of the goods or services exchanged. Property purchased from a related party is recorded at the cost to the related party and any payment to or on behalf of the related party in excess of the cost is reflected as a distribution to related party. On September 14, 2021, the Company acquired an 82.5% working interest in the SSP from Trio LLC in exchange for cash, a note payable to Trio LLC and the issuance of 4.9 million shares of common stock. As of the date of the acquisition, Trio LLC owned 45% of the outstanding shares of the Company and is considered a related party. As of July 31, 2022, Trio LLC owns 31% of the outstanding shares of the Company.

F-25

Income Taxes

Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets, including tax loss and credit carry forwards, and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company utilizes ASC 740, Income Taxes, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. The Company accounts for income taxes using the asset and liability method to compute the differences between the tax basis of assets and liabilities and the related financial amounts, using currently enacted tax rates. A valuation allowance is recorded when it is “more likely than not” that a deferred tax asset will not be realized. At July 31, 2022 and October 31, 2021, the Company’s net deferred tax asset has been fully reserved.

For uncertain tax positions that meet a “more likely than not” threshold, the Company recognizes the benefit of uncertain tax positions in the unaudited condensed financial statements. The Company’s practice is to recognize interest and penalties, if any, related to uncertain tax positions in income tax expense in the statements of operations when a determination is made that such expense is likely. The Company is subject to income tax examinations by major taxing authorities since inception.

Fair Value Measurements

The carrying values of financial instruments comprising cash and cash equivalents, payables, and notes payable-related party approximate fair values due to the short-term maturities of these instruments. The notes payable- related party is considered a level 3 measurement. As defined in ASC 820, Fair Value Measurements and Disclosures, fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). The Company utilizes market data or assumptions that market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation technique. These inputs can be readily observable, market corroborated, or generally unobservable. ASC 820 establishes a fair value hierarchy that prioritizes the inputs used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). This fair value measurement framework applies at both initial and subsequent measurement.

Level 1:	Quoted prices are available in active markets for identical assets or liabilities as of the reporting date.

Level 2:	Pricing inputs are other than quoted prices in active markets included in Level 1, which are either directly or indirectly observable as of the reported date. Level 2 includes those financial instruments that are valued using models or other valuation methodologies.

Level 3:	Pricing inputs include significant inputs that are generally less observable from objective sources. These inputs may be used with internally developed methodologies that result in management’s best estimate of fair value. The significant unobservable inputs used in the fair value measurement for nonrecurring fair value measurements of long-lived assets include pricing models, discounted cash flow methodologies and similar techniques.

There are no assets or liabilities measured at fair value on a recurring basis. Assets and liabilities accounted for at fair value on a non-recurring basis in accordance with the fair value hierarchy include the initial allocation of the asset acquisition purchase price, including asset retirement obligations, the fair value of oil and natural gas properties and the assessment of impairment.

F-26

The fair value measurements and allocation of assets acquired are measured on a nonrecurring basis on the acquisition date using an income valuation technique based on inputs that are not observable in the market and therefore represent Level 3 inputs. Significant inputs used to determine the fair value include estimates of: (i) reserves; (ii) future commodity prices; (iii) operating and development costs; and (iv) a market-based weighted average cost of capital rate. The underlying commodity prices embedded in the Company’s estimated cash flows are the product of a process that begins with NYMEX forward curve pricing, adjusted for estimated location and quality differentials, as well as other factors that the Company’s management believes will impact realizable prices. These inputs require significant judgments and estimates by the Company’s management at the time of the valuation.

The fair value of additions to the asset retirement obligation liabilities is measured using valuation techniques consistent with the income approach, which converts future cash flows to a single discounted amount. Significant inputs to the valuation include: (i) estimated plug and abandonment cost per well for all oil and natural gas wells and for all disposal wells; (ii) estimated remaining life per well; (iii) future inflation factors; and (iv) the Company’s average credit-adjusted risk-free rate. These assumptions represent Level 3 inputs.

If the carrying amount of its proved oil and natural gas properties, which are assessed for impairment under ASC 360 – Property, Plant and Equipment, exceeds the estimated undiscounted future cash flows, the Company will adjust the carrying amount of the oil and natural gas properties to fair value. The fair value of its oil and natural gas properties is determined using valuation techniques consistent with the income and market approach. The factors used to determine fair value are subject to management’s judgment and expertise and include, but are not limited to, recent sales prices of comparable properties, the present value of future cash flows, net of estimated operating and development costs using estimates of proved reserves, future commodity pricing, future production estimates, anticipated capital expenditures, and various discount rates commensurate with the risk and current market conditions associated with the expected cash flow projected. These assumptions represent Level 3 inputs.

Net Loss Per Share

Net loss per share is computed by dividing net loss by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share is computed similar to basic earnings per share, except the weighted average number of common shares outstanding are increased to include additional shares from the assumed exercise of share options, warrants and convertible notes, if dilutive.

The following common share equivalents are excluded from the calculation of weighted average common shares outstanding, because their inclusion would have been anti-dilutive (see Note 9):

	As of July 31,	As of October 31,
	2022	2021
Warrants (see Note 6, Note 8) (1)	7,964,286	-
Convertible Notes (see Note 6, Note 8) (2)	31,857,143	-
Commitment Shares (see Note 6, Note 8) (3)	3,826,530	-
Stock Options (Note 5, Note 9)	300,000	-
Total potentially dilutive securities	43,947,959	-

(1) The warrants issued per the SPA are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price.

(2) Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. The number of conversion shares is the outstanding principal amount divided by the conversion price, which is equal to the lesser of a) the IPO price or b) the opening price of the common stock on the first trading day after the IPO multiplied by the discount of 50%.

(3) The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO.

Environmental Expenditures

The operations of the Company have been, and may in the future be, affected from time to time in varying degree by changes in environmental regulations, including those for future reclamation and site restoration costs. Both the likelihood of new regulations and their overall effect upon the Company vary greatly and are not predictable. The Company’s policy is to meet or, if possible, surpass standards set by relevant legislation by application of technically proven and economically feasible measures.

F-27

Environmental expenditures that relate to ongoing environmental and reclamation programs are charged against earnings as incurred or capitalized and amortized depending on their future economic benefits. All of these types of expenditures incurred since inception have been charged against earnings due to the uncertainty of their future recoverability. Estimated future reclamation and site restoration costs, when the ultimate liability is reasonably determinable, are charged against earnings over the estimated remaining life of the related business operation, net of expected recoveries.

Recent Accounting Pronouncements

All recently issued but not yet effective accounting pronouncements have been deemed to be not applicable or immaterial to the Company.

Subsequent Events

The Company, in accordance with ASC 855 - Subsequent Events, evaluates all events and transactions that occurred after July 31, 2022 through the date the unaudited condensed financial statements were available for issuance. See Note 10 - Subsequent Events for such events and transactions.

NOTE 3 – GOING CONCERN AND MANAGEMENT’S LIQUIDITY PLANS

As of July 31, 2022, the Company had $41,524 in its operating bank account and a working capital deficit of $5,272,191 (excluding deferred offering costs). To date, the Company has been funding operations through proceeds from the issuance of common stock and financing through certain investors. In connection with the SSP acquisition, the Company issued a non-interest-bearing note payable to the seller with a face value of $3,700,000 due on December 1, 2022, of which it has made payments of $2,920,000 as of July 31, 2022 (see Note 5 and Note 8). Additionally, in January 2022, the Company entered into a Securities Purchase Agreement (“SPA”) with GPL Ventures, LLC (“GPL”) (see Note 6 and Note 8), which is a group of six investors, pursuant to which (i) in exchange for $4,500,000 in consideration, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the January 2022 Notes, and (iii) conditional upon a successful IPO, the Company agreed to issue commitment shares to the investors upon the date of the Company’s IPO. The Company used $2.0 million of the proceeds provided by GPL to pay down the non-interest-bearing note payable to Trio LLC.

The accompanying unaudited condensed financial statements have been prepared on the basis that the Company will continue as a going concern over the next twelve months from the date of issuance of these unaudited condensed financial statements, which assumes the realization of assets and the satisfaction of liabilities in the normal course of business. As of July 31, 2022, the Company has an accumulated deficit of $3,187,421 and has experienced losses from continuing operations. Based on the Company’s cash balance as of July 31, 2022, and projected cash needs for the twelve months following the issuance of these unaudited condensed financial statements, management estimates that it will need to generate sufficient sales revenue and/or raise additional capital to cover operating and capital requirements. Management will need to raise the additional funds through an IPO, which it hopes to complete during the second half of 2022, or by issuing additional shares of common stock or other equity securities or obtaining additional debt financing. Although management has been successful to date in raising necessary funding and obtaining financing through investors, there can be no assurance that any required future financing can be successfully completed on a timely basis, or on terms acceptable to the Company. Based on these circumstances, management has determined that these conditions raise substantial doubt about the Company’s ability to continue as a going concern for the twelve months following the issuance of these unaudited condensed financial statements.

Accordingly, the accompanying unaudited condensed financial statements have been prepared in conformity with U.S. GAAP, which contemplates continuation of the Company as a going concern and the realization of assets and the satisfaction of liabilities in the normal course of business. The unaudited condensed financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The current COVID-19 pandemic could continue to, and future similar epidemics or pandemics could also, materially and adversely impact the Company’s ability to finance and conduct its business once it becomes operational and could materially and adversely impact its operations, funding, and/or financial performance. The COVID-19 pandemic has had no material impact on the Company’s current business activities which are primarily focused on compliance and fund-raising tasks. The Company has had and continues to have the same staff, same service providers and same processes as was the case prior to the pandemic.

F-28

There is an ongoing conflict involving Russia and Ukraine and the war between the two countries continues to evolve as military activity proceeds and additional sanctions are imposed. The war is increasingly affecting economic and global financial markets and exacerbating ongoing economic challenges, including issues such as rising inflation and global supply-chain disruption. While the Company does not believe this conflict currently has a material impact on its financial accounting and reporting, the degree to which it will be affected in the future largely depends on the nature and duration of uncertain and unpredictable events, and its business could be impacted. Furthermore, future global conflicts or wars could create further economic challenges, including, but not limited to, increases in inflation and further global supply-chain disruption. Consequently, the ongoing Russia/Ukraine conflict and/or other future global conflicts could result in an increase in operating expenses and/or a decrease in any future revenue and could further have a material adverse effect on the Company’s results of operations and cash flow.

The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through an IPO.

NOTE 4 – OIL AND NATURAL GAS PROPERTIES

The following tables summarize the Company’s oil and gas activities.

	As of July 31,	As of October 31,
	2022	2021
Oil and gas properties – not subject to amortization	$5,836,232	$5,583,720
Accumulated impairment	—	—
Oil and gas properties – not subject to amortization, net	$5,836,232	$5,583,720

During the three and nine months ended July 31, 2022, the Company incurred aggregated exploration costs of $2,638 and $28,669, respectively, mainly for the purpose of the site surveys related to the drilling of wells; these costs were expensed on the statement of operations.

As of July 31, 2022, the Company holds two leases related to the unproved properties of the SSP (see Note 5, Note 6). On May 27, 2022, Trio LLC entered into an Amendment to one of the lease agreements, which provides for an extension of the current force majeure status for an additional, uncontested twelve months, during which the Company will be released from having to evidence to the Lessor the existence of force majeure conditions. As consideration for the granting of the lease extension, the Company paid the Lessor a one-time, non-refundable payment of $252,512; this amount was capitalized and is reflected in the balance of the oil and gas property as of July 31, 2022.

The Company did not record any impairment to the oil and gas property for the three and nine months ended July 31, 2022, as all capitalized costs represent costs to acquire unproved property leases pending further development on the balance sheet. There is no depletion related to the oil and gas property as of July 31, 2022, as the Company does not currently have production and the acquired property is not subject to amortization as of July 31, 2022.

F-29

South Salinas Project

On September 14, 2021, the Company entered into a Purchase and Sale Agreement (the “Agreement”) with Trio LLC to acquire an 82.5% working interest in the SSP; the working interest includes the purchased percentage of the SSP’s leases, wells and inventory in exchange for consideration as follows:

South Salinas Project
Cash	$300,000
Note Payable – Related Party (Note 5 and Note 8)	3,700,000
Common shares issued (4.9M shares at an estimated fair value of $0.70)	3,438,544
Total consideration	$7,438,544

The fair value of the consideration transferred was allocated to the acquired oil and natural gas properties (which includes asset retirement costs), advance to operators and ARO liabilities as follows:

South Salinas Project
Acquired unproved oil and gas properties	$5,583,720
Advance to operators	1,900,000
Assumed ARO liabilities	(45,176)
Total consideration	$7,438,544

At the time of the acquisition, this share issuance constituted 45% of the total amount of issued shares of the Company. Trio LLC continues to operate the SSP, as well as other working interests in other projects that it owns. As of July 31, 2022 and October 31, 2021, Trio LLC owns approximately 31% and 45%, respectively, of the Company’s outstanding shares as a result of the shares issued to them in exchange for the sale of the SSP.

As of July 31, 2022 and October 31, 2021, there were no proved reserves attributable to the acreage. The Company accounted for the purchase as an asset acquisition, as prescribed in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 805 – Business Combinations. The purchase price was allocated to the unproved properties based on the consideration paid, as determined by an independent third party.

The third-party calculation of the consideration paid for the transaction was $7,438,544, which consisted of $5,583,720 for the acquired oil and natural gas properties, $1,900,000 for an advance to operators and $45,176 in ARO liabilities. Given the cash consideration of $300,000, the related party note payable of $3,623,770 (net of imputed interest of $76,230) and ownership interest paid, the equity portion of the consideration of 4.9 million shares of common stock was determined to be $0.70 per share.

NOTE 5 – RELATED PARTY TRANSACTIONS

Related Party Note Payable

On September 14, 2021, the Company entered into a related party note payable with Trio LLC as part of the agreement for the purchase of an 82.5% working interest in the SSP (see Note 1). Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension will be added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. The Company will make the final payment of $1,032,512 at the earlier of i) the IPO or ii) December 1, 2022. As of July 31, 2022, the balance of the related party note payable was $1,004,677 (net of imputed interest of $27,835), with aggregate payments made of $0 and $2,920,000 and interest expense recognized of $19,381 and $99,517 during the three and nine months ended July 31, 2022, respectively (see Note 8).

Restricted Stock Units (“RSUs”) issued to Directors

On July 11, 2022, the Company issued 60,000 shares of its $0.0001 par common stock to each of its five outside Directors for a total aggregate amount of 300,000 shares. The shares, or RSUs, vest in full upon the six-month anniversary of the IPO, subject to the directors’ continued service on the vesting date; upon issuance, the shares will be fully paid and non-assessable.

F-30

NOTE 6 – COMMITMENTS AND CONTINGENCIES

From time to time, the Company is subject to various claims that arise in the ordinary course of business. Management believes that any liability of the Company that may arise out of or with respect to these matters will not materially adversely affect the financial position, results of operations, or cash flows of the Company.

Unproved Property Leases

As of July 31, 2022, the Company holds two leases related to the unproved properties of the SSP. Both leases are held with the same Lessor and are currently valid. The first lease covers 8,417 acres, or 98% of the SSP, and is currently in “force majeure” status. On May 27, 2022, Trio LLC entered into an Amendment to the lease agreement which provides for an extension of the current force majeure status for an additional, uncontested twelve months, during which the Company will be released from having to evidence to Lessor the existence of force majeure conditions. As consideration for the granting of the lease extension, the Company paid the Lessor a one-time, non-refundable payment of $252,512; this amount was capitalized and is reflected in the balance of the oil and gas property as of July 31, 2022. The extension period commences on June 19, 2022.

The second lease covers 160 acres or 2% of the SSP and is currently held by delay rental. The lease is renewed every three years and the most-recent renewal commences on October 26, 2022. Until drilling commences, Trio LLC is required to make delay rental payments of $30/acre per year. Trio LLC is currently in compliance with this requirement and has paid in advance the delay rental payment for the period October 2022 – October 2023.

As of July 31, 2022, the Company assessed the unproved properties of the SSP for impairment, analyzing future drilling plans, leasehold expiration and the existence of any known dry holes in the area. Management concluded there is no impairment allowance required as of the balance sheet date.

Securities Purchase Agreement with Investors

On January 28, 2022, the Company entered into a SPA with GPL (see Note 3 and Note 8), pursuant to which in exchange for $4,500,000 in consideration, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the January 2022 Notes, and (iii) conditional upon a successful IPO, the Company agreed to issue commitment shares to the investors upon the date of the Company’s IPO.

The Notes have a maturity date on the earlier of January 28, 2023 or the IPO and bear interest at a rate of 8% per annum, which is to be accrued and paid on the maturity date. If the Company’s IPO does not occur by August 1, 2022 or upon default, the interest percentage increases to 15% per annum. The principal and interest payable on the Notes will automatically convert into shares upon IPO. The conversion price is the lesser of i) the IPO price multiplied by the discount of 50% or ii) the opening price of the common stock on the trading day following the date of the IPO multiplied by the discount of 50%. The number of conversion shares is the outstanding principal amount divided by the conversion price. Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. Additionally, the Company has the option to prepay the Notes at any time after the original issue date prior to the maturity date at an amount equal to 125% of the prepayment amount.

The commitment shares are to be issued upon the date of the IPO. The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO. No shares will be issued if there is no IPO.

Pursuant to the terms of the SPA with GPL, the Company issued warrants to purchase Common Stock to the GPL Investors (the “GPL Warrants”). The GPL Warrants are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price. Accordingly, upon IPO, warrant holders can receive up to $4,500,000 worth of common stock in exchange for a cash payment of 50% of the IPO price, or up to $2,250,000.

Board of Directors Compensation

On July 11, 2022, the Company’s Board of Directors approved compensation for each of the non-employee directors of the Company as follows: an annual retainer of $50,000 cash, plus an additional $10,000 for each Board committee upon which the Director serves, each paid quarterly in arrears. Payment for this approved compensation will commence upon successful completion of the Company’s IPO.

F-31

Agreement with Advisors

On July 28, 2022, the Company entered into an agreement with Spartan Capital Securities, LLC (“Spartan”) whereby Spartan will serve as the exclusive agent, advisor or underwriter in any offering of securities of the Company for the term of the agreement, which is one year. The agreement provides for a $25,000 non-refundable advance upon execution of the agreement and completion of a bridge offering to be credited against the accountable expenses incurred by Spartan upon successful completion of the IPO, a cash fee or an underwriter discount of 7.5% of the aggregate proceeds raised in the IPO, warrants to purchase a number of common shares equal to 5% of the aggregate number of common shares placed in the IPO, an expense allowance of up to $150,000 for fees and expenses of legal counsel and other out-of-pocket expenses and 1% of the gross proceeds of the IPO to Spartan for non-accountable expenses. The agreement also provides for an option to Spartan that is exercisable within 45 days after the closing of the IPO to purchase up to an additional 15% of the total number of securities offered by the Company in the IPO.

NOTE 7 – INCOME TAXES

The Company accounts for income taxes under ASC 740-10, which provides for an asset and liability approach of accounting for income taxes. Under this approach, deferred tax assets and liabilities are recognized based on anticipated future tax consequences, using currently enacted tax laws, attributed to temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts calculated for income tax purposes.

Significant components of the Company’s deferred tax assets are summarized below.

	As of July 31,	As of October 31,
	2022	2021
Deferred tax assets:	$-	$-
Net operating loss carry forwards	648,000	21,000
Total deferred tax asset	648,000	21,000
Valuation allowance	(648,000)	(21,000)
	$-	$-

As of July 31, 2022, the Company had approximately $648,000 in net operating loss carry-forwards for federal and state income tax reporting (tax effected) purposes. As a result of the Tax Cuts Job Act 2017 (the “Act”), certain future carryforwards do not expire. The Company has not performed a formal analysis but believes its ability to use such net operating losses and tax credit carryforwards in the future is subject to annual limitations due to change of control provisions under Sections 382 and 383 of the Internal Revenue Code, which will significantly impact its ability to realize these deferred tax assets.

The Company recorded a valuation allowance in the full amount of its net deferred tax assets since realization of such tax benefits has been determined by the Company’s management to be less likely than not. The valuation allowance increased $149,000 and $627,000 during the three and nine months ended July 31, 2022, respectively.

F-32

A reconciliation of the statutory federal income tax benefit to actual tax benefit is as follows:

	As of July 31,	As of October 31,
	2022	2021
Federal statutory blended income tax rates	21%	21%
State statutory income tax rate, net of federal benefit	4%	4%
Change in valuation allowance	25%	25%
Other	-	-
Effective tax rate	-%	-%

As of the date of this filing, the Company has not filed its 2021 federal and state corporate income tax returns. The Company expects to file these documents as soon as practicable.

The Act was enacted on December 22, 2017. The Act reduces the U.S. federal corporate tax rate from 35% to 21% and will require the Company to re-measure certain deferred tax assets and liabilities based on the rates at which they are anticipated to reverse in the future, which is generally 21%. The Company adopted the new rate as it relates to the calculations of deferred tax amounts as of July 19, 2021, the Company’s date of inception.

NOTE 8 – NOTES PAYABLE

Notes payable as of July 31, 2022 and October 31, 2021, consisted of the following:

	As of July 31,	As of October 31,
	2022	2021
Notes payable – related party, net of discount	$1,004,677	$3,661,885
Notes payable – investors, net of discounts	3,762,947	-
Total Notes payable	$4,767,624	$3,661,885

On September 14, 2021, the Company entered into a related party note payable with Trio LLC as part of the agreement for the purchase of an 82.5% working interest in the SSP (see Note 1). Per the Third Amendment signed on May 27, 2022, a portion of a previous payment made to Trio LLC was used to fund a lease extension payment to a third-party; as the payment previously made was to be used for other expenditures, the amount used to fund the lease extension will be added to the remaining amount due to Trio LLC, increasing it from $780,000 to $1,032,512. The Company will make the final payment of $1,032,512 at the earlier of i) the IPO or ii) December 1, 2022. As of July 31, 2022, the balance of the related party note payable was $1,004,677 (net of imputed interest of $27,835), with aggregate payments made of $0 and $2,920,000 and interest expense recognized of $19,381 and $99,517 during the three and nine months ended July 31, 2022, respectively (see Note 5). As of October 31, 2021, the balance of the related party note payable was $3,661,885, net of imputed interest of $38,115, with interest expense recognized of $38,115 during the year.

On January 28, 2022, the Company entered into a SPA with GPL (see Note 3 and Note 6), pursuant to which (i) in exchange for $4,500,000 in consideration consisting of $4,420,000 in cash and $80,000 in the form of a receivable to be funded in a subsequent quarter, the Company issued senior secured convertible promissory notes (“Notes”) with an aggregate principal amount of $4,500,000, (ii) the Company issued warrants to purchase up to 50% of the number of shares of common stock issued upon the full conversion of the Notes, and (iii) the Company agreed to issue commitment shares (see Note 6) to the investors upon the date of the Company’s IPO. The Notes were collateralized with a security interest in the oil and gas properties, which was to be perfected by April 28, 2022. In the event the collateral was not perfected by April 28, 2022, the Company was required to deliver 4,500,000 shares (“Default Shares”) to the investors. The Default Shares were initially held in escrow until the earlier of a) the granting and perfection of the security interest, b) the conversion of the Notes upon the IPO or c) April 28, 2022. As the Company failed to perfect the security interest and no IPO occurred by April 28, 2022, the Default Shares were delivered to the investors on April 28, 2022. The shares were issued at a fair value of $0.29 per share for an aggregate value of $1,322,933.

F-33

The Notes have a maturity date on the earlier of January 28, 2023 or the IPO and bear interest at a rate of 8% per annum, which is to be accrued and paid on the maturity date. If the Company’s IPO does not occur by August 1, 2022 or upon default, the interest percentage increases to 15% per annum. The principal and interest payable of the Notes will automatically convert into shares upon IPO. The conversion price is the lesser of i) the IPO price multiplied by the discount of 50% or ii) the opening price of the common stock on the trading day following the date of the IPO multiplied by the discount of 50%. The number of conversion shares is the outstanding principal amount divided by the conversion price. Upon IPO, the debt will convert into a fixed dollar amount of $9,000,000 of a variable number of shares. Additionally, the Company has the option to prepay the Notes at any time after the original issue date prior to the maturity date at an amount equal to 125% of the prepayment amount.

The commitment shares are to be issued upon the date of the IPO. The number of commitment shares to be issued is a variable number of shares for a fixed total dollar amount of $1,125,000, which is 25% of the aggregate Notes principal balance divided by the offering price of the IPO. No shares will be issued if there is no IPO.

The warrants issued per the SPA are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes, with an exercise price equal to the conversion price. Accordingly, upon IPO, warrant holders can receive up to $4,500,000 worth of common stock in exchange for a cash payment of 50% of the IPO price, or up to $2,250,000. The Company determined the warrants are equity classified and used a third party to perform a valuation to estimate their fair market value at January 28, 2022. The factors used to determine their fair value, which was $994,091, were a term of 3 years, volatility of 92%, a share price based on comparable companies and an exercise price of 50% of the stock price upon the Company’s IPO.

The Company also incurred debt issuance costs of $505,000 in connection with the issuance of the Notes, Default Shares and warrants. The values of the warrants and debt issuance costs are recorded as debt discounts and amortized over the life of the Notes, which is one year. As of July 31, 2022, the balance of the Notes payable was $3,762,947, with interest expense of $374,773 and $762,038 for the three and nine months ended July 31, 2022, respectively.

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company is authorized to issue an aggregate of 500,000,000 shares. The authorized capital stock is divided into: (i) 490,000,000 shares of common stock having a par value of $0.0001 per share and (ii) 10,000,000 shares of preferred stock having a par value of $0.0001 per share. As of July 31, 2022, the Company has issued 5,530,000 shares to its founders at par value. As of July 31, 2022, the Company has yet to receive a portion of these proceeds and $10 is recorded as a subscription receivable.

On September 14, 2021, the Company issued 4,900,000 shares of the Company’s common stock as part of the consideration for the SSP assets. The shares were issued at cost of $0.70 per share, based on the fair value of the consideration paid (see Note 1 and Note 4).

During September 2021, the Company sold 577,800 shares to various accredited investors for $1.00 per share in exchange for aggregate cash proceeds of $577,800.

Beginning in October 2021, the Company entered into various subscription agreements in connection with a private offering of shares of the Company’s common stock at a price of $2.00 per share. The Company has issued a total of 65,000 shares for aggregate cash proceeds of $130,000; as of July 31, 2022, the Company has yet to receive a portion of these proceeds and $10,000 is recorded as a subscription receivable.

In January 2022, the Company entered into a SPA with GPL, which has warrants attached that are exercisable into up to 50% of the number of shares of common stock issued upon full conversion of the Notes. The Company determined the warrants are equity classified and used a third party to perform a valuation to estimate their fair market value at January 28, 2022, which was $994,091.

On April 28, 2022, the Company issued 4,500,000 shares of its $0.0001 par common stock at a price of $0.29 per share for a total aggregate fair value of $1,322,933 to GPL as default shares in connection with the SPA (see Note 3, Note 6 and Note 8).

F-34

On July 11, 2022, the Company issued 60,000 shares of its $0.0001 par common stock to each of its five outside Directors for a total aggregate amount of 300,000 shares. The shares, or RSUs, vest in full upon the six-month anniversary of the IPO, subject to the directors’ continued service on the vesting date; upon issuance, the shares will be fully paid and non-assessable. The RSUs were recorded at a fair value of $0.29 per share for a total value of $88,200. The Company will begin to recognize stock-based compensation expense for the RSUs upon successful completion of its IPO.

NOTE 10 – SUBSEQUENT EVENTS

In accordance with ASC 855 - Subsequent Events, which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, the Company has evaluated all events and transactions that occurred after July 31, 2022 through the date the unaudited condensed financial statements are available for issuance. During this period, the Company did not have any material reportable subsequent events other than the events disclosed below.

Bridge Financing

During September 2022, the Company entered into a securities purchase agreement (“SPA”) with three investors; the SPA includes original issue discount senior notes (“Notes”) with gross proceeds of $444,000, a 10% Original Issue Discount (“OID”) of $44,000 and placement agent fees of $70,438, for net proceeds of $329,562 to the Company. The SPA includes pre-funded warrants that permit the investors to purchase a number of shares of the Company’s common stock (equal to 100% of the original principal amount of the Notes) which can be exercised from the date of the warrant agreement to five years from the date of the Company’s IPO at an exercise price of $0.01. The Notes have a maturity date of the earlier of six months from the closing of this financing or the completion of the IPO. The Notes bear interest at 8% per annum, which will be waived if the Company completes a successful IPO within 90 days of the closing of financing; in the event of default, the interest percentage will increase to 15% per annum. With regards to the placement agent fees, upon execution of the SPA, the Company will deposit $10,000 into an account for the lead investor for legal and due diligence costs, which will be subject to a cap of $25,000 unless the amount is approved for increase by the Company.

F-35

         Shares

PROSPECTUS

Spartan Capital Securities, LLC.

       , 2022

Through and including                    , 2022 (25 days after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table indicates the expenses to be incurred in connection with the offering described in this registration statement, other than underwriting discounts and commissions, all of which will be paid by us. All amounts are estimated except the SEC registration fee, the Financial Industry Regulatory Authority, Inc. (“FINRA”), filing fee and the NYSE American listing fee.

Amount
Securities and Exchange Commission registration fee		$1,687.03
FINRA filing fee		*
Initial listing fee		*
Accountants’ fees and expenses		*
Legal fees and expenses		*
Blue Sky fees and expenses		*
Transfer Agent’s fees and expenses		*
Printing and engraving expenses		*
Miscellaneous		*
Total expenses	$	*

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our certificate of incorporation provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

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Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Our certificate of incorporation provides that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of us) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our restated certificate of incorporation provides that we will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of us to procure a judgment in our favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, our best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by us against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

We intend to enter into indemnification agreements with each of our directors and officers. These indemnification agreements may require us, among other things, to indemnify our directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of our directors or officers, or any other company or enterprise to which the person provides services at our request.

We maintain a general liability insurance policy that covers certain liabilities of directors and officers of our corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

In any underwriting agreement we enter into in connection with the sale of Common Stock being registered hereby, the underwriters will agree to indemnify, under certain conditions, us, our directors, our officers and persons who control us within the meaning of the Securities Act, against certain liabilities.

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Item 15. Recent Sales of Unregistered Securities.

Set forth below is information regarding unregistered securities issued by since our inception in July 2021. Also included is the consideration received by us for such unregistered securities and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.

●	In September 2021, we issued 11,401,750 shares of our common stock to our initial investors, at a price per share of $1.00, for aggregate net proceeds of $11,401,750.

●	In January 2022, we consummated a round of financing with a group of six investors, pursuant to which we issued 4,500,000 shares of our common stock, at a price per share of $1.00, for aggregate net proceeds of $4,500,000.

The offer and sale of all securities listed in this item 15 was made to a limited number of accredited investors and qualified institutional buyers in reliance upon exemptions from the registration requirements pursuant to Section 4(a)(2) under the Securities Act and Regulation D promulgated under the Securities Act. Individuals who purchased securities as described above represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were affixed to the share certificates issued in such transactions.

II-3

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description of Exhibit
1.1*	Form of Underwriting Agreement
3.1***	Certificate of Incorporation of Trio Petroleum Corp.
3.2*	Form of Amended & Restated Certificate of Incorporation of Trio Petroleum Corp.
3.3***	Bylaws of Trio Petroleum Corp.
3.4*	Amended and Restated Bylaws of Trio Petroleum Corp.
4.1***	Specimen Common Stock Certificate evidencing the shares of Common Stock
4.2*	Form of Representative Warrant
5.1*	Opinion of McDermott Will & Emery LLP
10.1***	Form of Indemnification Agreement
10.2†***	2022 Incentive Plan
10.3†***	Employment Agreement with Frank C. Ingriselli
10.4†***	Employment Agreement with Greg Overholtzer
10.5***	Purchase and Sale Agreement with Trio Petroleum LLC
10.6***	First Amendment to Purchase and Sale Agreement with Trio Petroleum LLC
10.7***	Second Amendment to Purchase and Sale Agreement with Trio Petroleum LLC
10.8***	Third Amendment to Purchase and Sale Agreement with Trio Petroleum LLC
10.9***	Blue Lease with Bradley Minerals
10.10***	First Amendment to Blue Lease with Bradley Minerals
10.11***	Red Lease with Bradley Minerals
10.12***	First Amendment to Red Lease with Bradley Minerals
10.13***	Second Amendment to Red Lease with Bradley Minerals
10.14***	Third Amendment to Red Lease with Bradley Minerals
10.15***	Fourth Amendment to Red Lease with Bradley Minerals
10.16***	Fifth Amendment to Red Lease with Bradley Minerals
10.17**	Securities Purchase Agreement with GPL Ventures, LLC
10.18**	Warrant Agreement with GPL Ventures, LLC (included in Exhibit 10.17)
10.19**	Security Agreement with GPL Ventures, LLC (included in Exhibit 10.17)
10.20**	Registration Rights Agreement with GPL Ventures, LLC (included in Exhibit 10.17)
23.1**	Consent of Independent Registered Public Accounting Firm
23.2*	Consent of McDermott Will & Emery LLP (included in Exhibit 5.1)
23.3***	Consent of KLS Petroleum Consulting LLC
24.1***	Power of Attorney (included on signature page)
99.1**	Reserves Attributable to Trio Petroleum Corp South Salinas Area for Development Plan Phases 1 and 2
99.2**	S. Salinas Area, Full Development Reserves Supplement to SEC Report Dated 1-28-2022
107***	Filing Fee Table

*	To be filed by amendment.
**	Filed herewith.
***	Previously Filed.
†	Includes management contracts and compensation plans and arrangements

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

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Item 17. Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act “may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)	Rule 415 Offering. The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(i)	The undersigned Registrant hereby undertakes that it will:

a.	for determining any liability under the Securities Act of 1933, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities Act of 1933 as part of this registration statement as of the time the SEC declared it effective.

b.	for determining any liability under the Securities Act of 1933, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Pre-Effective Amendment No. 1 to registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, on this 28th day of October, 2022.

TRIO PETROLEUM CORP.

By:	/s/ Frank C. Ingriselli
Frank C. Ingriselli
Chief Executive Officer and Director

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to registration statement on Form S-1 has been signed by the following persons in the capacities held on the dates indicated.

Signature	Title	Date

/s/ Frank C. Ingriselli	Chief Executive Officer and Director
Frank C. Ingriselli	(principal executive officer)	October 28, 2022

/s/ Greg Overholtzer	Chief Financial Officer
Greg Overholtzer	(principal financial officer and principal accounting officer)	October 28, 2022

*	Executive Chairman and Director
Stan Eschner		October 28, 2022

*	President
Terry Eschner		October 28, 2022

*	Chief Operating Officer
Steve Rowlee		October 28, 2022

*	Director
Robin Ross		October 28, 2022

*	Director
Michael L. Peterson		October 28, 2022

*	Director
William J. Hunter		October 28, 2022

*	Director
John Randall		October 28, 2022

*	Director
Thomas J. Pernice		October 28, 2022

* /s/ Frank C. Ingriselli
Frank C. Ingriselli
Attorney-in-fact

II-6